Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TPG MORTGAGE INVESTMENT TRUST, INC.,

MIT MERGER SUB II, LLC,

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

and

CHERRY HILL OPERATING PARTNERSHIP, LP

and, solely for the limited purposes set forth herein,

AG REIT MANAGEMENT, LLC

Dated as of August 9, 2026

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4.19.	Opinion of Financial Advisor	52
4.20.	No Additional Representations	53

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND PARENT MANAGER		53

5.1.	Due Incorporation; Capitalization	54
5.2.	Due Authorization	55
5.3.	Consents and Approvals; No Violations	56
5.4.	Financial Statements; Internal Controls and Procedures; Investment Company Act	57
5.5.	Proxy Statement/Prospectus; Parent, Merger Sub and Parent Manager Information	58
5.6.	No Undisclosed Liabilities	59
5.7.	Taxes	59
5.8.	Contracts	62
5.9.	Litigation	63
5.10.	Compliance with Laws; Permits	63
5.11.	Compensation; Benefits	64
5.12.	Absence of Changes	64
5.13.	Operations of Merger Sub	64
5.14.	Ownership of Company Common Stock, Company Preferred Stock or Company Partnership Units	64
5.15.	Available Funds	65
5.16.	Support Agreement	65
5.17.	Brokers and Finders	65
5.18.	Opinion of Financial Advisor	65
5.19.	Investigation; No Other Representations	66

ARTICLE VI COVENANTS AND AGREEMENTS		66

6.1.	Access to Information, Personnel and Facilities	66
6.2.	Conduct of Company Business	68
6.3.	Conduct of Parent Business	73
6.4.	Obligations of Merger Sub	76
6.5.	Company No Solicitation	76
6.6.	Parent No-Solicitation	80
6.7.	Form S-4 and Joint Proxy Statement	84
6.8.	Stockholders Meetings.	85
6.9.	Efforts	86
6.10.	Public Announcements	88
6.11.	Indemnification and Insurance	89
6.12.	Exchange Delisting	90
6.13.	Listing	91
6.14.	Transaction Litigation	91
6.15.	Rule 16b-3	91
6.16.	Takeover Law	91
6.17.	Resignations	91

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6.18.	Control of Operations	91
6.19.	Additional Dividends.	92
6.20.	Tax Matters	92
6.21.	Employee Matters	93

ARTICLE VII CONDITIONS PRECEDENT TO THE MERGERS		96

7.1.	Conditions to Each Party’s Obligations	96
7.2.	Conditions to Obligations of Parent, Merger Sub and Parent Manager	97
7.3.	Conditions to Obligations of the Company and the Company Operating Partnership	98

ARTICLE VIII TERMINATION		99

8.1.	Termination	99
8.2.	Expenses; Transfer Taxes	102
8.3.	Effect of Termination	102

ARTICLE IX MISCELLANEOUS		107

9.1.	Nonsurvival of Representations and Warranties	107
9.2.	Amendment; Waiver	107
9.3.	Notice	107
9.4.	Counterparts	108
9.5.	Interpretation	109
9.6.	Specific Performance	109
9.7.	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	110
9.8.	Binding Agreement	111
9.9.	Entire Understanding	111
9.10.	Assignment	111
9.11.	Third-Party Beneficiaries	111
9.12.	Severability	111
9.13.	Construction	111

ANNEXES
Annex A	Form of Articles Supplementary Classifying Parent Series D Cumulative Redeemable Preferred Stock
Annex B	Form of Articles Supplementary Classifying Parent Series E Cumulative Redeemable Preferred Stock
Annex C	Form of Mayer Brown LLP Opinion to Parent
Annex D	Form of Hunton Andrews Kurth LLP Opinion to Parent
Annex E	Form of Hunton Andrews Kurth LLP Opinion to the Company
Annex F	Form of Mayer Brown LLP Opinion to the Company

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of August 9, 2026 (this “Agreement”) by and among TPG Mortgage Investment Trust, Inc., a Maryland corporation (“Parent”), MIT Merger Sub II, LLC, a Delaware limited liability company and a Subsidiary of Parent (“Merger Sub”), Cherry Hill Mortgage Investment Corporation, a Maryland corporation (the “Company”), and Cherry Hill Operating Partnership, LP, a Delaware limited partnership (the “Company Operating Partnership”), and, solely for purposes of Section 3.1(b)(i), Section 3.4(a), Section 3.4(i), the applicable sections of Article V, Section 6.10, Section 7.1, Section 7.2 and Article IX, AG REIT Management, LLC, a Delaware limited liability company (“Parent Manager”). Certain capitalized terms used herein are defined in Article I.

WHEREAS, the Company and Parent are each operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REIT”);

WHEREAS, the Company, the Company Operating Partnership, Parent and Merger Sub wish to effect a business combination through (a) a merger of the Company Operating Partnership with and into the Company, with the Company being the surviving entity in such merger (the “Partnership Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Maryland General Corporation Law (the “MGCL”) and then (b) a merger of the Company with and into Merger Sub, with Merger Sub being the Surviving Entity (the “Company Merger” and together with the Partnership Merger, the “Mergers”), upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the MGCL;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement and the transactions contemplated herein, including the Mergers (collectively, the “Transactions”), are advisable, fair to and in the best interests of the Company and the Company’s stockholders; (b) adopted this Agreement and approved the Transactions, including the Mergers; (c) directed that this Agreement and the Company Merger be submitted for consideration at the Company Stockholders Meeting; and (d) resolved, subject to Section 6.5, to recommend that the Company’s stockholders approve this Agreement and the Company Merger on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously: (a) determined that this Agreement and the Transactions, including the Company Merger and the issuance of shares of Parent Common Stock in connection therewith (the “Parent Common Stock Issuance”), are advisable, fair to and in the best interests of Parent; (b) approved this Agreement and the Transactions, including the Company Merger and the Parent Common Stock Issuance; (c) directed that the Parent Common Stock Issuance be submitted for consideration at the Parent Stockholders Meeting; and (d) resolved, subject to Section 6.6, to recommend that Parent’s stockholders approve the Parent Common Stock Issuance on the terms and subject to the conditions of this Agreement;

WHEREAS, the sole member of Merger Sub has: (a) determined that this Agreement and the Transactions, including the Company Merger, are advisable, fair to and in the best interests of Merger Sub and Parent, as the sole member of Merger Sub (the “Merger Sub Sole Member”); and (b) approved this Agreement and the Transactions, including the Mergers;

WHEREAS, the Company, as the sole general partner of the Company Operating Partnership and the holder of a majority of the issued and outstanding Company Partnership Units, has by written consent: (a) determined that this Agreement and the Transactions, including the Partnership Merger, are advisable, fair to and in the best interests of Company Operating Partnership; and (b) approved this Agreement and the Transactions, including the Partnership Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and AG MIT, LLC have entered into and delivered a voting and support agreement (the “Support Agreement”) in connection with the Transactions;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Company Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Mergers for purposes of Sections 354 and 361 of the Code;

WHEREAS, immediately prior to the Partnership Merger Effective Time (as defined below), all outstanding Company LTIP Units shall be converted into Company Common Stock pursuant to, and in accordance with, the terms of the Company Operating Partnership Agreement; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and to prescribe various terms of and conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub, Parent Manager, the Company and the Company Operating Partnership hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.         Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms that, with respect to confidentiality and use, are no less restrictive to the counterparty thereto than those applicable to a “Receiving Party” under the Confidentiality Agreement, except for such changes to permit the Company or Parent, as applicable, to comply with its obligations under this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “Controlling” shall be construed accordingly.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Incorporation” means the Articles of Amendment and Restatement of the Company, as amended.

“Articles of Merger” has the meaning set forth in Section 2.3(b).

“Aurora” has the meaning set forth in Section 4.14(d).

“Benefit Plan” means each Company Benefit Plan and each PEO Benefit Plan.

“Book-Entry Shares” means, with respect to any shares of Company Common Stock, Company Preferred Stock or Company Partnership Units, which, immediately prior to the Partnership Merger Effective Time or Company Merger Effective Time, as applicable, are not represented by certificates, but are represented in book-entry form.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Maryland are authorized or required by Law or other action of a Governmental Authority to close.

“Business Permits” means the Permits of the Company and its Subsidiaries, which are set forth on Section 1.1(a) of the Company Disclosure Letter in a chart indicating whether such Business Permit requires  (a) prior approval, consent or authorization of a Governmental Authority or (b) the submission of a new application that must be approved by a Governmental Authority, or (c) pre-Closing notification of a Governmental Authority, or (d) post-Closing notification of a Governmental Authority, in each case in connection with the Transactions.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended.

“Canceled Shares” has the meaning set forth in Section 3.1(b)(ii).

“Canceled Units” has the meaning set forth in Section 3.2(c).

“Capitalization Date” has the meaning set forth in Section 4.1(d)(ii).

“Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Claim Expenses” means reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal) any D&O Claim for which indemnification is authorized pursuant to Section 6.11, including any action relating to a claim for indemnification or advancement brought by a Covered Person.

“Closing” means the consummation of the Transactions.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Volume-Weighted Average Price” means the volume-weighted average price, rounded to four decimal places, of shares of Parent Common Stock on the NYSE for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Company Merger Effective Time.

“COBRA” means Section 4980B of the Internal Revenue Code of 1986, as amended, Part 6 of Subtitle B of Title I of ERISA, and any similar state or local law requiring continuation of group health plan coverage.

“Code” has the meaning set forth in the Recitals.

“Common Stock Merger Consideration” has the meaning set forth in Section 3.1(b)(i).

“Company” has the meaning set forth in the Preamble.

“Company Additional Dividend Amount” has the meaning set forth in Section 6.19.

“Company Applicable Requirements” means, as of the time of reference, (a) all of the terms of the mortgage note, security instrument and any other material loan documents relating to each Mortgage Loan owned or serviced by the Company or any of its Subsidiaries, (b) all requirements set forth in the Company Servicing Agreements, (c) any Orders applicable to any Mortgage Loan, and (d) all legal obligations to, or Contracts with, any insurer, investor or Governmental Authority, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Authority, as applicable to any Company Serviced Mortgage Loan or Company Subserviced Mortgage Loan.

“Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, (a) entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company or (b) for which the Company has any Liability (contingent or otherwise, including by way of an ERISA Affiliate), in each case, other than any PEO Benefit Plan or any plan, program or arrangement required to be contributed to by any Governmental Authority.

“Company Board” has the meaning set forth in the Recitals.

“Company Change of Recommendation” has the meaning set forth in Section 6.5(d).

“Company Common Stock” has the meaning set forth in Section 4.1(d)(i).

“Company Common Unit” means a Common Unit as defined in the Company Operating Partnership Agreement.

“Company Director Designee” has the meaning set forth in Section 2.7.

“Company Disclosure Letter” has the meaning set forth in the introductory language to Article IV.

“Company Equity Awards” means, collectively, the Company Restricted Stock Awards, the Company PSU Awards, the Company RSU Awards and the Company LTIP Units.

“Company Equity Plans” means any of the Company’s 2023 Equity Incentive Plan and 2013 Equity Incentive Plan.

“Company Executive Severance Plan” means the Cherry Hill Mortgage Investment Corporation Executive Severance Plan, as such plan may be amended from time to time.

“Company Facilities” means, collectively (a) that certain Credit and Security Agreement, dated as of July 31, 2018 (as amended, modified, supplemented, restated or amended and restated from time to time in accordance with its terms), by and among Aurora, the Company and Cherry Hill QRS V, LLC, as borrowers, and NEXBANK, as lender, and (b) that certain Loan and Security Agreement dated as of October 26, 2021 (as amended, modified, supplemented, restated or amended and restated from time to time in accordance with its terms), by and among Aurora and Cherry Hill QRS III, LLC, as borrowers, and Western Alliance Bank, as lender.

“Company Intellectual Property” means all Intellectual Property used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company Intervening Event” means an Effect that (a) is material to the Company and its Subsidiaries, taken as a whole, that is not actually known to the Company Board as of the date of this Agreement (or if actually known, the material consequences of which were not actually known by the Company Board at such time) and (b) does not relate to or arise from (i) the receipt, existence or terms of any Company Takeover Proposal, (ii) any change in the market price or trading volume of Company or Parent securities or (iii) any failure, in and of itself, by the Company or Parent to meet, or the exceeding by the Company or Parent of, internal or published estimates or forecasts of revenues, earnings or other financial metrics; provided that, with respect to the foregoing clauses (ii) and (iii), the underlying cause of such change, failure or exceedance may otherwise constitute or be taken into account in determining whether a “Company Intervening Event” has occurred if not otherwise excluded from consideration under this definition. For the avoidance of doubt, a Company Intervening Event shall not include any Effect relating to the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Parent Manager or the pendency or the consummation of the Transactions.

“Company LTIP Unit” means an LTIP Unit as defined in the Company Operating Partnership Agreement.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, is materially adverse to the business or operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of any of the following shall constitute or be taken into account in determining whether there has been, is, or would reasonably be expected to be, a Company Material Adverse Effect:

(a)         any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (i) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets; (ii) any changes or developments in or affecting the mortgage backed securities markets; or (iii) any changes or developments in or affecting domestic or any foreign interest or exchange rates;

(b)          changes or proposed changes in GAAP or any Law or changes in the interpretation or enforcement thereof;

(c)        changes in domestic, foreign or global political conditions (including the outbreak or escalation or worsening of war, hostilities, tariffs, sanctions, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, military actions, acts of terrorism, cyber-attacks or computer hacking or any response by any Governmental Authority to any of the foregoing), including any material worsening of such conditions threatened or existing on the date of this Agreement;

(d)          changes or developments in the industries in which the Company or any of its Subsidiaries operate;

(e)         the negotiation, announcement or the existence of this Agreement or the pendency, anticipated consummation or consummation of the Transactions, including any loss or change in relationship with any employee, officer, director, independent contractor, customer, supplier, vendor, distributor, or other business partner of the Company or any of its Subsidiaries or any other disruption to the business of the Company or any of its Subsidiaries (provided, however, that this clause (e) shall not apply to any representation or warranty to the extent that such representation or warranty is made with respect to the consequences resulting from the execution and delivery of this Agreement or the pendency, performance or consummation of the Transactions);

(f)          any weather event, flood, hurricane, tornado, volcanic eruption, earthquake, nuclear incident, epidemic, pandemic, outbreak of illness or other public health event, quarantine restriction or other natural or man-made disaster or other force majeure event or act of God or the escalation or worsening of any of the foregoing;

(g)         any change in the trading price, dividends or trading volume of the shares of Company Common Stock or any change in the credit ratings or ratings outlook for the Company or any of its Subsidiaries, or the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided, however, that the underlying causes of any such change referred to in this clause (g) may be considered in determining whether a Company Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur if not otherwise excluded by another exception set forth in this definition);

(h)        the failure to meet any internal, published, analyst or other third-party’s projections, guidance, budgets, milestones, expectations, forecasts or estimates (provided, however, that the underlying causes of any such change referred to in this clause (h) may be considered in determining whether a Company Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur if not otherwise excluded by another exception set forth in this definition);

(i)          any action taken or omitted by the Company or any of its Subsidiaries at the written request of Parent or consented to in writing by Parent; and

(j)          the identity of, or facts specific to, Parent or any of its Affiliates as the acquiror of the Company or any changes arising therefrom; except, with respect to the foregoing clauses (a), (b), (c), (d) and (f), to the extent (and for the avoidance of doubt, only to the extent) that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to comparable companies in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur.

“Company Material Contracts” has the meaning set forth in Section 4.8(a).

“Company Merger” has the meaning set forth in the Recitals.

“Company Merger Effective Time” has the meaning set forth in Section 2.3(b).

“Company Operating Partnership” has the meaning set forth in the Preamble.

“Company Operating Partnership Agreement” means the Agreement of Limited Partnership of the Company Operating Partnership, dated as of April 25, 2013, as amended by that certain First Amendment to the Agreement of Limited Partnership of the Company Operating Partnership, dated as of August 16, 2017, as further amended by that certain Second Amendment to the Agreement of Limited Partnership of the Company Operating Partnership, dated as of April 5, 2018, as further amended by that certain Third Amendment to the Agreement of Limited Partnership of the Company Operating Partnership, dated as of February 8, 2019.

“Company Partnership Unit” means a Company Common Unit, a Company Preferred Unit and/or a Company LTIP Unit.

“Company Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) relating to any indebtedness or other similar obligations incurred in the ordinary course of business; (c) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent or is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (d) which is not material in amount and does not and could not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries (including the Company Operating Partnership) as currently conducted; (e) which is a statutory or common law lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements for amounts not yet delinquent; (f) with respect to the Leased Real Property, (i) all matters of record (excluding monetary Liens that will not be paid off at Closing), including covenants, restrictions, easements and other encumbrances on title to real property that do not and could not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries (including the Company Operating Partnership) as currently conducted; (ii) all applicable zoning, entitlement, building, conservation restrictions and other land use and environmental regulations that are not violated by the Leased Real Property or the use or occupancy thereof by the Company or any of its Subsidiaries (including the Company Operating Partnership); (iii) matters that would be shown on a current survey or by a visual inspection of any applicable Leased Real Property that do not and could not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries (including the Company Operating Partnership) as currently conducted; and (iv) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Company or its Subsidiaries or any of the Leased Real Property; (g) Liens that affect the underlying fee interest of any Leased Real Property; or (h) which is identified in the Company Disclosure Letter.

“Company Portfolio Securities” has the meaning set forth in Section 6.2(b)(iv).

“Company Preferred Stock” has the meaning set forth in Section 4.1(d)(i).

“Company Preferred Unit” means a Company Series A Preferred Unit or a Company Series B Preferred Unit.

“Company PSU Award” means each performance-based restricted stock unit award in respect of a share of Company Common Stock granted under the Company Equity Plans.

“Company Qualifying Income” has the meaning set forth in Section 8.3(i)(i).

“Company Recommendation” has the meaning set forth in Section 4.2(b).

“Company Restricted Stock Award” means shares of restricted stock and any other shares of Company Common Stock subject to vesting conditions based on continuing service.

“Company RSU Award” means each restricted stock unit award in respect of a share of Company Common Stock granted under the Company Equity Plans (other than Company PSU Awards).

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Securities” has the meaning set forth in Section 4.1(d)(iv).

“Company Series A Preferred Stock” means the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share.

“Company Series A Preferred Unit” means a Series A Preferred Unit as defined in the Company Operating Partnership Agreement.

“Company Series B Preferred Stock” means the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share.

“Company Series B Preferred Unit” means a Series B Preferred Unit as defined in the Company Operating Partnership Agreement.

“Company Service Provider” means each current or former director, officer, employee or independent contractor or other service provider of the Company.

“Company Serviced Mortgage Loan” means any Mortgage Loan serviced by the Company or any of its Subsidiaries pursuant to a Company Servicing Agreement since January 1, 2024.

 “Company Servicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a Governmental Authority to service or administer Mortgage Loans.

“Company Severance Plan” means the Cherry Hill Mortgage Investment Corporation Severance Plan, as such plan may be amended from time to time.

“Company Stockholder Approval” has the meaning set forth in Section 4.3.

“Company Stockholders Meeting” has the meaning set forth in Section 6.8(a).

“Company Sub-REIT” means CHMI Sub-REIT, Inc., a Maryland corporation.

“Company Subserviced Mortgage Loan” means any Mortgage Loan subserviced by the Company or any of its Subsidiaries pursuant to a Company Subservicing Agreement since January 1, 2024.

 “Company Subservicing Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is obligated to a third party to subservice or administer Mortgage Loans.

“Company Superior Proposal” means a bona fide, written Company Takeover Proposal (with references to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%), respectively) by a third-party, which the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, to be more favorable to the Company and its stockholders than the Transactions.

“Company Takeover Proposal” means any offer, proposal or indication of interest that is not withdrawn from a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons (other than a proposal or offer by Parent or any Subsidiary of Parent) made after the date hereof relating to any transaction or series of related transactions involving: (a) any acquisition or purchase by any Person or “group” of Persons, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” of Persons beneficially owning more than twenty percent (20%) (on a non-diluted basis) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company or any of its Subsidiaries and a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction or (c) any sale, lease, exchange, transfer, license or other disposition to a Person or “group” of Persons of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof).

“Company Termination Fee” means an amount equal to $4,700,000.

“Confidentiality Agreement” means that certain confidentiality agreement between Parent and the Company, dated as of May 15, 2026.

“Continuing Employee” has the meaning set forth in Section 6.21(a).

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, security deed, deed to secure debt, license, sublicense, lease, sublease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Covered Persons” has the meaning set forth in Section 6.11.

“D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to any Covered Person’s duties or service (a) as a director or officer or employee of the Company or the applicable Subsidiary thereof at or prior to the Company Merger Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) as a director, trustee or officer of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries, in each case, for which a Covered Person is or was serving at the request or for the benefit of the Company or any of its Subsidiaries at or prior to the Company Merger Effective Time.

“Delaware Secretary” has the meaning set forth in Section 2.3(a).

“DLLCA” has the meaning set forth in the Recitals.

“DRULPA” has the meaning set forth in the Recitals.

“Effect” means any change, effect, development, circumstance, event or occurrence.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a Person, any Person, whether or not incorporated, that together with such Person is treated as a single employer for purposes of Code Section 414 or ERISA Section 4001(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Exchange Ratio” means 0.3063, as such number may be adjusted from time to time pursuant to and in accordance with Section 3.1(d).

“Facility Documentation” has the meaning set forth in Section 6.9(d).

“Form S-4” has the meaning set forth in Section 6.7(a).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any U.S., state, local or foreign government, any governmental, regulatory or administrative body, agency, board or authority, any court or judicial authority or arbitration tribunal (public or private), or other governmental authority (including government-sponsored enterprises), whether national, federal, state, provincial or local or otherwise, including any stock exchange, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Governmental Authorization” means any qualifications, permits, approvals, licenses and registrations issued by or obtained from a Governmental Authority required for the Company or any of its Subsidiaries to act as an owner or servicer of Mortgage Loans to the extent required to carry on their businesses as they are now being conducted.

“Intellectual Property” means any and all common law or statutory rights in: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors and mask work rights (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“Interim Covenant Exceptions” has the meaning set forth in Section 6.2(a).

“Interim Period” has the meaning set forth in Section 6.1(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“Joint Proxy Statement” means a joint proxy statement in preliminary and definitive form (as amended or supplemented from time to time) relating to the Company Stockholders Meeting and the Parent Stockholders Meeting.

“Knowledge of Parent” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter and such knowledge that would be obtained after conducting a reasonable inquiry of the employees with primary responsibility for the relevant subject matter.

“Knowledge of the Company” means the actual knowledge of the individuals set forth on Section 1.1(c) of the Company Disclosure Letter and such knowledge that would be obtained after conducting a reasonable inquiry of the employees with primary responsibility for the relevant subject matter.

“Laws” has the meaning set forth in Section 4.14(a).

“Leased Real Property” has the meaning set forth in Section 4.16(b).

“Liabilities” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” means liens, encumbrances, mortgages, deeds of trust, security deeds, deeds to secure debt, charges, claims, restrictions, pledges, hypothecations, security interests, rights of first refusal, title defects, easements, rights-of-way, covenants, encroachments, options, conditional or installment sale agreements, title retention agreements, preemptive rights, leases, subleases, licenses, sublicenses, usufructs, community property interests or other adverse claims of any kind, voluntary or involuntary, arising by Contract, statute, operation of Law or otherwise, with respect to a property or asset.

“Litigation” has the meaning set forth in Section 4.13.

“M&A Qualified Beneficiary” has the meaning set forth in Section 6.21(f).

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Maryland Department” has the meaning set forth in Section 2.3(b).

“Merger Consideration” means the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

“Merger Filings” has the meaning set forth in Section 2.3(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Sole Member” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“MGCL” has the meaning set forth in the Recitals.

“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company, Parent or any of their Subsidiaries, as the case may be, ending on or prior to the Closing Date, which is required to be paid by the Company, Parent or any of their Subsidiaries, as the case may be, prior to the Company Merger Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“Mortgage Loan” means any mortgage loan, whether in the form of a mortgage, deed of trust or other equivalent security instrument that was obtained for consumer, household or family purposes, including forward and reverse mortgage loans.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any award, judgment, injunction, binding ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Authority of competent jurisdiction.

“Organizational Documents” means the certificate of incorporation, articles of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, trust agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Additional Dividend Amount” has the meaning set forth in Section 6.19(b).

“Parent Applicable Requirements” means, as of the time of reference, (a) all of the terms of the mortgage note, security instrument and any other material loan documents relating to each Mortgage Loan owned or serviced by Parent or any of its Subsidiaries, (b) all requirements set forth in the Parent Servicing Agreements, as applicable, (c) any Orders applicable to any Mortgage Loan and (d) all legal obligations to, or Contracts with, any insurer, investor or Governmental Authority, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Authority, as applicable to any Parent Serviced Mortgage Loan or Parent Subserviced Mortgage Loan.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Capitalization Date” has the meaning set forth in Section 5.1(c)(ii).

“Parent Change of Recommendation” has the meaning set forth in Section 6.6(d).

“Parent Common Stock” has the meaning set forth in Section 5.1(c)(i).

“Parent Common Stock Issuance” has the meaning set forth in the Recitals.

“Parent Disclosure Letter” has the meaning set forth in the introductory language to Article V.

“Parent Interim Covenant Exceptions” has the meaning set forth in Section 6.3(a).

“Parent Intervening Event” means an Effect that (a) is material to Parent and its Subsidiaries, taken as a whole, that is not actually known to the Parent Board as of the date of this Agreement (or if actually known, the material consequences of which were not actually known by the Parent Board at such time) and (b) does not relate to or arise from (i) the receipt, existence or terms of any Parent Takeover Proposal, (ii) any change in the market price or trading volume of Company or Parent securities or (iii) any failure, in and of itself, by the Company or Parent to meet, or the exceeding by the Company or Parent of, internal or published estimates or forecasts of revenues, earnings or other financial metrics; provided that, with respect to the foregoing clauses (ii) and (iii), the underlying cause of such change, failure or exceedance may otherwise constitute or be taken into account in determining whether a “Parent Intervening Event” has occurred if not otherwise excluded from consideration under this definition.

“Parent Manager” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, is materially adverse to the business or operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of any of the following shall constitute or be taken into account in determining whether there has been, is, or would reasonably be expected to be, a Parent Material Adverse Effect:

(a)         any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (i) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets; (ii) any changes or developments in or affecting the mortgage backed securities markets; or (iii) any changes or developments in or affecting domestic or any foreign interest or exchange rates;

(b)          changes or proposed changes in GAAP or any Law or changes in the interpretation or enforcement thereof;

(c)        changes in domestic, foreign or global political conditions (including the outbreak or escalation or worsening of war, hostilities, tariffs, sanctions, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, military actions, acts of terrorism, cyber-attacks or computer hacking or any response by any Governmental Authority to any of the foregoing), including any material worsening of such conditions threatened or existing on the date of this Agreement;

(d)          changes or developments in the industries in which Parent or any of its Subsidiaries operate;

(e)         the negotiation, announcement or the existence of this Agreement or the pendency, anticipated consummation or consummation of the Transactions, including any loss or change in relationship with any employee, officer, director, independent contractor, customer, supplier, vendor, distributor, or other business partner of Parent or any of its Subsidiaries or any other disruption to the business of Parent or any of its Subsidiaries (provided, however, that this clause (e) shall not apply to any representation or warranty to the extent that such representation or warranty is made with respect to the consequences resulting from the execution and delivery of this Agreement, or the pendency, performance or consummation of the Transactions);

(f)          any weather event, flood, hurricane, tornado, volcanic eruption, earthquake, nuclear incident, epidemic, pandemic, outbreak of illness or other public health event, quarantine restriction or other natural or man-made disaster or other force majeure event or act of God or the escalation or worsening of any of the foregoing;

(g)         any change in the trading price, dividends or trading volume of the shares of Parent Common Stock or any change in the credit ratings or ratings outlook for Parent or any of its Subsidiaries, or the availability or cost of equity, debt or other financing to the Company (provided, however, that the underlying causes of any such change referred to in this clause (g) may be considered in determining whether a Parent Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur if not otherwise excluded by another exception set forth in this definition);

(h)        the failure to meet any internal, published, analyst or other third party’s projections, guidance, budgets, milestones, expectations, forecasts or estimates (provided, however, that the underlying causes of any such change referred to in this clause (h) may be considered in determining whether a Parent Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur if not otherwise excluded by another exception set forth in this definition);

(i)          any action taken or omitted by Parent or any of its Subsidiaries at the written request of the Company or consented to in writing by the Company; and

(j)          the identity of, or facts specific to, the Company or any of its Subsidiaries or any changes arising therefrom; except, with respect to the foregoing clauses (a), (b), (c), (d) and (f), to the extent (and for the avoidance of doubt, only to the extent) that such impact is disproportionately adverse to Parent and its Subsidiaries, taken as a whole, relative to comparable companies in the industries in which Parent and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur.

“Parent Material Contract” means any Contract to which Parent or a Subsidiary thereof is a party that is material to Parent and its Subsidiaries, taken as a whole (it being understood and agreed that any Contract that has not expired or terminated in accordance with its terms that is filed with the SEC by Parent as a material Contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC shall be deemed to be a “Parent Material Contract” hereunder).

“Parent Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) relating to any indebtedness or other similar obligations incurred in the ordinary course of business; (c) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent or is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (d) which is not material in amount and does not and could not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Parent and its Subsidiaries as currently conducted; (e) which is a statutory or common law lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements for amounts not yet delinquent; (f) with respect to real property leased by the Parent or any of its Subsidiaries, (i) all matters of record (excluding monetary Liens that will not be paid off at Closing), including covenants, restrictions, easements, and other encumbrances on title to real property that do not and could not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of Parent and its Subsidiaries as currently conducted; (ii) all applicable zoning, entitlement, building, conservation restrictions and other land use and environmental regulations that are not violated by the real property leased by, or the use or occupancy thereof by, the Parent or any of its Subsidiaries; (iii) matters that would be shown on a current survey or by a visual inspection of any applicable real property that do not and could not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of Parent and its Subsidiaries as currently conducted; and (iv) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to Parent or its Subsidiaries or any of their respective properties; (g) Liens that affect the underlying fee interest of any real property leased by Parent or any of its Subsidiaries; or (h) which is identified in the Parent Disclosure Letter.

“Parent Preferred Stock” has the meaning set forth in Section 5.1(c)(i).

“Parent Qualifying Income” has the meaning set forth in Section 8.3(h)(i).

“Parent Recommendation” has the meaning set forth in Section 5.2(b).

“Parent SEC Documents” has the meaning set forth in Section 5.4(a).

“Parent Securities” has the meaning set forth in Section 5.1(c)(iii).

“Parent Series A Preferred Stock” has the meaning set forth in Section 5.1(c)(i).

“Parent Series B Preferred Stock” has the meaning set forth in Section 5.1(c)(i).

“Parent Series C Preferred Stock” has the meaning set forth in Section 5.1(c)(i).

“Parent Series D Cumulative Redeemable Preferred Stock” means Parent’s 8.20% Series D Cumulative Redeemable Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex A, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series A Preferred Stock immediately prior to the Mergers.

 “Parent Series E Cumulative Redeemable Preferred Stock” means Parent’s Series E Floating Rate Cumulative Redeemable Preferred Stock, with the terms of the Parent Series E Cumulative Redeemable Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex B, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series B Preferred Stock immediately prior to the Mergers.

“Parent Serviced Mortgage Loan” means any Mortgage Loan serviced by Parent or any of its Subsidiaries pursuant to a Parent Servicing Agreement since January 1, 2024.

 “Parent Servicing Agreement” means any Contract pursuant to which Parent or any of its Subsidiaries is obligated to a Governmental Authority to service or administer Mortgage Loans.

“Parent Stockholder Approval” has the meaning set forth in Section 5.2(b).

“Parent Stockholders Meeting” has the meaning set forth in Section 6.8(d).

“Parent Subserviced Mortgage Loan” means any Mortgage Loan subserviced by Parent or any of its Subsidiaries pursuant to a Parent Subservicing Agreement since January 1, 2024.

“Parent Subservicing Agreement” means any Contract pursuant to which Parent or any of its Subsidiaries is obligated to a third party to subservice or administer Mortgage Loans.

“Parent Superior Proposal” means a bona fide, written Parent Takeover Proposal (with references to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%), respectively) by a third-party, which the Parent Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, to be more favorable to Parent and its stockholders than the Transactions.

“Parent Takeover Proposal” means any offer, proposal or indication of interest that is not withdrawn from a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons (other than a proposal or offer by the Company or any Subsidiary of the Company) made after the date hereof relating to any transaction or series of related transactions involving: (a) any acquisition or purchase by any Person or “group” of Persons, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” of Persons beneficially owning more than twenty percent (20%) (on a non-diluted basis) of any class of outstanding voting or equity securities of Parent, (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons pursuant to which the stockholders of Parent immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction or (c) any sale, lease, exchange, transfer, license or other disposition to a Person or “group” of Persons of more than twenty percent (20%) of the consolidated assets of Parent and its Subsidiaries, taken as a whole (measured by the fair market value thereof).

“Parent Termination Fee” means an amount equal to $7,990,000.

“Partnership Articles of Merger” has the meaning set forth in Section 2.3(a).

“Partnership Certificate of Merger” has the meaning set forth in Section 2.3(a).

“Partnership Merger” has the meaning set forth in the Recitals.

“Partnership Merger Effective Time” has the meaning set forth in Section 2.3(a).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Payroll Provider” has the meaning set forth in Section 3.1(c)(iv).

“PEO” means Automatic Data Processing, Inc. and its Affiliates.

“PEO Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, entered into, contributed to (or required to be contributed to), sponsored by or maintained by the PEO and in which employees of the Company participate.

“Per Share Additional Manager Consideration” means $0.52 in cash.

“Per Share Parent Cash Consideration” has the meaning set forth in Section 3.1(b)(i).

“Per Share Parent Consideration” has the meaning set forth in Section 3.1(b)(i).

“Per Share Parent Stock Consideration” has the meaning set forth in Section 3.1(b)(i).

“Performance Payout Percentage” has the meaning set forth in the applicable grant agreement for the Company PSU Awards.

“Permit” means any permit (including any special or conditional use permit), certificate, franchise, registration, approval, identification number, license, sublicense, variance or other authorization required under any applicable Law or by any government-sponsored enterprise.

“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization or entity of any kind.

“Preferred Stock Merger Consideration” means the Series A Preferred Stock Merger Consideration and the Series B Preferred Stock Merger Consideration, as applicable.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.7(a).

“Qualified REIT Subsidiary” has the meaning set forth in Section 4.1(b).

“Real Property Lease” has the meaning set forth in Section 4.16(b).

“REIT” has the meaning set forth in the Recitals.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Regulatory Approvals” has the meaning set forth in Section 7.1(e).

“Required Regulatory Notifications” means the pre-Closing notification filings to be made with any Governmental Authority under applicable Law in connection with the consummation of the Transactions set forth on Section 1.1(d) of the Company Disclosure Letter.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Articles Supplementary” means the Articles Supplementary designating the Series A Preferred Stock of the Company.

“Series A Preferred Stock Merger Consideration” has the meaning set forth in Section 3.1(b)(iii).

“Series B Articles Supplementary” means the Articles Supplementary designating the Series B Preferred Stock of the Company.

“Series B Preferred Stock Merger Consideration” has the meaning set forth in Section 3.1(b)(iv).

“Software” means computer software programs in both source code and object code format, including databases, data files, application programming interfaces, user interfaces, and documentation relating thereto, as the context requires.

“Specified Acquisition” has the meaning set forth in Section 6.3(d).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Takeover Law” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of takeover or anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.

“Tax” means all U.S. federal, state, local or foreign taxes, imposts, levies or other similar assessments, including any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property (including real property), social security, environmental, alternative or add-on, value added, registration, occupancy, capital stock, unincorporated business, unemployment, disability, workers’ compensation, accumulated earnings, personal holding company, annual reports, windfall profits or other taxes or assessments, imposed by any Governmental Authority, together with all interest, penalties or additions to tax imposed with respect thereto.

“Tax Returns” means any report, return (including any information return), declaration, claim for refund or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any attachment thereto and any amendment thereof.

“Taxable REIT Subsidiary” has the meaning set forth in Section 4.1(b).

“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Termination Expenses and Interest” has the meaning set forth in Section 8.3(e).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, constitute a breach of this Agreement.

ARTICLE II

MERGERS

2.1.         Mergers.

(a)          Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA and the MGCL, at the Partnership Merger Effective Time, the Company Operating Partnership shall be merged with and into the Company. Following the Partnership Merger, the Company shall continue as the surviving corporation and the separate existence of Company Operating Partnership shall cease (the Company, as the surviving corporation in the Partnership Merger, the “Surviving Corporation”).

(b)        Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the MGCL, following the Partnership Merger and at the Company Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub. Following the Company Merger, Merger Sub shall continue as the surviving entity and the separate existence of the Surviving Corporation shall cease (Merger Sub, as the surviving entity in the Company Merger, the “Surviving Entity”).

2.2.       Closing. The Closing shall take place via the exchange of electronic documents and executed signature pages and the electronic transfer of funds on the date that is two Business Days after the date on which the last of the conditions precedent set forth in Article VII is satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time). The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

2.3.         Effective Times.

(a)       As soon as practicable on the Closing Date, Parent, the Company and the Company Operating Partnership shall (i) cause the Partnership Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”) of a certificate of merger (the “Partnership Certificate of Merger”) and by filing with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) articles of merger (the “Partnership Articles of Merger”), in each case with respect to the Partnership Merger and in such form as is required by, and executed in accordance with, the DRULPA and the MGCL, respectively; and (ii) make all other filings, recordings or publications required to be made by Parent, the Company Operating Partnership or the Company under the DRULPA and the MGCL in connection with the Partnership Merger. The Partnership Merger shall become effective at the time the Partnership Certificate of Merger is filed with the Delaware Secretary and the Partnership Articles of Merger are accepted for record by the Maryland Department, or at such later time as Parent and the Company shall agree upon in writing and shall specify in the Partnership Certificate of Merger and Partnership Articles of Merger (such date and time the Partnership Merger becomes effective, the “Partnership Merger Effective Time”), it being understood and agreed that the parties hereto shall cause the Partnership Merger Effective Time to occur immediately prior to the Company Merger Effective Time.

(b)          On the Closing Date, Parent, the Company and Merger Sub shall (i) cause the Company Merger to be consummated by filing with the Delaware Secretary of a certificate of merger (the “Certificate of Merger”) and by filing with the Maryland Department articles of merger (the “Articles of Merger” and, together with the Partnership Certificate of Merger, the Partnership Articles of Merger and the Certificate of Merger, the “Merger Filings”), in each case with respect to the Company Merger and in such form as is required by, and executed in accordance with, the DLLCA and the MGCL; and (ii) make all other filings, recordings or publications required to be made by Parent, Merger Sub or the Company under the DLLCA and the MGCL in connection with the Company Merger. The Company Merger shall become effective at the time the Certificate of Merger is filed with the Delaware Secretary and the Articles of Merger are accepted for record by the Maryland Department, or at such later time as Parent and the Company shall agree upon in writing and shall specify in the Certificate of Merger and the Articles of Merger (such date and time the Company Merger becomes effective, the “Company Merger Effective Time”), it being understood and agreed that the parties hereto shall cause the Company Merger Effective Time to occur immediately after the Partnership Merger Effective Time.

2.4.         Effects of the Mergers.

(a)         At the Partnership Merger Effective Time, the Partnership Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the MGCL, including Section 3-114 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all property owned by, and every contract right possessed by, the Company Operating Partnership and the Company shall vest in the Surviving Corporation without transfer, reversion or impairment and all debts, obligations and liabilities of the Company Operating Partnership and the Company shall become the debts, obligations and liabilities of the Surviving Corporation.

(b)         At the Company Merger Effective Time, the Company Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA and the MGCL, including Section 3-114 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all property owned by, and every contract right possessed by, the Surviving Corporation and Merger Sub shall vest in the Surviving Entity without transfer, reversion or impairment and all debts, obligations and liabilities of the Surviving Corporation and Merger Sub shall become the debts, obligations and liabilities of the Surviving Entity.

2.5.         Organizational Documents.

(a)          The certificate of formation of Merger Sub in effect immediately prior to the Company Merger Effective Time shall be the certificate of formation of the Surviving Entity as of the Company Merger Effective Time, except that the name of the Surviving Entity may be changed as determined by Parent, and the limited liability company agreement of Merger Sub in effect immediately prior to the Company Merger Effective Time shall be the limited liability company agreement of the Surviving Entity as of the Company Merger Effective Time, except that the references to Merger Sub’s name may be changed as determined by Parent, each until amended in accordance with applicable Law and consistent with the obligations set forth in Section 6.11.

(b)         The charter of the Company in effect immediately prior to the Partnership Merger Effective Time shall be the charter of the Surviving Corporation as of the Partnership Merger Effective Time, and the bylaws of the Company in effect immediately prior to the Partnership Merger Effective Time shall be the bylaws of the Surviving Corporation, each until amended in accordance with applicable Law and consistent with the obligations set forth in Section 6.11.

2.6.         Directors and Officers.

(a)        From and after the Company Merger Effective Time, the managing member and officers of Merger Sub immediately prior to the Company Merger Effective Time shall be the managing member and officers of the Surviving Entity, and such managing member and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Entity.

(b)          The directors and officers of the Company shall be the directors and officers of the Surviving Corporation following the Partnership Merger Effective Time and prior to the Company Merger Effective Time, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

2.7.        Directors of Parent. Prior to the Company Merger Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Company Merger Effective Time, (a) the size of the Parent Board is increased by two (2) members and (b) two (2) members of the Company Board designated by the Company no later than twenty (20) Business Days prior to the Closing Date shall be appointed to the Parent Board (each, a “Company Director Designee”). Each Company Director Designee must (i) at the time of such designation be a member of the Company Board, (ii) have provided a fully completed directors’ questionnaire to Parent and completed a background check prior to such appointment, which shall be reasonably satisfactory to Parent, and (iii) meet the qualifications of an “independent director” of the Company and Parent under the rules of the NYSE; provided, however, that in the event that (A) Parent determines in accordance with the foregoing that a Company Director Designee’s directors’ questionnaire or background check is not reasonably satisfactory or (B) a Company Director Designee is unable or unwilling to serve on the Parent Board prior to the Company Merger Effective Time, (x) in the case of the foregoing clause (A), Parent shall promptly notify the Company of such determination and (y) in the case of the foregoing clauses (A) and (B), the Company shall have the right to designate an alternative member of the Company Board as a Company Director Designee by notice to Parent no later than five (5) Business Days of, in the case of the foregoing clause (A), the Company’s receipt of the notice contemplated by the foregoing clause (x), and, in the case of the foregoing clause (B), the Company’s discovery of such matter. Parent shall take all action necessary to nominate the Company Director Designees to the Parent Board at the Parent Board’s next annual meeting following the Company Merger Effective Time, including, but not limited to, including the individuals as Persons nominated as members of the Parent Board in the Parent Board’s proxy statement for such annual meeting and recommending to its stockholders to elect the Company Director Designees to the Parent Board; provided, however, that the Parent Board shall not be required to make such recommendation with respect to any Company Director Designee if, and only if, the Parent Board determines making such recommendation with respect to such Company Director Designee would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. The provisions of this Section 2.7 are intended to be for the benefit of, and shall be enforceable by, the Company Director Designees.

2.8.        Tax Consequences. The parties hereto intend that (a) the Company Merger shall qualify, for U.S. federal income tax purposes, as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and (b) this Agreement be, and hereby is adopted as, a “plan of reorganization” for the Company Merger for purposes of Section 354 and Section 361 of the Code. Each party shall, unless otherwise required by a change in applicable Law after the date hereof, a “determination” within the meaning of Section 1313(a) of the Code, or based on a change in the facts and circumstances underlying the Company Merger from the terms described in this Agreement that are necessary for the qualification of the Company Merger for the treatment set forth above, cause all Tax Returns to be filed in a manner consistent therewith and no party shall take a position inconsistent with such treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the intended tax treatment of the Company Merger by any Governmental Authority.

ARTICLE III

CONVERSION OF SHARES, UNITS AND AWARDS; EXCHANGE

3.1.        Treatment of Merger Sub Units, Company Common Stock, Company Preferred Stock and Company Equity Awards. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party hereto or holder of any shares of Company Common Stock, holder of any shares of Company Preferred Stock, holder of any Merger Sub units, holder of any Company Equity Awards or any other securities of the Company, of Merger Sub or of Parent:

(a)        Conversion of Merger Sub Units. Each unit of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding as one validly issued, fully paid and non-assessable unit of the Surviving Entity, and shall constitute the only issued or outstanding shares of equity securities of the Surviving Entity.

(b)          Treatment of Company Common Stock and Company Preferred Stock.

(i)          Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (excluding the Canceled Shares) shall be canceled and extinguished and automatically converted into and shall thereafter represent only the right to receive, without interest thereon, (1) from Parent (A) that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Parent Stock Consideration”), and (B) $0.41 per share in cash, without interest (the “Per Share Parent Cash Consideration” and, together with the Per Share Parent Stock Consideration, the “Per Share Parent Consideration”), and (2) from Parent Manager (acting solely on its own behalf), as additional consideration, the Per Share Additional Manager Consideration (as used in this Agreement, the “Common Stock Merger Consideration” means the Per Share Parent Consideration and the Per Share Additional Manager Consideration). All such shares of Company Common Stock, when so converted pursuant to this Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive (x) the Common Stock Merger Consideration, (y) any dividends or other distributions in accordance with Section 3.4(g) and (z) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.4(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Book-Entry Shares or certificates, as applicable, in accordance with Section 3.4.

(ii)         Each share of Company Common Stock and Company Preferred Stock held by the Company, Parent or any direct or indirect Subsidiary of Parent or the Company, in each case, immediately prior to the Company Merger Effective Time (the “Canceled Shares”), shall automatically be cancelled and retired and shall cease to exist as of the Company Merger Effective Time, and no consideration shall be delivered or deliverable in exchange therefor.

(iii)       Each share of the Company Series A Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time (excluding the Canceled Shares) shall automatically be converted into the right to receive one newly issued share of Parent Series D Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock Merger Consideration”).

(iv)       Each share of the Company Series B Preferred Stock, issued and outstanding immediately prior to the Company Merger Effective Time (excluding the Canceled Shares) shall automatically be converted into the right to receive one newly issued share of Parent Series E Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock Merger Consideration”).

(v)       All shares of Company Preferred Stock, when so converted pursuant to Section 3.1(b)(iii) and Section 3.1(b)(iv), respectively, shall automatically be cancelled and cease to exist. Each holder of a share of Company Preferred Stock that was outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Series A Preferred Stock Merger Consideration and the Series B Preferred Stock Merger Consideration therefor, as applicable, upon the surrender of such share of Company Preferred Stock in accordance with Section 3.4.

(c)          Treatment of Company Equity Awards.

(i)        Immediately prior to the Company Merger Effective Time, without any action on the part of the holder thereof, each Company RSU Award that is outstanding immediately prior to the Company Merger Effective Time, whether or not vested, shall automatically vest (to the extent not yet vested) effective as of immediately prior to the Company Merger Effective Time and settle in shares of Company Common Stock effective as of immediately prior to the Company Merger Effective Time (and, in any event, no later than the last day of the “short-term deferral” period with respect to such Company RSU Award within the meaning of Treasury Regulation Section 1.409A-1(b)(4)), with the number of shares issuable upon settlement determined in accordance with the terms of the applicable award agreement, and be treated as outstanding shares of Company Common Stock for all purposes of this Agreement, including the right to receive the Common Stock Merger Consideration pursuant to Section 3.1(b). For purposes of the foregoing, the Company RSU Awards will be net settled in respect of applicable withholding Taxes, if any (discussed in (iv) below). For the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, granted with respect to such Company RSU Award that are accrued but unpaid as of the settlement of such Company RSU Award will be paid immediately prior to the Company Merger Effective Time (but in no event later than the last day of the “short-term deferral” period with respect to such amounts within the meaning of Treasury Regulation Section 1.409A-1(b)(4)).

(ii)       Immediately prior to the Company Merger Effective Time, without any action on the part of the holder thereof, each Company PSU Award that is outstanding immediately prior to the Company Merger Effective Time shall automatically vest (to the extent not yet vested) assuming maximum performance for the performance goals effective as of immediately prior to the Company Merger Effective Time and settle in shares of Company Common Stock effective as of immediately prior to the Company Merger Effective Time (and, in any event, no later than the last day of the “short-term deferral” period with respect to such Company PSU Award within the meaning of Treasury Regulation Section 1.409A-1(b)(4)), with the number of shares issuable upon settlement determined in accordance with the terms of the applicable award agreement (assuming maximum performance for the performance goals), and be treated as outstanding shares of Company Common Stock for all purposes of this Agreement, including the right to receive the Common Stock Merger Consideration pursuant to Section 3.1(b). For purposes of the foregoing, the Company PSU Awards will be net settled in respect of applicable withholding Taxes, if any (discussed in (iv) below). For the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, granted with respect to such Company PSU Award that are accrued but unpaid as of the Company Merger Effective Time will be paid immediately prior to the Company Merger Effective Time (but in no event later than the last day of the “short-term deferral” period with respect to such amounts within the meaning of Treasury Regulation Section 1.409A-1(b)(4)).

(iii)      Immediately prior to the Company Merger Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Company Merger Effective Time shall fully vest and all restrictions thereupon shall lapse effective as of immediately prior to the Company Merger Effective Time. For purposes of the foregoing, each Company Restricted Stock Award will be net settled in respect of applicable withholding Taxes, if any (discussed in (iv) below). Following net settlement, the remaining Company Common Stock under a Company Restricted Stock Award shall receive the Common Stock Merger Consideration pursuant to Section 3.1(b). For the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, granted with respect to such Company Restricted Stock Award that are accrued but unpaid as of the Company Merger Effective Time will be paid immediately prior to the Company Merger Effective Time (but in no event later than the last day of the “short-term deferral” period with respect to such amounts within the meaning of Treasury Regulation Section 1.409A-1(b)(4)).

(iv)        The Company shall, and shall cause each applicable Subsidiary of the Company to, process, pay, and distribute all amounts and shares payable in respect of the Company RSU Awards, Company PSU Awards, Company Restricted Stock Awards and Company LTIP Units that are subject to withholding, dividend equivalent rights, if any, granted with respect to such Company Equity Awards that are accrued but unpaid as of the Company Merger Effective Time, as compensation to the holders thereof through the payroll system of the Company or its applicable Subsidiary maintained with the Company as of date of the Agreement, or such other payroll provider then used in the ordinary course of business (the “Payroll Provider”), and shall make and maintain all arrangements with the Payroll Provider necessary to deduct, withhold, remit and report all federal, state, local and foreign Taxes required to be withheld with respect thereto. For the avoidance of doubt, any withholding Tax required with respect to such settlement shall be accomplished by net settlement — that is, by the Company or the applicable Subsidiary of the Company reducing the number of shares of Company Common Stock otherwise deliverable to such holder by a number of shares of Company Common Stock with a fair market value on the settlement date equal to the required withholding (rounded up to the nearest whole share) — and the Company shall cause the corresponding cash amount to be funded and remitted, through the Payroll Provider, to the appropriate Governmental Authority. All amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder in respect of whom the deduction and withholding was made.

(v)         Prior to the Company Merger Effective Time, the Company Board or the appropriate committee thereof shall take all actions necessary to approve and effectuate the provisions of this Section 3.1(c), including adopting any necessary resolutions and delivering appropriate notices. The Company shall give Parent a reasonable opportunity to review and comment on such resolutions and notices and shall consider Parent’s comments in good faith; provided, that any resolution or notice relating to Section 409A of the Code or to Tax withholding shall be subject to Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In no event shall the Closing be delayed as a result of this Section 3.1(c)(v).

(vi)        Notwithstanding anything in this Agreement to the contrary, the treatment of the Company RSU Awards and Company PSU Awards pursuant to this Section 3.1(c) shall be effected in a manner intended to comply with Section 409A of the Code or an applicable exemption therefrom, and this Agreement shall be construed and administered consistent with such intent. To the extent applicable, the assumption, conversion, substitution or adjustment of any Company Equity Award intended to qualify as an incentive stock option shall be effected in a manner intended to satisfy Section 424(a) of the Code.

(d)         Adjustments. If, between the date of this Agreement and the Company Merger Effective Time, the outstanding shares of Company Common Stock, Company Preferred Stock or Parent Common Stock or any outstanding Company Partnership Units are changed into a different number or class or series of shares or units by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the applicable Merger Consideration shall be appropriately and equitably adjusted, without duplication; provided, however, that nothing in this Section 3.1(d) shall be construed to permit the Company or any of its Subsidiaries, Parent or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

3.2.        Treatment of Company Partnership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any party hereto or holder of any Company Partnership Units or any other securities of the Company Operating Partnership:

(a)         Each share of Company Common Stock and Company Preferred Stock and each Company RSU Award, Company PSU Award and Company Restricted Stock Award issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain issued and outstanding following the Partnership Merger Effective Time.

(b)         Each Company Common Unit issued and outstanding as of immediately prior to the Partnership Merger Effective Time (excluding the Canceled Units) shall automatically be converted into Company Common Stock. All such Company Common Units, when so converted pursuant to this Section 3.2(a), shall automatically be cancelled and cease to exist. Each holder of a Company Common Unit that was outstanding immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive (A) Company Common Stock, (B) any dividends or other distributions in accordance with the Company Operating Partnership Agreement and (C) any cash to be paid in lieu of any fractional shares of Company Common Stock in accordance with the Company Operating Partnership Agreement, in each case, to be issued or paid in consideration therefor upon the surrender of any Book-Entry Shares, as applicable, in accordance with Section 3.4. Such shares of Company Common Stock shall have the right to receive the Common Stock Merger Consideration pursuant to Section 3.1(b).

(c)          All Company Partnership Units held by the Company, Parent or any direct or indirect Subsidiary of the Company or Parent, in each case, immediately prior to the Partnership Merger Effective Time (the “Canceled Units”), shall automatically be cancelled and shall cease to exist as of the Partnership Merger Effective Time, and no consideration shall be delivered or deliverable in exchange therefor.

(d)         The general partnership interest in the Company Operating Partnership held by the Company immediately prior to the Partnership Merger Effective Time shall automatically be cancelled and shall cease to exist as of the Partnership Merger Effective Time, and no consideration shall be delivered or deliverable in exchange therefor.

(e)         Prior to the Partnership Merger Effective Time, the Company, as the sole general partner of the Company Operating Partnership, shall take all such actions as are necessary to approve and effectuate as of immediately prior to the Partnership Merger Effective Time the conversion of all Company LTIP Units issued and outstanding as of immediately prior to the Partnership Merger Effective Time into Company Common Stock, including making any determinations and adopting any resolutions as may be necessary and delivering appropriate notices.

3.3.         Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other Transactions.

3.4.         Exchange of Company Common Stock and Company Preferred Stock.

(a)         Exchange Agent. At or prior to the Partnership Merger Effective Time, Parent and Parent Manager shall designate Parent’s or the Company’s transfer agent (the “Exchange Agent”) to act as agent for the holders of shares of Company Common Stock and Company Preferred Stock to receive the Merger Consideration, including the Per Share Additional Manager Consideration, and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.4(h) and any dividends or other distributions pursuant to Section 3.4(g), to which such holders shall become entitled pursuant to this Article III and shall enter into an exchange and paying agent agreement reasonably acceptable to the Company, Parent and Parent Manager relating to the Exchange Agent’s responsibilities under this Agreement. At or prior to the Partnership Merger Effective Time, (1) Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock and the holders of Company Preferred Stock, as applicable, for issuance in accordance with this Article III through the Exchange Agent, (A) the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Company Merger Effective Time pursuant to Section 3.1, (B) cash sufficient to pay the aggregate Per Share Parent Cash Consideration, (C) cash sufficient to make payments in lieu of fractional shares in accordance with Section 3.4(h), (D) the number of shares of Parent Series D Cumulative Redeemable Preferred Stock issuable to the holders of Company Series A Preferred Stock outstanding immediately prior to the Company Merger Effective Time pursuant to Section 3.1 and (E) the number of shares of Parent Series E Cumulative Redeemable Preferred Stock issuable to the holders of Company Series B Preferred Stock outstanding immediately prior to the Company Merger Effective Time pursuant to Section 3.1 and (2) Parent Manager (acting solely on its own behalf) shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, cash sufficient to pay the aggregate Per Share Additional Manager Consideration. Notwithstanding anything contained in this Agreement to the contrary, to the extent after the Closing Date that Parent Manager has not deposited, or cause to be deposited, cash sufficient to pay the aggregate Per Share Additional Manager Consideration, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent an amount in cash equal to the difference between (x) the amount of cash sufficient to pay the aggregate Per Share Additional Manager Consideration minus (y) the aggregate amount deposited by Parent Manager pursuant to the immediately foregoing clause (2). Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.4(g) and to make any cash payments in lieu of fractional shares pursuant to Section 3.4(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock and Company Preferred Stock, as applicable, pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.4(a), Section 3.4(g) and Section 3.4(h), the Exchange Fund shall not be used for any other purpose, subject to Section 3.4(f). Any cash, shares of Parent Common Stock and shares of Parent Preferred Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.4(h) and any dividends or other distributions in accordance with Section 3.4(g)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and Company Preferred Stock for the Merger Consideration and cash in lieu of fractional shares.

(b)         Exchange Procedures. As soon as reasonably practicable after the Company Merger Effective Time, and in no event later than two Business Days thereafter, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, cause the Exchange Agent to mail to each holder of record of Book-Entry Shares whose shares of Company Common Stock and Company Preferred Stock were converted into the right to receive the consideration payable pursuant to Section 3.1(b) instructions for use in effecting the surrender of such Book-Entry Shares in exchange for the Merger Consideration set forth in Section 3.1(b) and Section 3.2(b). Each holder of record of Book-Entry Shares, upon surrender to the Exchange Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Exchange Agent of an “agent’s message” in customary form or such other evidence as the Exchange Agent may reasonably request), shall be entitled to receive in exchange therefor the amount of (i) Merger Consideration to which such holder is entitled pursuant to Section 3.1(b) (other than the portion of such Merger Consideration that is cash (as applicable)); and (ii) a check or wire transfer in the amount equal to (A) the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.4(h) and dividends and other distributions pursuant to Section 3.4(g) plus (B) the portion of the Merger Consideration contemplated by the foregoing clause (i) that is cash (as applicable), and the Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, payment of the applicable Merger Consideration may be made to a Person other than the Person in whose name the Book-Entry Share so surrendered is registered if such Book-Entry Share shall be in proper form for transfer and the Person requesting such payment shall pay any transfer Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent and the Exchange Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.4(b), each Book-Entry Share shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive upon such surrender of the Merger Consideration, subject to the terms and conditions set forth herein. No interest shall be paid or will accrue on any payment to holders of Book-Entry Shares pursuant to the provisions of this Article III. If any shares of Company Common Stock or Company Preferred Stock are represented by certificates, then the Exchange Agent shall, within three (3) Business Days after the Company Merger Effective Time, cause to be sent to such holders of certificates (x) a letter of transmittal, which shall specify that delivery of such shares shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent, and which letter of transmittal shall otherwise be in a customary form and agreed to by Parent and the Company prior to the Closing and (y) instructions for use in effecting the surrender of such certificates, and appropriate actions shall otherwise be taken to give effect to the exchange procedures in this Section 3.4 with respect to such certificated shares.

(c)          No Further Ownership Rights in Company Common Stock and Company Preferred Stock. The Merger Consideration paid upon the surrender of Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Preferred Stock formerly represented by such Book-Entry Shares, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distributions with a record date prior to the Partnership Merger Effective Time that may have been declared or made by the Company or the Company Operating Partnership, as applicable, on the shares of Company Common Stock or Company Preferred Stock in accordance with the terms of this Agreement prior to the Partnership Merger Effective Time. At the close of business on the Closing Date, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Entity of the shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Company Merger Effective Time. If, after the Company Merger Effective Time, any Book-Entry Share is presented to the Surviving Entity for transfer, it shall be canceled against delivery of and exchanged as provided in this Article III. At the close of business on the Closing Date, the share transfer books of the Company Operating Partnership shall be closed. If, after the Partnership Merger Effective Time, any Book-Entry Share is presented to the Company for transfer, it shall be canceled against delivery of and exchanged as provided in this Article III.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by, or otherwise undistributed to, the holders of the Book-Entry Shares for twelve (12) months after the Company Merger Effective Time shall be delivered to Parent or the Surviving Entity, upon demand.

(e)       No Liability. None of Parent, Merger Sub, Parent Manager, the Company, the Company Operating Partnership, the Surviving Corporation, the Surviving Entity, the Exchange Agent or any of their respective Representatives shall be liable to any Person in respect of any distributions from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)         Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock at the Company Merger Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)          Distributions with Respect to Parent Common Stock or Parent Preferred Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Parent Preferred Stock, as applicable, with a record date after the Company Merger Effective Time shall be paid to the holder of any untransferred Book-Entry Shares with respect to the whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder would be entitled to receive upon transfer of such Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender or transfer such Book-Entry Shares in accordance with this Section 3.4. Following surrender or any such transfer of any such Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender or transfer, as applicable, the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender or transfer and with a payment date subsequent to such surrender or transfer payable with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Parent Preferred Stock, as applicable, all whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to be issued pursuant to the Mergers shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, were issued and outstanding as of the Company Merger Effective Time.

(h)         No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued upon the surrender for the transfer of Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Closing Volume-Weighted Average Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(i)          Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Entity, Parent Manager and the Exchange Agent shall be entitled to deduct and withhold from the consideration to be paid by Parent, the Surviving Entity, Parent Manager or the Exchange Agent hereunder any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. If Parent, the Surviving Entity, Parent Manager or the Exchange Agent believes that such deduction or withholding is required, the applicable withholding Person shall provide the Company with written notice at least two Business Days prior to withholding any amount pursuant to this Section 3.4(i) such that the Company and/or the holders of Company Common Stock and/or Company Preferred Stock shall have the opportunity to eliminate or reduce such deduction or withholding obligation by filing appropriate documentation or taking other appropriate action, and the Company and Company Operating Partnership agree to provide any documentation or certifications or take such other actions as reasonably requested by Parent. Subject to their respective obligations under applicable Law, Parent, the Surviving Entity, Parent Manager and the Exchange Agent shall use commercially reasonable efforts to cooperate in good faith with the Company and/or such holders as necessary to eliminate or reduce such deduction or withholding. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Entity, Parent or Parent Manager, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY OPERATING PARTNERSHIP

Except as disclosed in the Company SEC Documents filed with, or furnished to, the SEC on or after January 1, 2024 and publicly available at least one Business Day prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” and similar disclosures to the extent cautionary, predictive or forward-looking in nature, but including any historical factual information contained within such statements) (provided, however, that nothing disclosed in the Company SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Section 4.1, Section 4.2 or Section 4.18), or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), each of the Company and the Company Operating Partnership, jointly and severally, represents and warrants to Parent and Merger Sub as follows:

4.1.         Due Incorporation; Capitalization; Indebtedness.

(a)         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries (including the Company Operating Partnership) is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Section 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a REIT, partnership, “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), or a subsidiary REIT, together with (i) the U.S. federal income tax status of each subsidiary; (ii) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary; (iii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary; (iv) the amount of its authorized capital stock or other equity interests; and (v) the amount of its outstanding capital stock or other equity interests. Section 4.1(b) of the Company Disclosure Letter also sets forth an accurate and complete list of Persons, other than the Subsidiaries of the Company, in which the Company or any Subsidiary of the Company has an equity interest.

(c)       The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Articles of Incorporation and Bylaws, in each case, as amended through the date hereof. The Articles of Incorporation and Bylaws are in full force and effect, and the Company is not in material violation of any of their provisions.

(d)          Capitalization.

(i)          The entire authorized capital stock of the Company is (A) 500,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”); and (B) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which (1) 3,800,000 shares are designated as Company Series A Preferred Stock, and (2) 2,070,000 shares are designated as Company Series B Preferred Stock.

(ii)          As of August 7, 2026 (the “Capitalization Date”), there were (A) 36,947,394 shares of Company Common Stock (including 168,068 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards) issued and outstanding; (B) 2,781,635 shares of Company Series A Preferred Stock issued and outstanding; (C) 1,604,103 shares of Company Series B Preferred Stock issued and outstanding; (D) 1,435,360 shares of Company Common Stock reserved for issuance and available for future grants or awards under the Company Equity Plans; (E) 436,654 shares of Company Common Stock reserved for issuance subject to outstanding Company RSU Awards; (F) 531,712 shares of Company Common Stock reserved for issuance subject to outstanding Company LTIP Units; (G) 358,527 shares of Company Common Stock reserved for issuance subject to outstanding Company PSU Awards (assuming 100% of the Performance Payout Percentage); and (H) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. From the Capitalization Date through the date of this Agreement, the Company has not issued any shares of Company Common Stock or any other shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of capital stock of the Company or any of its Subsidiaries. All of the outstanding shares of Company Common Stock and Company Preferred Stock are, and all shares of Company Common Stock and Company Preferred Stock that may be issued prior to the Company Merger Effective Time will be, duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of applicable Law or the Organizational Documents of the Company or the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the MGCL, other applicable Laws, the Articles of Incorporation or Bylaws or any Contract to which the Company is a party or otherwise bound.

(iii)      The Company is the sole general partner of the Company Operating Partnership. As of the Capitalization Date: (A) 36,947,394 Company Common Units were issued and outstanding, all of which are held by the Company; (B) 4,385,738 Company Preferred Units were issued and outstanding, of which (1) 2,781,635 Company Series A Preferred Units were issued and outstanding and all of which are held by the Company, and (2) 1,604,103 Company Series B Preferred Units were issued and outstanding and all of which are held by the Company; (C) 531,712 Company LTIP Units were issued and outstanding; and (D) no other Company Partnership Units or other securities of the Company Operating Partnership were issued, reserved for issuance or outstanding. From the Capitalization Date through the date of this Agreement, the Company Operating Partnership has not issued any Company Partnership Units or any other shares of securities convertible or exchangeable into, or exercisable for, any Company Partnership Units or any securities of the Company or any of its other Subsidiaries. All of the outstanding Company Partnership Units are, and all Company Partnership Units that may be issued prior to the Partnership Merger Effective Time will be, duly authorized, validly issued, fully paid and nonassessable. No Company Partnership Units were subject to or were issued in violation of applicable Law or the preemptive rights of any holder thereof or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DRULPA, other applicable Laws, the certificate of limited partnership of the Company Operating Partnership or the Company Operating Partnership Agreement or any Contract to which the Company Operating Partnership is a party or otherwise bound.

(iv)       Except as set forth in Section 4.1(d)(ii) or Section 4.1(d)(iii), as of the Capitalization Date, there are no: (A) issued and outstanding shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries; (B) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries; (C) options, warrants, calls or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or its Subsidiaries to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries; (D) voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries (including the Company Operating Partnership) is a party or by which the Company or any of its Subsidiaries (including the Company Operating Partnership) is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries (including the Company Operating Partnership); or (E) obligations requiring the registration under applicable Laws for sale of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries (including the Company Operating Partnership) (the items in clauses (A), (B) and (C) being referred to collectively as the “Company Securities”).

(v)        As of the date hereof, there are no outstanding obligations or authorizations of the Company or any of its Subsidiaries (including the Company Operating Partnership) to repurchase, redeem or otherwise acquire any Company Securities (other than (A) issuances in connection with the purchase, vesting or settlement of Company Equity Awards outstanding as of the Capitalization Date in accordance with their terms, or (B) as set forth in the Articles of Incorporation with respect to the Series A Articles Supplementary and the Series B Articles Supplementary, or the Company Operating Partnership Agreement). No Subsidiary of the Company owns any shares of capital stock of or other equity interests in the Company.

(e)         Except as set forth in Section 4.1(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (including the Company Operating Partnership) has outstanding bonds, debentures, notes or other indebtedness for borrowed money, or, other than as referred to in Section 4.1(d) of the Company Disclosure Letter, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company does not have in effect any “poison pill,” stockholder rights plan or similar anti-takeover agreement or plan.

(f)          All dividends or other distributions, including dividend equivalent rights, on capital stock of or other voting or equity interests in the Company or any of its Subsidiaries which have been authorized or declared prior to the date hereof, or, in the case of dividend equivalent rights, earned, have been paid in full (except to the extent such dividends have been declared and are not yet due and payable or, with respect to the Company Equity Awards, have been accrued on the most recent balance sheet of the Company filed with the SEC prior to the date hereof and are not yet due and payable).

4.2.         Due Authorization.

(a)        Each of the Company and the Company Operating Partnership has all requisite corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the filings under Section 2.3, to consummate the Transactions, and except, in the case of consummating the Company Merger, for obtaining the Company Stockholder Approval, no other corporate actions or proceedings on the part of the Company or its stockholders shall be necessary to authorize this Agreement and the Transactions. The execution, delivery and performance by the Company and the Company Operating Partnership of this Agreement, and, assuming the representations and warranties set forth in Section 5.14 are true and correct, the consummation by them of the Mergers, have been duly authorized by (i) the Company Board and, except for (A) the filing of the Partnership Certificate of Merger with the Delaware Secretary pursuant to the DRULPA and the Partnership Articles of Merger with the Maryland Department pursuant to the MGCL and (B) the filing the Certificate of Merger with the Delaware Secretary pursuant to the DLLCA and the Articles of Merger with the Maryland Department pursuant to the MGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transactions and (ii) the Company, acting in its capacity as the general partner of the Company Operating Partnership, and except for the filing of the Partnership Certificate of Merger with the Delaware Secretary pursuant to the DRULPA and the Partnership Articles of Merger with the Maryland Department pursuant to the MGCL, no other corporate action on the part of the Company or the Company Operating Partnership is necessary to authorize the execution, delivery and performance by the Company Operating Partnership of this Agreement and the Transactions.

(b)          The Company Board has unanimously (i) determined that this Agreement and the Transactions, including the Mergers, are advisable, fair to and in the best interests of the Company and the Company’s stockholders; (ii) adopted this Agreement and approved the Transactions, including the Mergers; (iii) directed that this Agreement and the Company Merger be submitted for consideration at the Company Stockholders Meeting; and (iv) resolved, subject to Section 6.5, to recommend that the Company’s stockholders approve this Agreement and the Transactions (the “Company Recommendation”) on the terms and subject to the conditions of this Agreement. The Company Stockholder Approval is the only vote of holders of securities of the Company that is required to adopt this Agreement and approve the Mergers and the other Transactions.

(c)         The Company and the Company Operating Partnership have each duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by Parent, Merger Sub and Parent Manager, this Agreement constitutes a legal, valid and binding obligation of the Company and the Company Operating Partnership enforceable against the Company and Company Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws now or hereafter in effect which affect the enforcement of creditors’ rights generally and by rules of Law governing specific performance, injunctive relief and equitable principles (the “Enforceability Exceptions”).

(d)         Prior to the execution of this Agreement, the Company and the Company Board have taken all actions necessary to exempt under or make not subject to (i) any applicable Takeover Law or (ii) any provision of the Organizational Documents of the Company and its Subsidiaries (including the Company Operating Partnership) that would require any corporate approval other than that otherwise required by the MGCL or other applicable state Law, each of the execution of this Agreement and the Transactions.

4.3.         Consents and Approvals; No Violations.

(a)          The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Merger and this Agreement are approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matters (the “Company Stockholder Approval”) at the Company Stockholders Meeting, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company or its Subsidiaries, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens (other than Company Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Material Contract, or (iii) assuming the approvals, consents, clearances, waivers or authorizations referred to in Section 4.3(b) are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          No approval, consent, clearance, waiver or authorization from any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the Company Operating Partnership or the consummation by the Company and the Company Operating Partnership of the Transactions, except for: (i) the filing with the SEC of (A) the Proxy Statement/Prospectus and (B) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (ii) the filing of the Certificate of Merger and the Articles of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary pursuant to the DLLCA and the Maryland Department pursuant to the MGCL with respect to the Company Merger, as applicable, (iii) the filing of the Partnership Certificate of Merger and the Partnership Articles of Merger with, and acceptance for record by, the Delaware Secretary pursuant to the DRULPA and the Maryland Department pursuant to the MGCL, as applicable; (iv) filings as may be required under the rules and regulations of the NYSE; (v) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; (vi) the consents, authorizations or approvals with respect to the Business Permits; and (vii) any approval, consent, clearance, waiver or authorization of or from a Governmental Authority that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4.         Financial Statements; Internal Controls and Procedures; Investment Company Act.

(a)          Since December 31, 2024, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished by the Company under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries (including the Company Operating Partnership), as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents.

(c)          Other than any off-balance sheet arrangements disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

(d)        The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From December 31, 2024, to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.

(e)        Neither the Company nor any of Subsidiaries of the Company (including the Company Operating Partnership) is, or as of immediately prior to the Company Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act.

4.5.     Proxy Statement/Prospectus; Company Information. The Proxy Statement/Prospectus, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the time it (and any amendment or supplement thereto) is first filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, no representation or warranty is made by the Company with respect to (and nothing in this Section 4.5 shall apply to) statements made or incorporated by reference in the Proxy Statement/Prospectus based on information (i) supplied by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.

4.6.        No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries that would be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for (a) Liabilities that are reflected or reserved against on the most recent consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents (including any notes thereto) filed or furnished with the SEC prior to the date hereof, (b) Liabilities arising in connection with the Transactions, (c) Liabilities incurred in the ordinary course of business since January 1, 2026, and (d) Liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.7.      Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or its Subsidiaries (including the Company Operating Partnership) own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct of the business of the Company and its Subsidiaries (including the Company Operating Partnership) as it is currently conducted; (b) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries (including the Company Operating Partnership) as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person; (c) there are no pending or, to the Knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company; and (d) to the Knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property owned by the Company or any Subsidiary of the Company. The Company and its Subsidiaries (including the Company Operating Partnership) have taken reasonable measures to protect the confidentiality of Trade Secrets used in the businesses of each of the Company and its Subsidiaries (including the Company Operating Partnership) as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8.         Contracts.

(a)        Section 4.8(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all Contracts (other than any Company Equity Plan) in effect as of the date hereof, of the following types to which the Company or any of its Subsidiaries (including the Company Operating Partnership) is a party or bound, other than a Benefit Plan (Contracts described in clauses (i) through (xi) are collectively referred to as the “Company Material Contracts”), true and complete copies of which have been made available to Parent prior to date of this Agreement:

(i)           any Contract that is filed by the Company as a material Contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii)         other than (A) Contracts providing for the acquisition, purchase, sale, funding, pledging, hedging or divestiture of mortgage backed securities and mortgage servicing rights entered into by the Company or its Subsidiaries (including the Company Operating Partnership) that are fully secured by the assets that are the subject of such repurchase agreement and in the ordinary course of business; and (B) repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets or refinance the Company’s repurchase obligations pursuant to such repurchase agreements, in each case in the ordinary course of the Company’s business, each merger, business combination, acquisition, purchase, sale or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $250,000;

(iii)        each Contract that grants any Lien (other than any Company Permitted Lien), including any right of first refusal or right of first offer, or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(iv)        each Contract relating to outstanding indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (including the Company Operating Partnership) (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000, other than agreements solely among the Company and its wholly owned Subsidiaries and other than obligations in respect of repurchase agreements that are fully secured by the assets that are the subject of such repurchase agreements, “dollar roll” transactions and similar financing arrangements, in each case entered into in the ordinary course of business;

(v)         each Contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a forward, swap or other hedging transaction of any type, unless entered into for bona fide hedging purposes in the ordinary course of business;

(vi)      each employment Contract to which the Company or a Subsidiary of the Company is a party other than employment Contracts providing for at-will employment that can be terminated by the Company or its applicable Subsidiary at any time without prior notice and without liability to the Company or any of its Subsidiaries (including the Company Operating Partnership);

(vii)        each Contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including the Company Operating Partnership) (or Parent or its Affiliates upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area;

(viii)      each material partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);

(ix)        each Contract between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries (including the Company Operating Partnership) or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(x)        each vendor, supplier or third-party consulting or similar Contract not otherwise described in this Section 4.8(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Company Merger Effective Time and (B) under which it is reasonably expected that the Company or any of its Subsidiaries (including the Company Operating Partnership) will be required to pay fees, expenses or other costs in excess of $250,000 following the Company Merger Effective Time; and

(xi)        each Contract for the purchase, sale, acquisition, disposition, lease, sublease, license, sublicense, use or occupancy of any real property (including, without limitation, any Leased Real Property or any direct or indirect interest in any real property).

(b)          Neither the Company nor any Subsidiary of the Company is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under any Company Material Contract, and no event has occurred through the Company’s or any of its Subsidiaries’ (including the Company Operating Partnership’s) action, that with notice or the lapse of time or both would constitute a breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under any Company Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto; and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries (including the Company Operating Partnership) has received any written notice of any other party to a Company Material Contract to terminate for default, convenience or otherwise, or not renew, any Company Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9.       Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company maintains insurance with insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate, all material insurance policies maintained by or for the benefit of the Company or any of its Subsidiaries (including the Company Operating Partnership), or otherwise covering the business of the Company and its Subsidiaries, are in full force and effect in accordance with their terms and, to the Knowledge of the Company, no written notice of cancelation or non-renewal of such policies has been received, and there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a breach or default or permit termination or modification of any such policies.

4.10.       Employee Benefits.

(a)         Section 4.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Benefit Plan and each PEO Benefit Plan.

(b)         With respect to each Company Benefit Plan, the Company has made available to Parent accurate and complete copies of each of the following, to the extent applicable: (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) the most current trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) the most recent summary plan description and any subsequent summaries of material modifications relating to any Company Benefit Plan; (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, the three most recently filed Forms 5500, with schedules and financial statements attached (if applicable); (vii) actuarial reports received for any Company Benefit Plan with respect to the three most recently completed plan years; (viii) nondiscrimination testing results for the most recent three years; (ix) Forms 1094 and 1095 and summaries of benefits and coverage for the past three years; and (x) any non-routine correspondence with any Governmental Authority within the last three years.

(c)         Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and, to the Knowledge of the Company, each PEO Benefit Plan that is intended to be qualified under Section 401(a) of the Code, either has received a current favorable determination letter from the IRS as to its qualified status or may rely upon a current favorable prototype opinion letter from the IRS for a prototype plan, and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained, funded and administered in all material respects in accordance with its terms and in all material respects in compliance with ERISA, the Code and other applicable Laws, and, to the Knowledge of the Company, no event has occurred and no condition exists with respect to any Company Benefit Plan that would reasonably be expected to result in any material Tax, penalty or other liability or obligation of the Company or any of its Subsidiaries, including with respect to Sections 6055, 6056, 4980B, 4980D and 4980H of the Code.

(d)         Except as set forth on Section 4.10(d) of the Company Disclosure Letter, no Company Benefit Plan is, and the Company does not maintain, sponsor, participate in, contribute to, or have any obligation to contribute to, or have any other current or contingent liability or obligations (including, solely in the case of clauses (i), (ii) and (iii) below, on account of an ERISA Affiliate) under or with respect to, (i) any “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) any Multiemployer Plan, (iv) any multiple employer plan within the meaning of Section 413(c) of the Code or (v) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)          No Company Benefit Plan provides any current or potential obligation to provide post-employment or retiree health, medical or other welfare benefits coverage, other than health care continuation coverage required by Section 4980B of the Code or other applicable Law for which the recipient pays the full premium cost of coverage or coverage through the end of the calendar month in which a termination of employment occurs.

(f)          To the Knowledge of the Company, there has been no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all contributions (including all employer contributions and employee salary reduction contributions), have been timely made, paid or properly accrued in all material respects accordance with the terms of the Company Benefit Plan and the requirements of applicable Law. There is no pending or, to the Knowledge of the Company, threatened in writing action, suit, litigation, arbitration, mediation, investigation, audit, administrative proceeding or other similar legal, regulatory or dispute resolution proceeding relating to any Company Benefit Plan, other than routine claims for benefits and appeals thereof.

(g)        Except as set forth in Section 4.10(g) of the Company Disclosure Letter, neither the execution by the Company or the Company Operating Partnership of this Agreement nor the consummation of the Transactions could (either alone or in combination with any additional or subsequent events): (i) increase the amount or value of any compensation or benefits (whether in cash, property, the vesting of property or otherwise) due to any Company Service Provider; (ii) result in or cause any acceleration of the time of payment or vesting of any compensation or benefits, or trigger any funding or payment of any compensation or benefits (including funding of compensation or benefits through a trust or otherwise); (iii) result in any severance, termination or similar types of payments or benefits; (iv) result in any forgiveness of indebtedness to any Company Service Provider; (v) require a contribution by the Company or any of its ERISA Affiliates to any Company Benefit Plan; or (vi) limit or restrict the ability to merge, amend or terminate any Company Benefit Plan. No amounts paid or payable by any of the Company or any of its Subsidiaries is subject to any Tax or penalty imposed under Section 457A of the Code.

(h)          Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and applicable guidance thereunder and no amount payable under any such Company Benefit Plan has been or is reasonably expected to be, subject to interest, penalties or additional tax under Section 409A of the Code.

(i)          No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another any other event, by any individual or Company Service Provider shall be nondeductible by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code after taking into account any payment or benefit provided, promised, granted, accelerated or contemplated by the Company or any of its Subsidiaries and, to the extent disclosed in writing to the Company or its Representatives prior to the date of this Agreement, by Parent or any of its Affiliates, or pursuant to any contract, plan, arrangement, agreement, commitment, understanding or other undertaking, entered into by any of the foregoing or their direction, in each case in connection with, contingent upon or otherwise relating to the Transactions. Neither the Company nor any of its ERISA Affiliates has any current or contingent obligation to indemnify, gross- up, reimburse or otherwise make whole any individual for any Taxes or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code or otherwise.

(j)        To the Knowledge of the Company, each Company Partnership Unit that is intended to constitute a “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191 so qualifies and each holder of a Company Partnership Unit made a timely election under Section 83(b) of the Code.

(k)        Each Company RSU Award and each Company PSU Award (i) constitutes a “short-term deferral” within the meaning of, and is exempt from Section 409A of the Code pursuant to, Treasury Regulation Section 1.409A-1(b)(4), and (ii) by its terms is, and at all relevant times has been, required to be settled and paid no later than the fifteenth (15th) day of the third month following the end of the first taxable year in which the applicable award (or the relevant portion thereof) is no longer subject to a substantial risk of forfeiture. No Company RSU Award or Company PSU Award provides for, or is subject to any election permitting, payment or settlement upon or after any date or event (including a separation from service, a specified date or schedule, or a change in control) that could occur later than the end of such short-term deferral period. Accordingly, the vesting, cancellation, conversion, settlement, and payment of the Company RSU Awards and Company PSU Awards as contemplated by Section 3.1(c) will not result in the imposition of any Tax, interest, or penalty under Section 409A of the Code on any holder thereof. The execution and delivery of this Agreement and the consummation of the Transactions (including the Company Merger) constitute, and satisfy the definition of, a “change in control” (or term of similar import) under each Company Equity Plan and under each applicable award or grant agreement governing the Company RSU Awards, Company PSU Awards, and Company Restricted Stock Awards, in each case such that the treatment of such awards set forth in Section 3.1(c) is permitted by, and may be effected in accordance with, the terms of the applicable Company Equity Plan and award or grant agreement without the consent of any holder and without any acceleration, payment, or settlement that is not otherwise permitted thereunder.

4.11.       Labor Matters.

(a)        Neither the Company nor any of its Subsidiaries is a party to, bound by or negotiating with respect to any collective bargaining agreement or other Contract with a labor union or labor organization, and no labor union or labor organization is representing or, to the Knowledge of the Company, purporting to represent any employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or since November 14, 2024 has been, subject to a material labor dispute, strike or work stoppage.

(b)        Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) since November 14, 2024, the Company and each of its Subsidiaries has been in compliance with all applicable employment Laws and (ii) there are no claims pending or, to the Knowledge of the Company, threatened in writing alleging violation of applicable employment Law, and no such claims have been pending or, to the Knowledge of the Company, threatened in writing since November 14, 2024.

(c)         As of the date hereof, the Company has provided Parent a true and complete list of each employee of the Company or any of its Subsidiaries that specifies for each such individual, to the extent applicable, his or her: (i) name; (ii) job title; (iii) employing entity; (iv) hire date and service date (if different than hire date); (v) status as exempt or non-exempt under the Fair Labor Standards Act; (vi) current annualized salary or hourly rate of pay, as applicable; (vii) eligibility to receive other compensation (including bonus, severance, commissions, profit-sharing, pension benefits and any other non-wage compensation); (viii) leave status (including type of leave, duration of leave and expected return date); (ix) details of any applicable visa, work permit or other work authorization, including details regarding sponsoring entity and date of expiration, as applicable; and (x) primary location of employment.

4.12.      Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that any breach of the representations or warranties in Section 4.12(b), (c) or (s) shall be deemed to have a Company Material Adverse Effect:

(a)          The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects; and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for all material amounts of Taxes required to be paid by them other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)         The Company: (i) for its taxable years commencing with the Company’s short taxable year that ended on December 31, 2013, and through and including its taxable year ended December 31, 2025, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2026, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger Effective Time; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its qualification as a REIT and, to the Knowledge of the Company, no such challenge is pending or has been threatened in writing.

(c)          The Company Sub-REIT: (i) for its taxable years commencing with the Company Sub-REIT’s taxable year that ended on December 31, 2020, and through and including its taxable year ended December 31, 2025, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2026, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger Effective Time; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its qualification as a REIT and, to the Knowledge of the Company, no such challenge is pending or has been threatened in writing.

(d)        Each of the Company’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as a (i) partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation; (ii) REIT; (iii) Qualified REIT Subsidiary; or (iv) Taxable REIT Subsidiary.

(e)          The Company has made available to Parent complete and accurate copies of all U.S. federal and all other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2016.

(f)          Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

(g)        (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Authority; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(h)         Since the Company’s formation, (i) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.

(i)        The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(j)          There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Company Permitted Liens.

(k)          Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

(l)          There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(m)        Except as provided in Section 4.12(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law or Contract.

(n)        Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(o)        Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(p)        Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(q)         No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

(r)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(s)         Neither the Company nor any of its Subsidiaries have experienced an ownership change within the meaning of Section 382 of the Code.

(t)         Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor, to the Knowledge of the Company, is there any other fact or circumstance that could be reasonably expected to prevent, the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(u)         Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

Notwithstanding any other provision of this Agreement, it is agreed and understood that no representation or warranty is made by the Company or the Company Operating Partnership in this Agreement with respect to Taxes, other than the representations and warranties of the Company in Section 4.10 and this Section 4.12.

4.13.     Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) none of the Company or its Subsidiaries is subject to any Order, and (b) there is no charge, complaint, claim, action, suit, arbitration, prosecution or proceeding (whether civil, criminal or regulatory) in Law or in equity (“Litigation”) before any Governmental Authority, court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, arbitrator or mediator, pending, or, to the Knowledge of the Company, threatened, against any of the Company or its Subsidiaries.

4.14.       Compliance with Laws; Permits.

(a)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2024, have been, in compliance in all respects with all applicable federal, state, local and foreign laws (including common law), statutes, codes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Authorities (collectively, “Laws”).

(b)        Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on and operate their businesses as currently conducted. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of the Company and its Subsidiaries to consummate the Transactions before the Termination Date: (i) all such Permits are in full force and effect; (ii) since January 1, 2024, the Company and each of its Subsidiaries have been in compliance with the terms of all such Permits; and (iii) there is, and since January 1, 2024 has been, no Litigation pending or, to the Knowledge of the Company, threatened in writing asserting any violation of any such Permit or seeking the revocation, cancellation, suspension, limitation or adverse modification of any such Permit.

(c)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2024 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Authority alleging any breach of any Governmental Authorization necessary for the ownership and operation of their businesses, (ii) since January 1, 2024, neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, any other communication from any Governmental Authority regarding any actual or threatened involuntary revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (iii) to the Knowledge of the Company, no event has occurred and is continuing which would be grounds for revocation, withdrawal, suspension, cancellation, or termination of any such Governmental Authorization.

(d)         Other than Aurora Financial Group, Inc. (“Aurora”), no Subsidiary of the Company is required to be licensed or registered with any Governmental Authority as an owner or servicer of Mortgage Loans. Aurora holds all Governmental Authorizations to act as, owner or servicer of Mortgage Loans to the extent required to carry on their businesses as they are now being conducted, except where the failure to have any such Governmental Authorizations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of the Company and its Subsidiaries to consummate the Transactions before the Termination Date.

(e)        Aurora (i) is approved and in good standing, to the extent applicable to its business, as an issuer of the Government National Mortgage Association, as a seller/servicer or servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and as a lender of the Federal Housing Administration and the United States Department of Veterans Affairs, and (ii) has not received any written or, to the Knowledge of the Company, any oral or other notice of any actual or threatened cancellation or suspension of, or material limitation on, its status as an approved issuer or seller/servicer, as applicable, from any of the foregoing Governmental Authorities, and to the Knowledge of the Company, no event has occurred and is continuing that would reasonably be expected to result in such cancellation, suspension or material limitation in connection with its activities as a mortgage servicer.

(f)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since January 1, 2024 have been, in compliance with the Company’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Company Applicable Requirements, (ii) through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral or other notice of any pending or threatened cancellation or termination of any Company Servicing Agreement or Company Subservicing Agreement, and (iii) there has been no servicer default or servicer termination event, and there has been no event, condition, or omission that would reasonably constitute a default or breach, under any such Company Servicing Agreement.

(g)         Notwithstanding anything contained in this Section 4.14, no representation or warranty shall be deemed to be made in this Section 4.14 in respect of Tax, employee benefits or labor matters.

4.15.      Absence of Changes. Since December 31, 2025, through the date of this Agreement, except for the discussion and negotiation of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice. Since December 31, 2025, there has not been any change, event, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.16.       Real Property.

(a)          Neither the Company nor any Subsidiary of the Company owns any direct or indirect interest in any real property, other than as and to the extent disclosed in Section 4.16(a) of the Company Disclosure Letter, and neither the Company nor any Subsidiary of the Company is a party to any Contract for the purchase or acquisition of any direct or indirect interest in any real property.

(b)        Section 4.16(b) of the Company Disclosure Letter contains an accurate and complete list of all Contracts (each, together with all amendments, modifications, supplements, renewals, extensions, guaranties and other agreements with respect thereto, collectively, a “Real Property Lease”) pursuant to which the Company or any of the Subsidiaries leases, subleases, licenses, sublicenses, uses or occupies real property as tenant, lessee or sublessee (as applicable) (the “Leased Real Property”) as of the date of this Agreement. Each Real Property Lease (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is in full force and effect and is valid, binding and enforceable against the Company or the Subsidiaries, as applicable, and to the Knowledge of the Company, the other parties thereto, in accordance with its respective terms, except as enforceability may be limited by the Enforceability Exceptions. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any other party to each Real Property Lease is in material violation or material breach of, or in material default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a material default under any Real Property Lease. The Company and each of its Subsidiaries, as applicable, has a good and valid leasehold interest in the Leased Real Property, as applicable, free and clear of all Liens other than Company Permitted Liens. The Leased Real Property comprises all of the real property used in the business of the Company and its Subsidiaries as currently conducted. With respect to each Real Property Lease, (i) neither the Company nor any of its Subsidiaries has subleased, licensed, sublicensed or otherwise granted any Person the right to use or occupy all or any portion of the Leased Real Property under such Real Property Lease, and (ii) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.

4.17.      Related Party Transactions. Except as described in the Company SEC Documents filed or furnished on or after January 1, 2026 and prior to the date hereof, no agreements, arrangements or understandings between the Company or any of its Subsidiaries (or binding on any of their respective assets), on the one hand, and any other Person, on the other hand (other than those exclusively among the Company and any of its Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

4.18.      Brokers and Finders. Except for BTIG, LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

4.19.      Opinion of Financial Advisor. The Company Board has received an opinion from BTIG, LLC addressed to the Company Board to the effect that as of the date of such opinion and based on and subject to the various assumptions, limitations, qualifications and other factors set forth therein, the Common Stock Merger Consideration to be received by the holders of Company Common Stock (other than the holders of Canceled Shares) pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock (other than holders of Canceled Shares). A copy of such opinion will be promptly provided to Parent for informational purposes only.

4.20.      No Additional Representations. The Company and the Company Operating Partnership acknowledge and agree that, except for the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to this Agreement (a) Parent and Merger Sub do not make, has and have not made, and the Company and the Company Operating Partnership have not relied on, any express or implied representations or warranties relating to Parent, Merger Sub or their businesses or otherwise and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company or the Company Operating Partnership as having been authorized by such party. The Company and the Company Operating Partnership further acknowledge and agree that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or the Company Operating Partnership or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless and only to the extent that any such materials or information is the subject of any express representation or warranty set forth in Article V or in any certificate delivered by Parent pursuant to this Agreement. Without limiting the foregoing, the Company and the Company Operating Partnership acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to this Agreement, neither Parent, Merger Sub nor any other Person will have or be subject to any Liability or other obligation to the Company or the Company Operating Partnership or their Representatives or Affiliates or any other Person resulting from the Company’s, the Company Operating Partnership’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company, the Company Operating Partnership or their Representatives or Affiliates in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND PARENT MANAGER

Except as disclosed in the Parent SEC Documents filed with, or furnished to, the SEC on or after January 1, 2024 and publicly available at least one Business Day prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” and similar disclosures to the extent cautionary, predictive or forward-looking in nature, but including any factual information contained within such statements) (provided, however, that nothing disclosed in the Parent SEC Documents shall be deemed to qualify or modify the representations and warranties set forth in Section 5.1, Section 5.2 or Section 5.17), or as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent and, Merger Sub, jointly and severally, and Parent Manager, severally and only with respect to itself, as applicable, represent and warrant to the Company and the Company Operating Partnership that:

5.1.         Due Incorporation; Capitalization.

(a)         Each of Parent, Merger Sub and Parent Manager is duly organized, validly existing and, where such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as has not had and would not reasonably be expected to (i) in the case of Parent and Merger Sub have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) in the case of Parent Manager, prevent or materially impair or delay the ability of Parent Manager to consummate the Transactions before the Termination Date.

(b)       Each of Parent, Merger Sub and Parent Manager is duly qualified or licensed to do business in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification and/or licensing, except where any failure to be so qualified would not reasonably be expected to (i) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) in the case of Parent Manager, prevent or materially impair or delay the ability of Parent Manager to consummate the Transactions before the Termination Date. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of its Organizational Documents, in each case, as amended through the date hereof. Parent’s Organizational Documents are in full force and effect, and Parent is not in material violation of any of their provisions. All of the issued and outstanding equity interests of Merger Sub are owned by Parent free and clear of Liens.

(c)          Capitalization.

(i)          The entire authorized capital stock of Parent is (A) Four Hundred Fifty Million (450,000,000) shares of common stock, par value $0.01 per share (the “Parent Common Stock”); and (B) Fifty Million (50,000,000) shares of preferred stock, $0.01 par value per share (“Parent Preferred Stock”), of which (1) 3,000,000 shares have been designated as 8.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Parent Series A Preferred Stock”), (2) 6,000,000 shares have been designated as 8.00% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Parent Series B Preferred Stock”) and (3) 4,600,000 shares have been designated as 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Parent Series C Preferred Stock”).

(ii)        As of August 7, 2026 (the “Parent Capitalization Date”), (A) 31,803,475 shares of Parent Common Stock were issued and outstanding (including 139,169 shares of Parent Common Stock subject to outstanding unvested Parent restricted stock awards); (B) 0 shares of Parent Common Stock were held by Parent in treasury; (C) 17,386 shares of Parent Common Stock were subject to equity or equity-based awards; (D) 914,821 shares of Parent Common Stock were reserved for issuance and available for grants of future awards under Parent’s equity or equity-based award plans; (E) 1,663,193 shares of Parent Series A Preferred Stock were issued and outstanding; (F) 3,727,641 shares of Parent Series B Preferred Stock were issued and outstanding; (G) 3,728,795 shares of Parent Series C Preferred Stock were issued and outstanding; and (H) no other shares of capital stock or other voting securities were issued, reserved for issuance or outstanding, and from the Parent Capitalization Date through the date of this Agreement, Parent has not issued any shares of Parent Common Stock or any other shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock other than shares of Parent Common Stock pursuant to equity or equity-based awards outstanding as of the Parent Capitalization Date. All of the outstanding shares of Parent Common Stock and Parent Preferred Stock are, and all shares of Parent Common Stock and Parent Preferred Stock that may be issued prior to the Company Merger Effective Time will be, duly authorized, validly issued, fully paid and nonassessable. No shares of Parent Common Stock are subject to or were issued in violation of applicable Law or the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the MGCL, other applicable Laws, Parent’s Organizational Documents or any agreement to which Parent is a party or otherwise bound.

(iii)        Except as set forth in Section 5.1(c)(i) or Section 5.1(c)(ii), as of the Parent Capitalization Date, there are no (A) issued and outstanding shares of capital stock of or other voting or equity interests in Parent; (B) securities of Parent or its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Parent; (C) options, warrants, calls or other rights or agreements to acquire from Parent or its Subsidiaries, or other obligation of Parent or its Subsidiaries to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any shares of capital stock of or other voting or equity interests in Parent or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Parent; (D) voting trusts, proxies or other similar agreements to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in Parent; or (E) obligations requiring the registration for sale of any shares of capital stock of or other voting or equity interests in Parent (including the Company Operating Partnership) (the items in clauses (A), (B) and (C) being referred to collectively as the “Parent Securities”).

(iv)          As of the date hereof, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities (other than issuances in connection with the purchase, vesting or settlement of Parent equity awards in accordance with their terms, or as set forth in Parent’s Organizational Documents). No Subsidiary of Parent owns any shares of capital stock of Parent.

5.2.         Due Authorization.

(a)         Each of Parent, Merger Sub and Parent Manager has all requisite corporate or other organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the filings under Section 2.3, to consummate the Transactions, and except for obtaining the Parent Stockholder Approval, no other corporate actions or proceedings on the part of Parent or its stockholders shall be necessary to authorize this Agreement and the Transactions. The execution, delivery and performance by Parent, Merger Sub and Parent Manager of this Agreement, and the consummation by them of the Company Merger, have been duly authorized by the Parent Board and the Merger Sub Sole Member and the sole member of Parent Manager and, except for filing the Certificate of Merger with the Delaware Secretary pursuant to the DLLCA and the Articles of Merger with the Maryland Department pursuant to the MGCL, no other corporate action on the part of Parent, Merger Sub or Parent Manager is necessary to authorize the execution, delivery and performance by Parent, Merger Sub or Parent Manager of this Agreement and the Transactions.

(b)        The Parent Board has unanimously (i) determined that this Agreement and the Transactions, including the Company Merger, are advisable, fair to and in the best interests of Parent and Parent’s stockholders; (ii) adopted this Agreement and approved the Transactions, including the Company Merger; (iii) directed that the Parent Common Stock Issuance be submitted for consideration at the Parent Stockholders Meeting; and (iv) resolved, subject to Section 6.7, to recommend that the Parent’s stockholders approve the Parent Common Stock Issuance (the “Parent Recommendation”), in each case, on the terms and subject to the conditions of this Agreement. The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Parent Common Stock in favor of issuing Parent Common Stock in connection with the Transactions at the meeting of the stockholders of Parent (the “Parent Stockholder Approval”) is the only vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) required by any applicable Law or the Organizational Documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.

(c)        Each of Parent, Merger Sub and Parent Manager has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by the Company and the Company Operating Partnership, this Agreement constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Parent Manager, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions. The shares of Parent Common Stock and the Preferred Stock Merger Consideration to be issued pursuant to the Transactions, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

5.3.         Consents and Approvals; No Violations.

(a)          The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Parent Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Parent, Merger Sub or Parent Manager, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens (other than Parent Permitted Liens) upon any of the properties or assets of Parent, Merger Sub or Parent Manager under, any provision of any material Contract pursuant to which such party is a party, or (iii) assuming the approvals, consents, clearances, waivers or authorizations referred to in Section 5.3(b) are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent, Merger Sub or Parent Manager or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or, in the case of Parent Manager, prevent or materially impair or delay the ability of Parent Manager to consummate the Transactions before the Termination Date.

(b)         No approval, consent, clearance, waiver or authorization from any Governmental Authority is required to be obtained or made by Parent, Merger Sub or Parent Manager in connection with the execution and delivery of this Agreement by Parent, Merger Sub or Parent Manager or the consummation by Parent, Merger Sub or Parent Manager of the Transactions, except for: (i) the filing with the SEC of (A) the Proxy Statement/Prospectus (including the Form S-4) and (B) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (ii) the filing of the Certificate of Merger and the Articles of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary pursuant to the DLLCA and the Maryland Department pursuant to the MGCL with respect to the Company Merger, as applicable; (iii) the filing of the Partnership Certificate of Merger and the Partnership Articles of Merger with, and acceptance for record by, the Delaware Secretary pursuant to the DRULPA and the Maryland Department pursuant to the MGCL with respect to the Partnership Merger, as applicable; (iv) filings as may be required under the rules and regulations of the NYSE; (v) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; (vi) the consents, authorizations or approvals with respect to the Business Permits; and (vii) any approval, consent, clearance, waiver or authorization of or from a Governmental Authority that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or, in the case of Parent Manager, prevent or materially impair or delay the ability of Parent Manager to consummate the Transactions before the Termination Date.

5.4.         Financial Statements; Internal Controls and Procedures; Investment Company Act.

(a)          Since December 31, 2024, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished by Parent under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.

(c)        Other than any off-balance sheet arrangements disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d)          Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From December 31, 2024, to the date of this Agreement, Parent’s auditors and the board of directors of Parent have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.

(e)          Neither the Parent nor any of Subsidiaries of the Parent is, or as of immediately prior to the Company Merger Effective Time will be, required to be registered as an investment company under the Investment Company Act.

5.5.       Proxy Statement/Prospectus; Parent, Merger Sub and Parent Manager Information. The Proxy Statement/Prospectus, when filed, distributed or otherwise disseminated to the Company’s stockholders or Parent’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Parent Manager specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the time it (and any amendment or supplement thereto) is first mailed to the Company’s stockholders and to Parent’s stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by Parent, Merger Sub or Parent Manager with respect to (and nothing in this Section 5.5 shall apply to) statements made or incorporated by reference in the Proxy Statement/Prospectus based on information (i) supplied by or on behalf of the Company or any of its Subsidiaries or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to Parent’s filings with the SEC.

5.6.        No Undisclosed Liabilities. There are no Liabilities of Parent or any of its Subsidiaries that would be required to be reflected on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in the Parent SEC Documents (including any notes thereto), (b) Liabilities arising in connection with the Transactions, (c) Liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2026, and (d) Liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.7.       Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, provided that any breach of the representations or warranties in Section 5.7(b), (c), (d) or (s) shall be deemed to have a Parent Material Adverse Effect:

(a)          Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects; and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for all material amounts of Taxes required to be paid by them other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)         Parent: (i) for its taxable years commencing with Parent’s taxable year that ended December 31, 2011, and through and including its taxable year ended December 31, 2025, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2026, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger Effective Time; and (iv) has not, taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its qualification as a REIT and, to the Knowledge of Parent, no such challenge is pending or has been threatened in writing.

(c)         Mortgage Acquisition Trust I LLC: (i) for its taxable years commencing with Parent’s taxable year that ended on December 31, 2019, and through and including its taxable year ended December 31, 2025, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2026, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger Effective Time; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its qualification as a REIT and, to the Knowledge of Parent, no such challenge is pending or has been threatened in writing.

(d)        WMC Residential Mortgage Sub-REIT I LLC: (i) for its taxable years commencing with Parent’s taxable year that ended on December 31, 2023, and through and including its taxable year ended December 31, 2025, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2026, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger Effective Time; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its qualification as a REIT and, to the Knowledge of Parent, no such challenge is pending or has been threatened in writing.

(e)         Each of Parent’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as a (i) partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation; (ii) REIT; (iii) Qualified REIT Subsidiary; or (iv) Taxable REIT Subsidiary.

(f)          Parent has made available to the Company complete and accurate copies of all U.S. federal and all other material Tax Returns filed by or on behalf of Parent or its Subsidiaries for any Tax period ending after December 31, 2020.

(g)          Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

(h)        There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Authority; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(i)         Since Parent’s formation, (i) neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither Parent nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the Knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.

(j)          Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(k)          There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Parent Permitted Liens.

(l)          Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

(m)        There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(n)         Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law or Contract.

(o)        Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(p)          Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(q)          Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(r)         No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

(s)          Neither Parent nor any of its Subsidiaries have experienced an ownership change within the meaning of Section 382 of the Code.

(t)          Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of Parent is there any other fact or circumstance that could be reasonably expected to prevent, the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(u)         Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(v)          Each of Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(w)        Notwithstanding any other provision of this Agreement, it is agreed and understood that no representation or warranty is made by Parent, Merger Sub or Parent Manager in this Agreement with respect to Taxes, other than the representations and warranties of Parent in this Section 5.7.

5.8.       Contracts. Neither Parent nor any Subsidiary of Parent is in breach of or default under any Parent Material Contract and, to the Knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in breach of or default under any Parent Material Contract, and no event has occurred through Parent’s or any of its Subsidiaries’ action, that with notice or the lapse of time or both would constitute a breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under any Parent Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract (i) is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to the Knowledge of Parent, of each other party thereto; and (ii) is in full force and effect, subject to the Enforceability Exceptions. Neither Parent nor any of its Subsidiaries has received any written notice of any other party to a Parent Material Contract to terminate for default, convenience or otherwise, or not renew, any Parent Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.9.        Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) none of Parent or any of its Subsidiaries is subject to any Order, and (b) there is no Litigation before any Governmental Authority, court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, arbitrator or mediator, pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries.

5.10.       Compliance with Laws; Permits.

(a)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and since January 1, 2024, have been, in compliance in all respects with all applicable Laws.

(b)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries hold all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all such Permits are in full force and effect; (ii) since January 1, 2024, Parent and each of its Subsidiaries have been in compliance with the terms of all such Permits; and (iii) there is, and since January 1, 2024 has been, no Litigation pending or, to the Knowledge of Parent, threatened in writing asserting any violation of any such Permit or seeking the revocation, cancellation, suspension, limitation or adverse modification of any such Permit.

(c)         Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) since January 1, 2024 through the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice or, to the Knowledge of Parent, any other communication from any Governmental Authority alleging any breach of any Governmental Authorization necessary for the ownership and operation of their businesses, (ii) since January 1, 2024, neither Parent nor any of its Subsidiaries has received written notice or, to the Knowledge of Parent, any other communication from any Governmental Authority regarding any actual or threatened involuntary revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (iii) to the Knowledge of Parent, no event has occurred and is continuing which would be grounds for revocation, withdrawal, suspension, cancellation, or termination of any such Governmental Authorization.

(d)         No Subsidiary of Parent is required as of the date hereof to be licensed or registered with any Governmental Authority as an owner or servicer of Mortgage Loans.

(e)         Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are, and since January 1, 2024 have been, in compliance with the Parent’s and its Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Parent Applicable Requirements, (ii) through the date of this Agreement, neither Parent nor any of its Subsidiaries has received written or, to the Knowledge of Parent, oral or other notice of any pending or threatened cancellation or termination of any Parent Servicing Agreement or Parent Subservicing Agreement, and (iii) there has been no servicer default or servicer termination event, and there has been no event, condition or omission that would reasonably constitute a default or breach, under any such Parent Servicing Agreement.

(f)         Notwithstanding anything contained in this Section 5.10, no representation or warranty shall be deemed to be made in this Section 5.10 in respect of Tax, employee benefits or labor matters.

5.11.       Compensation; Benefits.

(a)        Other than as set forth on Schedule 5.11(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries maintain, sponsor, contribute to or have any material liability (whether actual or contingent) with respect to, and since January 1, 2024, have never maintained, sponsored, contributed to or had any material liability (whether actual or contingent) with respect to, any material employee benefit plan.

(b)          Neither Parent nor any of its Subsidiaries contributes to or has an obligation to contribute to, or has any actual or potential liability in respect of, (i) a plan subject to Title IV of ERISA (including a Multiemployer Plan), Section 302 of ERISA, or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c)          Neither Parent nor any of its Subsidiaries has any employees.

5.12.     Absence of Changes. Since December 31, 2025 through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of, this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice. Since December 31, 2025, there has not been any change, event, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.13.       Operations of Merger Sub. Merger Sub was formed specifically for the Transactions. Since its date of incorporation, Merger Sub has not, and prior to the Company Merger Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Company Merger Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

5.14.      Ownership of Company Common Stock, Company Preferred Stock or Company Partnership Units. Except as set forth on Section 5.14 of the Parent Disclosure Letter none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivative contract), any shares of Company Common Stock or Company Preferred Stock or any Company Partnership Units, or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or Company Preferred Stock or Company Partnership Units or any other securities of the Company or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock or Company Preferred Stock or Company Partnership Units or any of the foregoing securities, except pursuant to this Agreement.

5.15.       Available Funds.

(a)         Parent’s obligations under this Agreement are not subject to a condition regarding Parent’s obtaining of funds to pay the aggregate Per Share Parent Cash Consideration. Parent has, as of the date of this Agreement, and Parent will continue to have from the date hereof through the Company Merger Effective Time, access to immediately available funds sufficient to enable Parent to make all payments contemplated by this Agreement, including the payment of the Per Share Parent Cash Consideration.

(b)          Parent Manager’s obligations under this Agreement are not subject to a condition regarding Parent Manager’s obtaining funds to pay the aggregate Per Share Additional Manager Consideration. Parent Manager has, as of the date of this Agreement, and Parent Manager will continue to have from the date hereof through the Company Merger Effective Time, access to immediately available funds sufficient to enable Parent Manager to make all payments contemplated by this Agreement, including the payment of the Per Share Additional Manager Consideration.

5.16.      Support Agreement. On or prior to the date hereof, Parent has delivered to the Company a true and complete copy of the Support Agreement, dated as of the date of this Agreement, which has been duly executed and validly delivered by AG MIT, LLC. The Support Agreement constitutes a legal, valid and binding obligation of AG MIT, LLC enforceable against AG MIT, LLC in accordance with the Support Agreement’s terms, subject to the Enforceability Exceptions. No event has occurred or circumstance exists that, with or without notice, lapse of time or both, would constitute a breach or default on the part of AG MIT, LLC under the Support Agreement.

5.17.      Brokers and Finders. Except for Piper Sandler & Co., neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

5.18.      Opinion of Financial Advisor. The Parent Board has received the opinion of Piper Sandler & Co. addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the aggregate Per Share Parent Consideration payable pursuant to this Agreement is fair, from a financial point of view, to Parent. A copy of such opinion will be promptly provided to the Company for informational purposes only.

5.19.      Investigation; No Other Representations. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, Liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to certain books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter) or any certificate delivered by the Company pursuant to this Agreement (a) the Company does not make, or has not made, and neither Parent nor Merger Sub has relied on, any express or implied representations or warranties relating to the Company, its Subsidiaries or their respective businesses or otherwise; (b) no Person has been authorized by the Company to make any representation or warranty relating to it or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party. Parent and Merger Sub further acknowledge and agree that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV or any certificate delivered by the Company pursuant to this Agreement. Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person will have or be subject to any Liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1.        Access to Information, Personnel and Facilities.

(a)         From the date of this Agreement until the earlier of the Company Merger Effective Time or the date this Agreement is terminated (the “Interim Period”), subject to Section 6.1(b) and Section 6.1(c), Parent and the Company shall, and shall cause their respective Subsidiaries to, give the other party and its Representatives, upon reasonable notice, reasonable access during normal business hours to the books and records, real property, offices and facilities of such party and its Subsidiaries, and, during such normal business hours in the Interim Period, such party shall, and shall cause its Subsidiaries to, make the officers and employees of such party and its Subsidiaries available to the other party and its Representatives and to furnish to the other party all financial, operating and other data and information, in each case, (i) as the other party shall from time to time reasonably request for the purpose of furthering the Transactions (including for the purpose of (x) in the case of Parent, assisting Parent in confirming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and (y) in the case of the Company, assisting the Company in confirming the satisfaction of the conditions set forth in Section 7.1 and Section 7.3) and for integration planning purposes; and (ii) to the extent that such access and disclosure would not obligate such party or any of its Subsidiaries to take any actions that would unreasonably interfere with the normal course of their businesses; provided, however, that, subject to Section 6.21(g), in no event shall access to any personnel of the Company and its Subsidiaries be made available to Parent or any of its Representatives for the purpose of negotiating and/or entering into any new employment or compensation arrangements without the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b)        Nothing in Section 6.1(a) shall require Parent or the Company to provide access or to disclose any information to the other party hereto or its Representatives if such access or disclosure, (i) jeopardizes the health and safety of any officer or employee of such party or any of its Subsidiaries; (ii) constitutes a violation of applicable Laws; (iii) causes a breach of, or material default pursuant to, any binding agreement entered into by such party or its Subsidiaries prior to the date of this Agreement; (iv) would reasonably be expected to result in a loss or impairment of the protection of any attorney-client or work product privilege; (v) would result in the disclosure of Trade Secrets of any Person; or (vi) relates to the Company and the Company Board’s evaluation or negotiation of the Transactions or any other transaction or strategic alternatives review process; provided, however, that in such instances such party shall inform the other party of the general nature of the information being withheld and, upon the other party’s request, exercise commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this sentence. If any of the information or material furnished pursuant to Section 6.1(a) includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by Parent or the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. In no event shall the work papers of Parent’s, the Company’s and their respective Subsidiaries’ independent accountants and auditors be accessible to the other party or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants.

(c)         All information provided by Parent or the Company shall be held in confidence in accordance with the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect until Closing and shall automatically terminate on and with effect from the Closing.

6.2.         Conduct of Company Business.

(a)          During the Interim Period, other than (i) as required, contemplated or permitted by this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as required by or reasonably responsive to a request or requirement of a Governmental Authority, applicable Law or the rules and regulations of the NYSE or (iv) as set forth in Section 6.2(a) of the Company Disclosure Letter (the exceptions in clauses (i)-(iv), the “Interim Covenant Exceptions”), the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course consistent with past practice and to maintain and preserve intact, in all material respects, its business organization, its existing relationships with its key business relationships, vendors and counterparties, and to maintain all material Permits and (B) maintain the Company’s and Company Sub-REIT’s status as a REIT; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) (subject to the exceptions set forth therein) shall be deemed a breach of this sentence, unless such action would constitute a breach of such other provision.

(b)         During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, other than pursuant to any Interim Covenant Exception or as set forth in Section 6.2(b) of the Company Disclosure Letter:

(i)          (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for: (1) quarterly dividends payable in respect of the Company Common Stock at a rate not to exceed $0.10 per share of Company Common Stock; (2) regular quarterly dividends payable in respect of (x) the Company Preferred Stock as required by their terms and consistent with past practice and (y) the issued and outstanding preferred stock of the Company Sub-REIT as required by their terms and consistent with past practice; (3) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for the Company or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of the Company or such Subsidiary; or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company (including the Company Operating Partnership Agreement in respect of the Company Operating Partnership) or any Company Equity Plan, in each case, existing as of the date hereof;

(ii)         offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, or accelerate vesting of any awards granted under the Company Equity Plans, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on Company Equity Awards granted under the Company Equity Plans that are outstanding on the date hereof; and (B) shares of capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.2(b)(i);

(iii)        (A) amend the Company’s Organizational Documents; or (B) other than amendments that are ministerial in nature, amend the Organizational Documents of any of the Company’s Subsidiaries (including the Company Operating Partnership Agreement in respect of the Company Operating Partnership);

(iv)        (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company; or (2) acquisitions of assets in the ordinary course of business, including the acquisition of any mortgage-backed securities, “To Be Announced” agency mortgage-backed securities, mortgage servicing rights, U.S. Treasuries or other assets or securities permitted under the Company’s investment guidelines in effect on the date hereof, including derivative securities and other instruments used for the purpose of hedging interest rate risk (collectively, “Company Portfolio Securities”), in each case, in the ordinary course of business and in accordance with the Company’s investment guidelines in effect on the date hereof;

(v)         sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (A) that involve a sale price consistent with the terms set forth in Section 6.2(b)(v) of the Company Disclosure Letter or (B) that are Company Portfolio Securities in the ordinary course of business and in accordance with the Company’s investment guidelines in effect on the date hereof (but excluding any bulk sales of mortgage servicing rights);

(vi)         adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(vii)       change in any material respect its material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)       except (A) if required by Law or (B) if and to the extent necessary (1) to preserve the Company’s qualification as a REIT or the qualification of any Subsidiary of the Company (including the Company Sub-REIT) as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a REIT, Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(ix)        grant or promise to grant any increase in the compensation payable or to become payable to any of its directors, officers or any other employees, consultants or independent contractors; (B) recognize or certify any labor union or labor organization as the bargaining representative of any employees of the Company or any of its Subsidiaries; (C) furlough, terminate or hire any employee or officer, other than (1) hires to fill vacancies created by the death, resignation or termination of an officer or employee (in which case the newly hired officer’s or employee’s compensation and benefits shall not exceed the compensation and benefits of the person who previously held such position) and (2) terminations for cause; (D) grant, award, pay or announce any bonus, retention, change in control, transaction, severance or similar compensation; (E) enter into or amend any employment agreement; or (F) establish or enter into any Company Benefit Plan or amend any Company Benefit Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; provided, however, that no action will be a violation of this Section 6.2(b)(ix) if it is (1) taken in order to comply with applicable Law; (2) required by, and taken pursuant to, a Company Equity Plan or Benefit Plan existing on the date hereof; (3) required to be taken pursuant to the Company Executive Severance Plan and Company Severance Plan; or (4) as set forth in Section 6.2(b) of the Company Disclosure Letter;

(x)         make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) advances made in connection with Company Portfolio Securities in the ordinary course of business; (B) reverse purchase transactions involving Company Portfolio Securities in the ordinary course of business; (C) funding of commitments in the ordinary course of business in accordance with the terms of any agreements in effect as of the date hereof; (D) for loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries in the ordinary course of business; (E) advances for reimbursable employee or personnel expenses in the ordinary course of business consistent with past practice; (F) as required under the terms of any indemnification agreement in effect on the date hereof; or (G) as required under the Organizational Documents of the Company or its applicable Subsidiary as in effect as of the date hereof;

(xi)        (A) enter into any contract that would be a Company Material Contract, except in the ordinary course of business and as would not prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Company Material Contract in any material respect except in the ordinary course of business and which would not reasonably be expected to prevent or materially delay the consummation of the Transactions, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for (1) repurchase or reverse repurchase agreements and/or master repurchase agreements to finance the purchase price of assets in the ordinary course of business or refinance the Company’s or any of its Subsidiaries’ repurchase obligations pursuant to such agreements when due in the ordinary course of business; (2) any contracts to execute dollar roll financing transactions pursuant to the Company’s or any of its Subsidiaries’ master securities forward transactions agreements to finance the purchase or sale price of “To Be Announced” agency mortgage-backed securities in the ordinary course of business; (3) any derivative financial agreements or instruments (including any swaps, swap options, futures, caps and short positions) entered into or incurred by the Company or any Subsidiary of the Company in the ordinary course of business for the purpose of fixing or hedging interest rate risk and not for speculative purposes; (4) to the extent not prohibited by other provisions in this Section 6.2(b), contracts providing for the acquisition, purchase, sale or divestiture of debt securities by the Company or any of its Subsidiaries in the ordinary course of business and that are materially consistent with the contracts or forms thereof provided to Parent prior to the date hereof; (5) any termination, renewal or extension in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal or extension) by Company or any Subsidiary of the Company; (6) any trade agreements entered into, modified, amended, terminated or assigned in the ordinary course of business; and (7) any master securities lending agreements, master securities forward transaction agreements and ISDA master agreements entered into, amended, terminated or assigned in the ordinary course of business;

(xii)       other than the settlement of any Litigation (A) reflected or reserved against on the most recent balance sheet of the Company (or in the notes thereto) filed with the SEC prior to the date hereof and not in excess of the amount reflected or reserved for such matter or (B) in connection with any stockholder litigation against the Company and/or its employees, officers or directors relating to this Agreement, the Mergers and/or the other Transactions in accordance with Section 6.14, settle, or offer or propose to settle, any Litigation against the Company or any of its Subsidiaries (excluding any audit, claim or other proceeding in respect of Taxes) that would result in (1) the payment of monetary damages or other transfer of value by the Company or any of its Subsidiaries exceeding $250,000 individually or $1,000,000 in the aggregate or (2) any material restriction on the Company or any of its Subsidiaries, or any admission of wrongdoing by the Company or any of its Subsidiaries;

(xiii)      take any action, or fail to take any action, which action or failure could reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to fail to qualify as a REIT or to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a REIT, Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xiv)      take any action, or fail to take any action, which action or failure would reasonably be expected to prevent or impede the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xv)        other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) the incurrence of any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (B) transactions pursuant to the Company’s master repurchase agreements or other financing agreements to finance the purchase price of assets in the ordinary course of business or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements when due in the ordinary course of business; (C) guarantees by the Company of indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of indebtedness of the Company or any other Subsidiaries of the Company, which indebtedness is incurred in compliance with the immediately preceding clause (B); (D) dollar roll financing transactions pursuant to the Company’s master securities forward transactions agreements to finance the purchase price of agency “To Be Announced” agency mortgage-backed securities in the ordinary course of business; (E) the incurrence of any indebtedness in connection with repurchase agreements or other financing agreements, including in connection with any mortgage servicing rights, entered into in the ordinary course of business; or (F) any derivative financial instruments or arrangements entered into or incurred by the Company or any of its Subsidiaries for the purpose of fixing or hedging interest rate and not for speculative purposes;

(xvi)       enter into any new line of business;

(xvii)     take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

(xviii)    other than with Subsidiaries of the Company, enter into any material transactions or contracts with any Affiliates of the Company; or

(xix)       agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).

(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries (including the Company Operating Partnership) from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company or the Company Sub-REIT to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company’s stockholders in accordance with this Agreement or otherwise, or (iii) avoid being required to register as an investment company under the Investment Company Act; provided, however, that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.

6.3.         Conduct of Parent Business.

(a)          During the Interim Period, other than (i) as required, contemplated or permitted by this Agreement, (ii) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), (iii) as required by or reasonably responsive to a request or requirement of a Governmental Authority, applicable Law or the rules and regulations of the NYSE; or (iv) as set forth in Section 6.3(a) of the Parent Disclosure Letter (the exceptions in clauses (i)-(iv), the “Parent Interim Covenant Exceptions”), Parent shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course and to maintain and preserve intact, in all material respects, its business organization, its existing relationships with its key business relationships, vendors and counterparties, and to maintain all material Permits; and (B) maintain Parent’s status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.3(b) (subject to the exceptions set forth therein) shall be deemed a breach of this sentence, unless such action would constitute a breach of such other provision.

(b)         During the Interim Period, Parent shall not, and shall cause its Subsidiaries not to, other than pursuant to any Parent Interim Covenant Exception or as set forth in Section 6.3(b) of the Parent Disclosure Letter:

(i)          (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for: (1) quarterly dividends payable in respect of the Parent Common Stock at a rate not to exceed $0.24 per share of Parent Common Stock; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock as required by their terms and consistent with past practice; (3) dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for Parent or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of Parent or such Subsidiary; or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of Parent); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the Organizational Documents of Parent or any Subsidiary of Parent, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

(ii)         offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on awards granted under any stock or other equity award plans of Parent and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under any stock or other equity award plans of Parent to employees, officers, directors and other service providers in the ordinary course of business; and (C) shares of Parent Common Stock, Parent Preferred Stock or capital stock or other ownership interests of any Subsidiary of Parent issued as a dividend made in accordance with Section 6.3(b)(i);

(iii)        amend Parent’s or Merger Sub’s respective Organizational Documents;

(iv)        (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets or any business or any corporation, partnership, association or other business organization or division thereof that would reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions before the Termination Date;

(v)         sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (A) in connection with securitizations (including exercising call options), (B) in connection with commercial loans, (C) in connection with the purchase of a material amount of assets, (D) in the ordinary course of business, (E) that involve a sale price consistent with the terms set forth in Section 6.3(b)(v) of the Parent Disclosure Letter or (F) that are mortgage-backed securities, “To Be Announced” agency mortgage-backed securities, mortgage servicing rights, U.S. Treasuries or other assets or securities permitted under Parent’s investment guidelines in effect on the date hereof, including derivative securities and other instruments used for the purpose of hedging interest rate risk in the ordinary course of business (but excluding any bulk sales of mortgage servicing rights), solely to the extent that, in the case of each of the foregoing clauses (A) through (F), such matters do not violate Parent’s investment guidelines and policies in effect on the date hereof and would not reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions before the Termination Date;

(vi)        adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any wholly owned Subsidiary of Parent or between or among wholly owned Subsidiaries of Parent;

(vii)       change in any material respect its material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)      except (A) if required by Law or (B) if and to the extent necessary (1) to preserve Parent’s qualification as a REIT or the qualification of any Subsidiary of Parent as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a REIT, Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(ix)        take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries fail to qualify as a REIT or to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a REIT, Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(x)         take any action, or fail to take any action, which action or failure would reasonably be expected to prevent or impede the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xi)         take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act; or

(xii)        agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.3(b).

(c)         Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to Parent’s stockholders in accordance with this Agreement or otherwise, or (iii) avoid being required to register as an investment company under the Investment Company Act; provided, however, that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.

(d)        Except as required by this Agreement or as required by applicable Law, during the Interim Period, Parent shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions or (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions or (ii) take any action that is intended to or will materially delay or materially impede the ability of Parent to otherwise perform its covenants and agreements under this Agreement or to consummate the Transactions.

6.4.        Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Company Merger on the terms and conditions set forth in this Agreement.

6.5.         Company No Solicitation.

(a)          No Solicitation or Negotiation. Except as expressly permitted by this Section 6.5, from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company Merger Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal; or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry that did not arise from a material breach of this Section 6.5(a), solely to ascertain facts from the Person making such Company Takeover Proposal, consistent with the Company Board’s fiduciary duties, about such Company Takeover Proposal and the Person that made it, and to refer the inquiring Person to this Section 6.5). The Company shall, and the Company shall cause its Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately after the date hereof cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal. As promptly as practicable after the execution of this Agreement (and, in the case of clause (B), within twenty-four (24) hours thereafter), the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement within the four month period immediately preceding the date hereof in connection with its consideration of a Company Takeover Proposal or potential Company Takeover Proposal promptly destroy or return to the Company all non-public information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal by such Person and its Representatives.

(b)        Superior Proposals. Notwithstanding anything to the contrary contained in this Agreement, if at any time from and after the date hereof and prior to obtaining the Company Stockholder Approval, the Company receives from any Person a Company Takeover Proposal that did not result from a material breach of Section 6.5(a), and if the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may, in response to such Company Takeover Proposal, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to the Person that has made such written Company Takeover Proposal and its Representatives, prospective debt and equity financing sources and/or their respective Representatives (provided, however, that the Company shall, prior to or substantially concurrently with the delivery to such Person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives, prospective debt and equity financing sources and/or their respective Representatives unless such information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives, prospective debt and equity financing sources and/or their respective Representatives regarding such Company Takeover Proposal; provided, however, that the Company and its Representatives may contact any Person in writing (with a request that any response from such Person be in writing) with respect to a Company Takeover Proposal to clarify any terms and conditions thereof which are necessary to determine whether the Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal without the Company Board being required to make such determination prior to taking such action. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if the Company Board makes the determinations set forth in this Section 6.5(b).

(c)          Notice. At any time after the date hereof and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company Merger Effective Time, the Company shall promptly (and in no event later than forty-eight (48) hours after receipt) notify Parent (orally or in writing) in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Company Takeover Proposal, any inquiry, proposal, offer or request for information that would reasonably be expected to lead to a Company Takeover Proposal or any amendment or modification to the material terms of any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal, a copy of any agreements or draft documents relating thereto and copies of any correspondence between the Company or its Representatives and the Person (or its Representatives) submitting such Company Takeover Proposal, inquiry, proposal offer or request relating thereto. The Company shall keep Parent reasonably informed on a prompt and current basis with respect to the status and material terms of any such Company Takeover Proposal, inquiry, proposal, offer or request and any material changes to the status of any such discussions or negotiations and promptly (and in any event within forty-eight (48) hours after receipt) provide Parent with copies of any correspondence, agreements or draft documents provided by the Company or such Person or their respective Representatives with respect thereto, in each case to the extent not previously made available to Parent.

(d)       Change in Recommendation or Termination in Response to Company Superior Proposal. Notwithstanding anything else in this Agreement to the contrary, from the date hereof, except as expressly permitted by this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent in any material respect, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement/Prospectus in accordance with Section 6.8(a); (B) adopt, approve, endorse or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend to the stockholders of the Company, a Company Takeover Proposal; (C) within ten (10) Business Days of Parent’s written request, fail to make or reaffirm the Company Recommendation following the date any Company Takeover Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company; provided, however, that Parent may not make any such request on more than one occasion in respect of any Company Takeover Proposal or more than one occasion in respect of any material modification of a Company Takeover Proposal; or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Company Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in this clause (i) being referred to as a “Company Change of Recommendation”); or (ii) authorize, cause or direct the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5(b)). Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Takeover Proposal received by the Company after the date of this Agreement that did not result from a material breach of Section 6.5(a) which the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, (x) constitutes a Company Superior Proposal and (y) that failure to take the following actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, make a Company Change of Recommendation in respect of such Company Superior Proposal and/or cause the Company to terminate this Agreement in accordance with Section 8.1(d)(ii); provided, however, that prior to taking any such action, (A) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include a summary of the material terms and conditions of such Company Superior Proposal, the identity of the Person making such Company Superior Proposal and a copy of the Company Superior Proposal and a copy of any proposed agreements providing for such Company Superior Proposal (including any financing documents); (B) during such five (5) Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose; (C) upon the end of such five (5) Business Day period (or such subsequent notice period as contemplated by clause (D) below this proviso), the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its independent financial advisor and outside legal counsel, that the Company Superior Proposal continues to constitute a Company Superior Proposal and that a failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and (D) in the event of any change to any of the financial terms (including the form, amount or timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided, however, that the notice period thereunder shall only be three (3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.5(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(e)         Company Change of Recommendation in Response to Company Intervening Event. Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Intervening Event, make a Company Change of Recommendation, and the Company Board determines in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board shall not be entitled to effect such a Company Change of Recommendation until (i) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to effect such a Company Change of Recommendation, which notice shall specify the reasons therefor and include a reasonable description of such Company Intervening Event; (ii) during the five (5) Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make adjustments to the terms and conditions of this Agreement; and (iii) following the end of such five (5) Business Day period, the Company Board, after consultation with the Company’s independent financial advisor and outside legal counsel and taking into account any revisions to the terms and conditions of this Agreement proposed by Parent, shall have determined in good faith that the failure of the Company Board to make such a Company Change of Recommendation in response to such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(f)         Nothing contained in this Section 6.5 shall prohibit the Company, the Company Board or a committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; (ii) making any disclosure to the stockholders of the Company that is required by Law or stock exchange rule or listing agreement; (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iv) informing any Person of the existence of the provisions contained in this Section 6.5; or (v) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d‑9(f) under the Exchange Act (or any substantially similar communication); provided, however, that this Section 6.5(f) shall not be deemed to permit the Company Board or any committee thereof to make a Company Change of Recommendation other than in accordance with Section 6.5(d) or Section 6.5(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the Company’s receipt of a Company Takeover Proposal, the identity of the Person making such Company Takeover Proposal, the material terms of such Company Takeover Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) changing, qualifying, withholding, withdrawing or modifying, or a proposal by the Company Board (or a committee thereof) to change, qualify, withhold, withdraw or modify, the Company Recommendation; (B) an adoption, approval or recommendation with respect to such Company Takeover Proposal; or (C) a Company Change of Recommendation.

6.6.         Parent No-Solicitation.

(a)          No Solicitation or Negotiation. Except as expressly permitted by this Section 6.6, from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company Merger Effective Time, Parent shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal; or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal (other than, in response to an unsolicited inquiry that did not arise from a material breach of this Section 6.6(a), solely to ascertain facts from the Person making such Parent Takeover Proposal, consistent with the Parent Board’s fiduciary duties, about such Parent Takeover Proposal and the Person that made it, and to refer the inquiring Person to this Section 6.6). Parent shall, and Parent shall cause its Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately after the date hereof cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal.

(b)        Superior Proposals. Notwithstanding anything to the contrary contained in this Agreement, if at any time from and after the date hereof and prior to obtaining Parent Stockholder Approval, Parent receives from any Person a Parent Takeover Proposal that did not result from a material breach of Section 6.6, and if Parent Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Parent Takeover Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, then Parent and its Representatives may, in response to such Parent Takeover Proposal, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Parent or any of its Subsidiaries to the Person that has made such written Parent Takeover Proposal and its Representatives, prospective debt and equity financing sources and/or their respective Representatives (provided, however, that Parent shall, prior to or substantially concurrently with the delivery to such Person, provide to the Company any information concerning Parent or any of its Subsidiaries that is provided or made available to such Person or its Representatives, prospective debt and equity financing sources and/or their respective Representatives unless such information has been previously provided to the Company) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Parent Takeover Proposal and its Representatives, prospective debt and equity financing sources and/or their respective Representatives regarding such Parent Takeover Proposal; provided, however, that Parent and its Representatives may contact any Person in writing (with a request that any response from such Person be in writing) with respect to a Parent Takeover Proposal to clarify any terms and conditions thereof which are necessary to determine whether Parent Takeover Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal without the Parent Board being required to make such determination prior to taking such action. Parent shall promptly (and in any event within twenty-four (24) hours) notify the Company in writing if Parent Board makes the determinations set forth in this Section 6.6(b).

(c)         Notice. At any time after the date hereof and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company Merger Effective Time, Parent shall promptly (and in no event later than forty-eight (48) hours after receipt) notify the Company (orally or in writing) in the event that Parent or any of its Subsidiaries or its or their Representatives receives a Parent Takeover Proposal, any inquiry, proposal, offer or request for information that would reasonably be expected to lead to a Parent Takeover Proposal or any amendment or modification to the material terms of any Parent Takeover Proposal, including the identity of the Person making such Parent Takeover Proposal, a copy of any agreements or draft documents related thereto and copies of any correspondence between Parent or its Representatives and the Person (or its Representatives) submitting such Parent Takeover Proposal, inquiry, proposal offer or request relating thereto. Parent shall keep the Company reasonably informed on a prompt and current basis with respect to the status and material terms of any such Parent Takeover Proposal, inquiry, proposal, offer or request and any material changes to the status of any such discussions or negotiations and promptly (and in any event within forty-eight (48) hours after receipt) provide the Company with copies of any correspondence, agreements or draft documents provided by Parent or such Person or their respective Representatives with respect thereto, in each case to the extent not previously made available to the Company.

(d)      Change in Recommendation or Termination in Response to Parent Superior Proposal. Notwithstanding anything else in this Agreement to the contrary, from the date hereof, except as expressly permitted by this Section 6.6(d), neither the Parent Board nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to the Company in any material respect, the Parent Recommendation, or fail to include the Parent Recommendation in the Proxy Statement/Prospectus in accordance with Section 6.8(d); (B) adopt, approve, endorse or recommend to the stockholders of Parent, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend to the stockholders of Parent, a Parent Takeover Proposal; (C) within ten (10) Business Days of the Company’s written request, fail to make or reaffirm the Parent Recommendation following the date any Parent Takeover Proposal or any material modification thereto is first published or sent or given to the stockholders of Parent; provided, however, that the Company may not make any such request on more than one occasion in respect of any Parent Takeover Proposal or more than one occasion in respect of any material modification of a Parent Takeover Proposal; or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Parent Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in this clause (i) being referred to as a “Parent Change of Recommendation”); or (ii) authorize, cause or direct Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to, or that would reasonably be expected to lead to, any Parent Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.6(b)). Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Parent Stockholder Approval, the Parent Board may, in response to a Parent Takeover Proposal received by Parent after the date of this Agreement that did not result from a material breach of Section 6.6(a) which the Parent Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, (x) constitutes a Parent Superior Proposal and (y) that failure to take the following actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, make a Parent Change of Recommendation in respect of such Parent Superior Proposal and/or cause Parent to terminate this Agreement in accordance with Section 8.1(e)(ii); provided, however, that prior to taking any such action, (A) Parent shall have given the Company at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include a summary of the material terms and conditions of such Parent Superior Proposal, the identity of the Person making such Parent Superior Proposal and a copy of the Parent Superior Proposal and a copy of any proposed agreements providing for such Parent Superior Proposal (including any financing documents); (B) during such five (5) Business Day period following the date on which such notice is received, Parent shall and shall cause its Representatives to, negotiate with the Company in good faith (to the extent the Company wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as the Company may propose; (C) upon the end of such five (5) Business Day period (or such subsequent notice period as contemplated by clause (D) below this proviso), the Parent Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its independent financial advisor and outside legal counsel, that the Parent Superior Proposal continues to constitute a Parent Superior Proposal and that a failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and (D) in the event of any change to any of the financial terms (including the form, amount or timing of payment of consideration) or any other material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided, however, that the notice period thereunder shall only be three (3) Business Days) during which time Parent shall be required to comply with the requirements of this Section 6.6(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(e)         Parent Change of Recommendation in Response to Parent Intervening Event. Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining Parent Stockholder Approval, the Parent Board may, in response to a Parent Intervening Event, make a Parent Change of Recommendation, and the Parent Board determines in good faith, after consultation with Parent’s independent financial advisor and outside legal counsel, that the failure of the Parent Board to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Parent Board shall not be entitled to effect such a Parent Change of Recommendation until (i) Parent shall have given the Company at least five (5) Business Days’ prior written notice of its intention to effect such a Parent Change of Recommendation, which notice shall specify the reasons therefor and include a reasonable description of such Parent Intervening Event; (ii) during the five (5) Business Day period following the date on which such notice is received, Parent shall and shall cause its Representatives to negotiate in good faith with the Company (to the extent the Company wishes to negotiate), to make adjustments to the terms and conditions of this Agreement; and (iii) following the end of such five (5) Business Day period, the Parent Board, after consultation with Parent’s independent financial advisor and outside legal counsel and taking into account any revisions to the terms and conditions of this Agreement proposed by the Company, shall have determined in good faith that the failure of the Parent Board to make such a Parent Change of Recommendation in response to such Parent Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(f)          Nothing contained in this Section 6.6 shall prohibit Parent, the Parent Board or a committee thereof from (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; (ii) making any disclosure to the stockholders of Parent that is required by Law or stock exchange rule or listing agreement; (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iv) informing any Person of the existence of the provisions contained in this Section 6.6; or (v) making any “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication); provided, however, that this Section 6.6(f) shall not be deemed to permit the Parent Board or any committee thereof to make a Parent Change of Recommendation other than in accordance with Section 6.6(d) or Section 6.6(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by Parent or the Parent Board (or a committee thereof) that solely describes Parent’s receipt of a Parent Takeover Proposal, the identity of the Person making such Parent Takeover Proposal, the material terms of such Parent Takeover Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) changing, qualifying, withholding, withdrawing or modifying, or a proposal by the Parent Board (or a committee thereof) to change, qualify, withhold, withdraw or modify, the Parent Recommendation; (B) an adoption, approval or recommendation with respect to such Parent Takeover Proposal; or (C) a Parent Change of Recommendation.

6.7.        Form S-4 and Joint Proxy Statement.

(a)         As promptly as reasonably practicable after the execution of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a registration statement on Form S-4 of Parent relating to the Parent Common Stock Issuance (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement shall be included as a prospectus (collectively, the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act and for the Proxy Statement/Prospectus to be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as reasonably practicable after such filing and to keep the Form S-4 effective for as long as is necessary to consummate the Company Merger. Parent and the Company shall use reasonable efforts to respond as promptly as practicable to any comments of the SEC staff in respect of the Proxy Statement/Prospectus and to cause the definitive Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable following the effectiveness of the Form S-4 under the Securities Act. The Company will furnish Parent all information reasonably requested by Parent relating to the Company required by applicable Law to be set forth in the Proxy Statement/Prospectus. Parent and Merger Sub will furnish the Company with all information reasonably requested by the Company relating to Parent and Merger Sub required by applicable Law to be set forth in the Proxy Statement/Prospectus. Each of Parent and the Company shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus and the receiving party shall provide the other party with copies of all correspondence between the receiving party and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement/Prospectus. Each of Parent and the Company shall provide the other party a reasonable opportunity to review and propose comments on the Proxy Statement/Prospectus prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by the other party for inclusion therein. Each of Parent and the Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement/Prospectus as promptly as practicable after receipt thereof and shall provide all cooperation reasonably requested by the other party in connection therewith.

(b)       If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by a party hereto, which information should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the party hereto that discovers such information shall promptly notify the other party hereto and Parent and the Company shall use reasonable best efforts to prepare and mail to the Company’s stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of Parent and the Company further agrees to use reasonable best efforts to cause the Proxy Statement/Prospectus as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law.

(c)         If at any time prior to the Parent Stockholders Meeting any information relating to Parent or the Company, or any of their respective Affiliates, is discovered by a party hereto, which information should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the party hereto that discovers such information shall promptly notify the other party hereto and the Company and Parent shall use reasonable best efforts to prepare and mail to Parent’s stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company and Parent further agrees to use reasonable best efforts to cause the Proxy Statement/Prospectus as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Parent’s stockholders, in each case as and to the extent required by applicable Law.

6.8.        Stockholders Meetings.

(a)         Subject to the other provisions of this Agreement, the Company shall (i) take all actions required under the MGCL and the Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Form S-4 becomes effective for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”); and (ii) subject to a Company Change of Recommendation pursuant to, and in accordance with, Section 6.5, include in the Proxy Statement/Prospectus the Company Recommendation and use reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the approval of this Agreement and approval of the Transactions.

(b)        Notwithstanding anything to the contrary in this Agreement, (i) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders Meeting, including due to an absence of quorum, then prior to the vote contemplated having been taken, the Company shall have the right, after consultation with Parent, to adjourn, delay or postpone the Company Stockholders Meeting (for a period of not more than thirty (30) calendar days for each such adjournment, delay or postponement) for the purpose of soliciting additional votes in favor of obtaining the Company Stockholder Approval; and (ii) if requested by Parent on no more than two occasions, the Company shall adjourn, delay or postpone the Company Stockholders Meeting (for a period of not more than thirty (30) calendar days each), if Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders Meeting. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(c)         Notwithstanding any Company Change of Recommendation, but subject to Section 6.5(d), unless this Agreement has been terminated in accordance with its terms, the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders Meeting.

(d)        Subject to the other provisions of this Agreement, Parent shall (i) take all actions required under the MGCL and its Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Form S-4 becomes effective for the purpose of obtaining the Parent Stockholder Approval (the “Parent Stockholders Meeting”); and (ii) subject to a Parent Change of Recommendation pursuant to, and in accordance with, Section 6.6, include in the Proxy Statement/Prospectus the Parent Recommendation and use reasonable best efforts to solicit from Parent’s stockholders proxies in favor of the approval of the Parent Common Stock Issuance.

(e)       Notwithstanding anything to the contrary in this Agreement, (i) if Parent reasonably determines in good faith that the Parent Stockholder Approval is unlikely to be obtained at the Parent Stockholders Meeting, including due to an absence of quorum, then prior to the vote contemplated having been taken, Parent shall have the right, after consultation with the Company, to adjourn, delay or postpone the Parent Stockholders Meeting (for a period of not more than thirty (30) calendar days for each such adjournment, delay or postponement) for the purpose of soliciting additional votes in favor of obtaining the Parent Stockholder Approval; and (ii) if requested by the Company on no more than two occasions, Parent shall adjourn, delay or postpone the Parent Stockholders Meeting (for a period of not more than thirty (30) calendar days each), if the Company reasonably determines in good faith that the Parent Stockholder Approval is unlikely to be obtained at the Parent Stockholders Meeting. If requested by the Company, Parent shall promptly provide to the Company all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by the Parent or Parent’s transfer agent, proxy solicitor or other Representatives.

(f)          Notwithstanding any Parent Change of Recommendation, but subject to Section 6.6(d), unless this Agreement has been terminated in accordance with its terms, the Parent Stockholders Meeting shall be convened and this Agreement shall be submitted to the Parent’s stockholders at the Parent Stockholders Meeting.

(g)         The parties shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day.

6.9.        Efforts.

(a)       Subject to the terms and conditions of this Agreement, the parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions and to cause the conditions to the Transactions set forth in Article VII to be satisfied as promptly as practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the preparation and filing of all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Transactions; (ii) satisfaction of the conditions to consummating the Transactions; and (iii) taking all actions, subject to the limitations of this Section 6.9, necessary, proper or advisable to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Authority required to be obtained or made by Parent or Merger Sub or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any material portion of the assets or businesses of such party, any of its Subsidiaries or their Affiliates or (B) otherwise to take or commit to take any actions that would limit in any material respect the freedom of such party, its Subsidiaries or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets; provided, further, that the Company and its Subsidiaries shall not take any of the actions referred to in the proceeding proviso (or agree to take such actions) without Parent’s prior written consent.

(b)        To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing, consent, authorization, approval, notice made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other Transactions. Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority undertaken pursuant to the provisions of this Section 6.9. In that regard, each party hereto shall promptly consult with the other parties hereto with respect to and provide any necessary information and assistance as the other parties hereto may reasonably request with respect to (and, in the case of correspondence, provide the other parties hereto (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party hereto or any of its Affiliates with any Governmental Authority or any other information supplied by or on behalf of such party hereto or any of its Affiliates to, or correspondence with, any Person in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other parties hereto, and if in writing, furnish the other parties hereto with copies of (or, in the case of oral communications, advise the other parties hereto orally of) any communication from or to any Governmental Authority regarding the Transactions, and permit the other parties hereto to review and discuss in advance, and consider in good faith the views of the other parties hereto in connection with, any proposed communication or submission with any such Governmental Authority. No party hereto or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Authority in connection with this Agreement and the Transactions, including any consents, authorizations, approvals, notices with respect to Business Permits, unless it consults with the other parties hereto in advance and, to the extent not prohibited by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.9(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.9, materials provided pursuant to this Section 6.9 may be redacted (i) to remove references concerning the valuation or future plans of the Company and the Transactions; (ii) as necessary to comply with existing contractual obligations; and (iii) as necessary to address reasonable privilege concerns; provided, however, that a party redacting materials shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of any applicable Law, existing contractual obligation, or privilege.

(c)         Without limiting the generality of Section 6.9(a), the Company and Parent shall, and shall cause their applicable Subsidiaries to, make or file, as promptly as practicable, with the appropriate Governmental Authority all filings, forms, applications, registrations and notifications, including the Required Regulatory Notifications, required to be filed in connection with the Transactions or to consummate the Mergers under any applicable Laws or to obtain all consents, clearances, waivers, authorizations and approvals with respect to the Business Permits (including, for the avoidance of doubt, the Required Regulatory Approvals). The Company and Parent shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Authorities, or provide any supplemental information that may be requested by Governmental Authorities, in connection with filings, forms, applications, registrations and notifications made with such Governmental Authorities. Neither the Company nor Parent will withdraw any such filings, forms, applications, registrations or notifications, nor extend the timing for any review period by any Governmental Authority in connection with obtaining any approval, consent, clearance, waiver or authorization from any Governmental Authority, including with respect to the Business Permits (including, for the avoidance of doubt, the Required Regulatory Approvals), without the prior written consent of the other party hereto.

(d)        Without limiting the generality of Section 6.9(a), if requested in writing by Parent, the Company shall, and shall causes its Affiliates to, use its reasonable best efforts to assist Parent in obtaining, effective no earlier than the Closing, any amendment, agreement, consent or waiver under the documentation relating to the Company Facilities (collectively, the “Facility Documentation”), in connection with the consummation of the Transactions, including with respect to a change in control of the Company or any of its Subsidiaries under any Facility Documentation, including any “Change In Control” (as such term is defined in the Facility Documentation), from any party whose agreement, consent or waiver is required in connection therewith, in the form and on the terms as may be reasonably requested by Parent.

6.10.      Public Announcements. The Company, Parent and Parent Manager agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be joint and in a form agreed to by the parties hereto and the parties hereto shall consult with each other before issuing any subsequent press release or making any other public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (a) a party hereto may, without the prior consent of any other party hereto (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public announcement to the extent required by applicable Law or the applicable rules of any stock exchange or by any regulatory authority; (b) each of the Company, Parent and Parent Manager may make press releases or public communications concerning this Agreement and the Transactions that consist solely of information previously disclosed in previous press releases or announcements made by Parent, Parent Manager and/or the Company in compliance with this Section 6.10; and (c) each of the Company, Parent and Parent Manager may make any public statements in response to questions by the press, analysts or investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent, Parent Manager and/or the Company in compliance with this Section 6.10; provided, further, that subject to compliance with Section 6.5 or Section 6.6, respectively, the Company and Parent may issue press releases or make public announcements with respect to any Company Takeover Proposal or Parent Takeover Proposal, respectively, from and after the receipt thereof without consulting with, or obtaining the prior consent of, Parent.

6.11.      Indemnification and Insurance.

(a)         From and after the Company Merger Effective Time, each of the Surviving Entity and Parent shall, to the same extent permitted by the Organizational Documents of the Company and its Subsidiaries in effect on the date hereof: (i) indemnify and hold harmless each Person who is at the date hereof, was previously, or during the period from the date hereof through the Company Merger Effective Time will be, serving as a director, officer, employee or agent of the Company or any of its Subsidiaries (including the Company Operating Partnership) and each Person who served as a director, officer, employee, agent, partner, trustee or member of another corporation, unincorporated association, business trust, estate, partnership, joint venture, individual trust, employee benefit plan or other legal entity at the request of or for the benefit of the Company or any of its Subsidiaries (including the Company Operating Partnership) (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim (without prejudice to Section 6.14); and (ii) promptly advance to such Covered Person any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the Covered Person of any Claim Expenses incurred by such Covered Person in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, provided that such Covered Person provides an undertaking to repay such advances if such Covered Person is ultimately determined not to be entitled to indemnification hereunder under applicable Law. In the event of any such D&O Claim, Parent, the Surviving Entity and the Covered Person shall reasonably cooperate with the Covered Person in the defense of such D&O Claim. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries (including the Company Operating Partnership) after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.

(b)         For not less than six years from and after the Company Merger Effective Time, the Organizational Documents of the Surviving Entity shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Organizational Documents of the Company. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Company Merger Effective Time) is made against any Covered Persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Company Merger Effective Time, the provisions of this Section 6.11(b) shall continue in effect until the final disposition of such D&O Claim. Following the Company Merger Effective Time, the indemnification Contracts in existence on the date of this Agreement set forth on Section 6.11(b) of the Company Disclosure Letter with any of the Covered Persons shall be assumed by the Surviving Entity, without any further action, and shall continue in full force and effect in accordance with their terms.

(c)        Parent will cause to be put in place, and Parent shall fully prepay immediately prior to the Company Merger Effective Time, a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Mergers) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six years from the Company Merger Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Company Merger Effective Time; provided, however, the aggregate premium for such “tail” insurance policy shall not exceed an amount equal to 300% of the annual premium paid by the Company for such insurance as of the date of this Agreement; and provided, further, that if the premium of such insurance coverage exceeds such amount, Parent shall cause to be put in place a policy with the greatest coverage available, with respect to the facts, acts, events or omissions occurring prior to the Company Merger Effective Time, for a cost not exceeding such amount. Parent and the Surviving Entity shall cause any such policy (whether obtained by Parent, the Company or the Surviving Entity) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Entity to honor all its obligations thereunder.

(d)         In the event that Parent or the Surviving Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11.

(e)         The obligations under this Section 6.11 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.11. In the event of any breach by the Surviving Entity or Parent of this Section 6.11, the Surviving Entity shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in successfully enforcing the indemnity and other obligations provided in this Section 6.11 as such fees are incurred, upon the written request of such Covered Person.

(f)        The rights of the Covered Persons under this Section 6.11 are in addition to any rights such Covered Persons may have under the Articles of Incorporation and the Bylaws, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries (including the Company Operating Partnership) for any of their respective directors, officers or other employees.

6.12.     Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock and Company Preferred Stock under the Exchange Act as promptly as practicable after the Company Merger Effective Time.

6.13.     Listing. Parent shall take all actions necessary to cause the shares of Parent Common Stock, shares of Parent Series D Cumulative Redeemable Preferred Stock and shares of Parent Series E Cumulative Redeemable Preferred Stock to be issued hereunder to be listed on the NYSE, subject to official notice of issuance.

6.14.     Transaction Litigation. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any stockholder demands, litigation, arbitration or other similar actions against such party or any of their respective directors or officers relating to this Agreement or the Transactions, and shall keep each other informed on a reasonably prompt basis with respect to the status thereof. The Company and Parent shall give the other the opportunity to participate (at the other’s expense) in the defense or settlement of any such action and reasonably cooperate with the other in conducting the defense or settlement of such action, and no such settlement or any disclosure in connection therewith shall be agreed without the other’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.14 and Section 6.2 or Section 6.9, the provisions of this Section 6.14 shall control.

6.15.     Rule 16b-3. During the Interim Period, each of Parent and the Company shall take all such reasonable steps as may be necessary to cause the Transactions and any dispositions of Company equity securities or acquisitions of Parent equity securities pursuant to the Transactions by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who (a) is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or (b) at the Company Merger Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

6.16.      Takeover Law. Neither Parent nor the Company shall take any action that would cause any Takeover Law to become applicable to this Agreement and the Transactions, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company shall promptly take such reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and to otherwise act to eliminate or minimize the effects of any Takeover Law on any of the Transactions.

6.17.    Resignations. Upon Parent’s written request at least five Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company Board in office as of immediately prior to the Company Merger Effective Time, subject to, and effective upon, the Company Merger Effective Time.

6.18.     Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations or the Company Operating Partnership prior to the Company Merger Effective Time and the Partnership Merger Effective Time, respectively. Prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Prior to the Partnership Merger Effective Time, the Company Operating Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.19.      Additional Dividends.

(a)         Prior to the Company Merger Effective Time, the Company may authorize and declare a dividend to its stockholders pursuant to this Section 6.19(a), the payment date for which shall be the close of business on the last Business Day prior to the Closing Date or such other date as Parent and the Company may agree, subject to funds being legally available therefor. The record date for any such dividends shall be three Business Days before the payment date. Any per share dividend amount payable by the Company with respect to the Company Common Stock pursuant to this Section 6.19(a) shall be an amount equal to (i) the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Company Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.

(b)        Prior to the Company Merger Effective Time, Parent may, in its sole discretion, authorize and declare a dividend to its stockholders pursuant to this Section 6.19(b), the payment date for which shall not be earlier than the close of business on the last Business Day prior to the Closing Date (but in Parent’s discretion may be after the Closing Date to Parent’s stockholders of record determined in accordance with this Section 6.19(b)), subject to funds being legally available therefor. The record date for any such dividends shall be three Business Days before the payment date. Any per share dividend amount payable by Parent with respect to the Parent Common Stock pursuant to this Section 6.19(b) shall be an amount equal to (i) Parent’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Parent Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. Parent and the Company shall cooperate in good faith to determine whether it is necessary to authorize and declare a Parent Additional Dividend Amount and the amount (if any) of the Parent Additional Dividend Amount.

6.20.      Tax Matters.

(a)         Each of the parties hereto shall use its reasonable best efforts to cause the Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering customary tax representation letters to the Company’s and/or Parent’s counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Mergers contained or set forth in the Form S-4; or (ii) the tax opinions referenced in Section 7.2(e) and Section 7.3(e). None of the parties hereto shall (and each of the parties hereto shall cause their respective Subsidiaries not to) take any action, or fail to take any action, which could reasonably be expected to cause the Company Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Company Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)         The Company shall (i) use its reasonable best efforts to obtain the opinions of counsel referred to in Section 7.3(d) and Section 7.3(e); and (ii) deliver to Hunton Andrews Kurth LLP and Mayer Brown LLP officer’s certificates, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Hunton Andrews Kurth LLP to render the opinions described in Section 7.2(e) and Section 7.3(d), and Mayer Brown LLP to render the opinions described in Section 7.2(d) and Section 7.3(e) on the Closing Date.

(c)         Parent shall (i) use its reasonable best efforts to obtain the opinions of counsel referred to in Section 7.2(d) and Section 7.2(e); and (ii) deliver to Hunton Andrews Kurth LLP and Mayer Brown LLP officer’s certificates, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Hunton Andrews Kurth LLP to render the opinions described in Section 7.2(e) and Section 7.3(d), and Mayer Brown LLP to render the opinions described in Section 7.2(d) and Section 7.3(e) on the Closing Date.

6.21.      Employee Matters.

(a)        For a period of one (1) year following the Closing Date, Parent shall provide or cause the Surviving Entity, Parent Manager or their respective Affiliates to provide to each of the employees who is employed by the Company immediately prior to the Closing and remains employed by the Company, Parent, the Surviving Entity, Parent Manager or any of their respective Affiliates immediately following the Closing (each, a “Continuing Employee”), (i) a base salary, hourly rate or wages that are not less than those provided to such Continuing Employee immediately prior to the Closing Date, (ii) variable/incentive/bonus pay opportunities that are not less than those provided to such Continuing Employee immediately prior to the Closing Date, (iii) severance benefits that are not less than those provided to such Continuing Employee immediately prior to the Closing Date (taking into account service credited after the Closing Date pursuant to this Agreement), and (iv) other employee benefit plans and arrangements (excluding any defined benefit plans and any equity-based compensation) that are no less favorable than those provided to similarly situated employees of Parent, the Surviving Entity, Parent Manager or their applicable Affiliate, as the case may be.

(b)       Parent shall cause the Surviving Entity, Parent Manager or their respective Affiliates to, credit (or cause to be credited) each Continuing Employee with his or her years of service credited by the Company or its Affiliates (and any predecessor entities thereof) and the PEO before the Closing Date under any employee benefit plan of Parent, the Surviving Entity, Parent Manager or their respective Affiliates, as applicable, providing benefits similar to those provided under a Company Benefit Plan or PEO Benefit Plan (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans, other than defined benefit plans) to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under such Company Benefit Plan or PEO Benefit Plan for all purposes, of eligibility to participate, vesting and benefit accrual (other than benefit accruals under a defined benefit pension plan, nonqualified deferred compensation plan, equity-based compensation arrangement, long-service leave, retiree medical plan or other post-employment welfare arrangement), except to the extent (i) such credit would result in the duplication of benefits for the same period of service or (ii) such service was not credited under the corresponding Company Benefit Plan.

(c)        Parent shall use reasonable best efforts to provide (or if applicable to cause the Surviving Entity, Parent Manager or their respective Affiliates to provide) to each Continuing Employee and his or her dependents credit for any co-payments, coinsurance, out-of-pocket maximums and deductibles paid prior to the Closing under any Company Benefit Plan or PEO Benefit Plan, in respect of the plan year in which the Closing Date occurs, in satisfying any such requirements under any employee benefit plan of Parent, the Surviving Entity, Parent Manager or any of their respective Affiliates, as applicable, in which such Continuing Employee and his or her dependents is eligible to participate after the Closing.

(d)        Parent shall use reasonable best efforts to waive (or if applicable to cause the Surviving Entity, Parent Manager or their respective Affiliates to waive) for each Continuing Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Parent, the Surviving Entity, Parent Manager or any of their respective Affiliates, as applicable, that is applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Company on the date of this Agreement.

(e)        From and after the Closing, Parent shall be responsible for any and all notices, liabilities, costs, payments and expenses arising directly from any action by Parent and its Affiliates (including breach of contract, defamation or retaliatory discharge) regarding the Continuing Employees, including any such liability (i) under any Law that relates to employees, employee benefit matters or labor matters, (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay, or (iii) under or with respect to any benefit plan, program, collective bargaining agreement, Contract, policy, commitment or arrangement of Parent and its Affiliates, including with respect to severance or retention plans, or to the extent such severance or retention plans provide payments or benefits with respect to any Continuing Employee.

(f)        From and after the Closing, Parent shall, or shall cause its Affiliates to, be responsible for, and shall indemnify, defend and hold harmless the Company and its Affiliates from and against, all Liabilities arising under or relating to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any other applicable continuation coverage Law with respect to each individual who is an “M&A qualified beneficiary”, as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a), in connection with the Transactions (including any such individual’s spouse, dependent or other qualified beneficiary). Following the execution of this Agreement, the Company and Parent shall work together in good faith to attempt to extend the contract with the PEO for COBRA and certain payroll purposes following the Closing. If the Parties are unable to extend the PEO contract, Parent shall, or shall cause its Affiliates to, implement an alternative arrangement sufficient to satisfy Parent’s obligations under this Section 6.21(f). In all events, Parent shall, or shall cause its Affiliates to, timely offer, provide and administer continuation coverage under COBRA and any other applicable continuation coverage Law to all M&A qualified beneficiaries for the full period required under applicable Law, and shall be solely responsible for all notices, elections, premiums, claims administration, reporting, recordkeeping and other obligations associated with such continuation coverage. The Parties shall cooperate in good faith to ensure that all required COBRA notices and other material communications are timely prepared and distributed, and each Party shall promptly provide the other with any information reasonably necessary to administer them. For the avoidance of doubt, Parent’s obligations under this Section 6.21(f) apply to each M&A qualified beneficiary for the balance of the maximum coverage period required under applicable Law, regardless of whether the qualifying event occurred before, on or after the Closing. Parent and the Company desire that the PEO process and report any required payments to employees and former employees of the Company through payroll and the filing of all required tax reports, including Form W-2s, and any related matters, in each case with respect to periods during which the PEO employed such individuals.

(g)        Prior to the Closing, the Company shall amend its severance policy and any similar arrangements to provide that, if any officer or employee of the Company or any of its Subsidiaries is offered similar employment or continued similar employment with Parent, the Surviving Entity, Parent Manager or any of their respective Affiliates effective at or after the Closing and such person accepts such offer, such employee or officer shall not be entitled to any such severance or similar pay or benefits in connection with the termination of his or her employment with the Company or its Subsidiaries, provided that Parent, the Surviving Entity, Parent Manager or such Affiliate, as applicable, agreed to pay such severance or similar pay or benefits if they thereafter terminate such person’s employment without cause within twelve (12) months after the Closing Date.

(h)         Between the date of this Agreement and the Closing Date, the Company shall, and shall cause its applicable Subsidiaries to, use their reasonable best efforts to make their respective employees available to Parent Manager or its Representatives, at Parent Manager’s request and upon reasonable notice and at reasonable times, for the purpose of discussing potential employment with Parent Manager for the period after the Closing.

(i)          From and after the date of this Agreement until the Closing, the Company and Parent shall cooperate in good faith in identifying and analyzing any payments or benefits that may be subject to Section 280G or Section 4999 of the Code, including by furnishing such information as is reasonably requested in connection with any updated analysis prior to the Closing.

(j)       With respect to matters described in this Section 6.21, the Company shall not send any written notices or other written communications to employees of the Company or its Subsidiaries without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

(k)       Nothing contained in this Agreement is intended, express or implied, or shall be construed to confer upon any employee of the Company or any of its Subsidiaries or any other Person any right to employment with the Surviving Entity, Parent, Parent Manager or any of their respective Affiliates for any specified period, nor shall it alter or modify the at-will employment status of the Continuing Employees.

(l)         Each of the parties to this agreement hereby agrees that no provision of this Section 6.21 is intended to, and that no such provision does, confer upon any Person other than the party hereto any right to or remedies hereunder, including the right to enforce any obligations of any party hereto contained herein. Nothing in this Agreement, express or implied, will be construed to prevent a party hereto or any of its Affiliates (including the Surviving Entity or its Affiliates) after the Closing from: (i) terminating, or modifying the terms of employment of, any employees; or (ii) adopting, amending, terminating or modifying (for any purpose) to any extent any Benefit Plan or any other employee benefit plan, program, Contract, agreement or arrangement. Nothing in this Agreement will be construed as an amendment or modification (for any purpose) to any Benefit Plan or any other compensation or benefit plans maintained for or provided to directors, managers, officers, employees or independent contractors of Parent, the Company, its successor or their respective Affiliates prior to or following the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGERS

7.1.       Conditions to Each Party’s Obligations. The obligations of the Company, the Company Operating Partnership, Parent, Merger Sub and Parent Manager to complete the Closing and effect the Mergers under Article III of this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing:

(a)         No Prohibition. No Governmental Authority of competent jurisdiction shall have, after the date of this Agreement, (i) enacted, issued or promulgated any Law that is in effect; or (ii) issued or granted any Order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or prohibiting the consummation of the Mergers.

(b)        Stockholder Approval. (i) The Company Stockholder Approval shall have been obtained and (ii) the Parent Stockholder Approval shall have been obtained.

(c)        Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

(d)        Parent Common Stock and Parent Preferred Stock. The shares of Parent Common Stock, Parent Series D Cumulative Redeemable Preferred Stock and Parent Series E Cumulative Redeemable Preferred Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)       Regulatory Approval. Each of the consents, authorizations and approvals from the Governmental Authorities set forth on Section 7.1(e) of the Company Disclosure Letter (collectively, the “Required Regulatory Approvals”) shall have been obtained.

7.2.       Conditions to Obligations of Parent, Merger Sub and Parent Manager. The obligations of Parent, Merger Sub and Parent Manager to complete the Closing and effect the Mergers under Article III of this Agreement are further subject to the satisfaction (or waiver in writing by Parent, Merger Sub and Parent Manager, to the extent permitted under applicable Law) of the following conditions precedent on or before the Closing:

(a)         The representations and warranties of the Company and the Company Operating Partnership set forth in (i) Sections 4.1(d)(i)-(iv) shall be true and correct (except for any de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) Section 4.1(a), Section 4.1(d)(v), Section 4.2, Section 4.3(a)(i) and Section 4.18 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) in each case in all material respects, (iii) the second sentence of Section 4.15 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iv) Article IV, other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii), shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers) as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iv), for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Each of the Company and the Company Operating Partnership shall have duly performed and complied with, in all material respects, the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it at or prior to the Closing.

(c)          Parent and Merger Sub shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (a) and (b) of this Section 7.2 have been duly satisfied.

(d)        Parent shall have received a written opinion of Mayer Brown LLP (or other counsel to the Company reasonably satisfactory to Parent), dated as of the Closing Date and in substantially the form attached hereto as Annex C, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, commencing with the Company’s taxable year ended December 31, 2020, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Company Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code. In rendering the opinion described in this Section 7.2(d), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent; provided that Parent and the Company are given a reasonable opportunity to review such representations and find them to be reasonably satisfactory in form and substance.

(e)         Parent shall have received a written opinion of Hunton Andrews Kurth LLP, dated as of the Closing Date and in substantially the form attached hereto as Annex D, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering the opinion described in this Section 7.2(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent; provided that Parent and the Company are given a reasonable opportunity to review such representations and find them to be reasonably satisfactory in form and substance.

7.3.       Conditions to Obligations of the Company and the Company Operating Partnership. The obligation of the Company and the Company Operating Partnership to complete the Closing and effect the Mergers are further subject to the satisfaction (or waiver in writing by the Company and the Company Operating Partnership, to the extent permitted under applicable Law) of the following conditions precedent on or before the Closing:

(a)        The representations and warranties of Parent, Merger Sub and, as applicable, Parent Manager set forth in (i) Sections 5.1(c)(i)-(iii) shall be true and correct (except for any de minimis inaccuracies) as of the Closing Date as though made as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) Section 5.1(a), Section 5.1(c)(iv), Section 5.2, Section 5.3 and Section 5.15 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) in each case in all material respects, (iii) the second sentence of Section 5.12 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iv) Article V, other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii), shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers) as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iv), for such failures to be true and correct as (A) in the case of Parent and Merger Sub, have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) in the case of Parent Manager, would not reasonably be expected to materially prevent the ability of Parent Manager to consummate the Transactions before the Termination Date.

(b)      Parent, Merger Sub and Parent Manager shall have duly performed and complied with, in all material respects, the respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by Parent, Merger Sub and Parent Manager at or prior to the Closing.

(c)        The Company shall have received (i) a certificate executed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (a) and (b) of this Section 7.3 (solely with respect to representations, warranties, agreements and obligations of Parent and Merger Sub) have been duly satisfied, and (ii) a certificate executed on behalf of Parent Manager by an executive officer Parent Manager confirming that the conditions set forth in clauses (a) and (b) of this Section 7.3 (solely with respect to representations, warranties, agreements and obligations of Parent Manager) have been duly satisfied.

(d)        The Company shall have received a written opinion of Hunton Andrews Kurth LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in substantially the form attached hereto as Annex E, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, commencing with Parent’s taxable year ended December 31, 2020, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Company Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, and Parent’s proposed method of organization and operation will enable Parent to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. In rendering the opinion described in this Section 7.3(d), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent; provided that Parent and the Company are given a reasonable opportunity to review such representations and find them to be reasonably satisfactory in form and substance.

(e)         The Company shall have received a written opinion of Mayer Brown LLP, dated as of the Closing Date and in substantially the form attached hereto as Annex F, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the Company Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering the opinion described in this Section 7.3(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent; provided that Parent and the Company are given a reasonable opportunity to review such representations and find them to be reasonably satisfactory in form and substance.

ARTICLE VIII

TERMINATION

8.1.        Termination. This Agreement may be terminated at any time on or prior to the Partnership Merger Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, only as follows:

(a)          With the mutual written consent of each of the Company and Parent;

(b)        By written notice of either the Company or Parent, if the Closing shall not have occurred on or before 11:59 p.m. Eastern Time on March 9, 2027 (such date, the “Termination Date”); provided, however (A) that if, as of the Termination Date, all conditions set forth in Article VII other than the conditions set forth in Section 7.1(e) or Section 7.1(a) (to the extent related to Section 7.1(e)) shall have been satisfied or shall be capable of being satisfied on the Closing Date were the Closing to happen on such date, then the Termination Date shall automatically be extended for an additional 60 days, which date thereafter shall be deemed to be the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any party hereto that has breached in any material respect any provision of this Agreement in any manner that shall have contributed materially to the failure of the Closing to occur on or before the Termination Date (it being understood that, for purposes of this Agreement, a breach of this Agreement by (x) Merger Sub shall be deemed to be a breach by Parent and (y) the Company Operating Partnership shall be deemed to be a breach by the Company);

(c)        By written notice of either the Company or Parent, if (i) any permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) any Order will have been enacted, entered, enforced or deemed applicable to the Transactions and is in effect that prohibits, makes illegal or enjoins the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to the Company or Parent (x) unless such party hereto has used its best efforts to remove such Order and (y) if such party hereto has breached in any material respect any provision of this Agreement in any manner that has contributed materially to the issuance of such Order;

(d)         By written notice of the Company:

(i)          prior to the Closing, if Parent, Merger Sub or Parent Manager shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 to be satisfied and (B) is incapable of being cured or, if curable, has not been cured, by Parent, Merger Sub or Parent Manager, as applicable, prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) Business Day after its receipt of written notice thereof from the Company; provided, however, that the Company and the Company Operating Partnership shall not have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Section 7.1 and Section 7.2 not to be satisfied;

(ii)        prior to obtaining the Company Stockholder Approval, in accordance with, and subject to compliance with the terms and conditions of, Section 6.5(d), in order to enter into a definitive agreement providing for a Company Superior Proposal (with such definitive agreement being entered into substantially concurrently with the termination of this Agreement); provided, however, that concurrently with such termination, the Company pays the Company Termination Fee pursuant to Section 8.3(b)(i); or

(iii)        prior to obtaining the Parent Stockholder Approval, if (A) a Parent Change of Recommendation shall have occurred or (B) Parent has materially breached Section 6.6(a).

(e)         By written notice of Parent:

(i)          prior to the Closing, if the Company or the Company Operating Partnership shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, and (B) is incapable of being cured or, if curable, has not been cured, by the Company or the Company Operating Partnership prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) Business Day after its receipt of written notice thereof from Parent; provided, however, that Parent and Merger Sub shall not have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Sections 7.1 and 7.3 not to be satisfied; or

(ii)       prior to obtaining the Parent Stockholder Approval, in accordance with, and subject to compliance with the terms and conditions of, Section 6.6(d), in order to enter into a definitive agreement providing for a Parent Superior Proposal (with such definitive agreement being entered into substantially concurrently with the termination of this Agreement); provided, however, that concurrently with such termination, Parent pays the Parent Termination Fee pursuant to Section 8.3(c)(i); or

(iii)        prior to obtaining the Company Stockholder Approval, if (A) a Company Change of Recommendation shall have occurred or (B) the Company has materially breached Section 6.5(a); or

(f)          By written notice of either the Company or Parent:

(i)          if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournments or postponements thereof permitted by this Agreement) at which a vote on the approval of this Agreement was taken; or

(ii)         if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor (including any adjournments or postponements thereof permitted by this Agreement) at which a vote on the approval of the Parent Common Stock Issuance was taken.

8.2.        Expenses; Transfer Taxes.

(a)        Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the Transactions, including the expenses associated with the printing and mailing of its proxy materials to its stockholders in connection with this Agreement and the Transactions.

(b)       Except as otherwise provided in Section 3.4(b), all stock transfer, real estate transfer, documentary, sales, use, stamp, property, conveyancing, value added, goods and services, registration and other such Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”), provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions, shall be borne and paid by Parent, Merger Sub or the Surviving Entity when due, and expressly shall not be a liability of holders of Company Common Stock, whether levied on Parent or any other Person, and Parent, Merger Sub or the Surviving Entity shall file any necessary Tax Returns and other documentation with respect to such Transfer Taxes. For the avoidance of doubt, the payment of Merger Consideration pursuant to Article III shall not be construed as discharging any obligation pursuant to this Section 8.2(b) of Parent, Merger Sub or the Surviving Entity with respect to Transfer Taxes.

8.3.        Effect of Termination.

(a)         In the event of termination of this Agreement by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability on the part of Parent, Merger Sub, Parent Manager, the Company, the Company Operating Partnership or any of their respective Subsidiaries, except as provided in this Section 8.3, Section 6.1(c), Section 6.10, Section 8.2, and Article IX, which will survive any termination hereof; provided, however, that, subject to this Section 8.3, none of Parent, Merger Sub, Parent Manager, the Company or the Company Operating Partnership shall be relieved or released from any Liabilities arising out of its intentional fraud or Willful Breach, and the aggrieved party will be entitled to all rights and remedies available at law or in equity (including, in the case of a Willful Breach, the loss to the applicable party or the holders of its common stock of the economic benefits of the Mergers, it being understood that each party shall be entitled to pursue such monetary damages on behalf of such holders of common stock in its sole and absolute discretion, and any amounts recovered in connection therewith shall be paid to such party).

(b)         In the event that:

(i)        this Agreement is terminated (x) by the Company pursuant to Section 8.1(d)(ii) (Company Superior Proposal) or (y) by Parent pursuant to Section 8.1(e)(iii) (Company Change of Recommendation), then the Company shall pay the Company Termination Fee to Parent, at or prior to the time of termination in the case of termination by the Company, or as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) in the case of termination by Parent, in each case, payable by wire transfer of immediately available funds to an account designated in writing by Parent; or

(ii)        (A) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 8.1(b) (Termination Date), Section 8.1(f)(i) (Company Stockholders Meeting) or (y) by Parent pursuant to Section 8.1(e)(i) (Company Breach); (B) a bona fide written Company Takeover Proposal shall have been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of this Agreement and not withdrawn prior to the time of termination of this Agreement; and (C) at any time during the twelve (12)-month period following such termination, the Company or any of its Subsidiaries completes, or enters into a definitive agreement with respect to and thereafter completes (regardless of whether such completion occurs within such twelve (12)-month period) a Company Takeover Proposal, then the Company shall pay to Parent the Company Termination Fee, such payment to be made promptly upon completion of such Company Takeover Proposal, payable by wire transfer of immediately available funds to an account designated in writing by Parent; provided, however, that, for purposes of this Section 8.3(b)(ii), all references in the definition of Company Takeover Proposal to twenty percent (20%) or eighty percent (80%) shall be deemed references to fifty percent (50%).

(c)          In the event that:

(i)          this Agreement is terminated (x) by Parent pursuant to Section 8.1(e)(ii) (Parent Superior Proposal) or (y) by the Company pursuant to Section 8.1(f)(ii) (Parent Change of Recommendation), then Parent shall pay the Parent Termination Fee to the Company, at or prior to the time of termination in the case of termination by Parent, or as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) in the case of termination by the Company, in each case, payable by wire transfer of immediately available funds to an account designated in writing by the Company; or

(ii)        (A) this Agreement is terminated by (x) either the Company or Parent pursuant to Section 8.1(b) (Termination Date), Section 8.1(f)(ii) (Parent Stockholders Meeting) or (y) by the Company pursuant to Section 8.1(d)(i) (Parent Breach); (B) a bona fide written Parent Takeover Proposal shall have been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of this Agreement and not withdrawn prior to the time of termination of this Agreement; and (C) at any time during the twelve (12)-month period following such termination, Parent or any of its Subsidiaries completes, or enters into a definitive agreement with respect to and thereafter completes (regardless of whether such completion occurs within such twelve (12)-month period) a Parent Takeover Proposal, then Parent shall pay to the Company the Parent Termination Fee, such payment to be made promptly upon completion of such Parent Takeover Proposal, payable by wire transfer of immediately available funds to an account designated in writing by the Company; provided, however, that, for purposes of this Section 8.3(c)(ii), all references in the definition of Parent Takeover Proposal to twenty percent (20%) or eighty percent (80%) shall be deemed references to fifty percent (50%).

(d)         The parties hereto acknowledge and agree that in no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion. Each of the parties hereto acknowledges that each of the Company Termination Fee and the Parent Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent, in the circumstances in which such Company Termination Fee is paid, and the Company, in the circumstances in which such Parent Termination Fee is paid, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(e)        Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if a party hereto fails to promptly pay any amount due pursuant to this Section 8.3, and the other party commences a suit that results in a final and non-appealable judgment against the failing party for the amounts set forth in this Section 8.3 or a portion thereof, the failing party shall pay to the other party all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented out-of-pocket attorney’s fees as well as expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made (together, the “Termination Expenses and Interest”).

(f)        Notwithstanding anything to the contrary in this Agreement, but subject to the provisos in Section 8.3(a) and Section 9.6, in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee pursuant to this Section 8.3, the payment of the Company Termination Fee and, if applicable, the Termination Expenses and Interest, shall be the sole and exclusive remedy of Parent and the Merger Sub against the Company and the Company Operating Partnership pursuant to this Agreement, and upon payment of such amounts, the Company and the Company Operating Partnership shall have no further liability or obligation relating to or arising out of this Agreement (except that the Company remains obligated to pay to Parent and Merger Sub any amount due and payable pursuant to Section 8.3(e)), whether in equity or at law, in contract, in tort or otherwise.

(g)       Notwithstanding anything to the contrary in this Agreement, but subject to the provisos in Section 8.3(a) and Section 9.6, in any circumstance in which this Agreement is terminated and the Company has the right to receive payment of the Parent Termination Fee pursuant to this Section 8.3, the payment of the Parent Termination Fee and, if applicable, the Termination Expenses and Interest, shall be the sole and exclusive remedy of the Company and the Company Operating Partnership against Parent, Merger Sub and Parent Manager pursuant to this Agreement, and upon payment of such amounts, Parent, Merger Sub and Parent Manager shall have no further liability or obligation relating to or arising out of this Agreement (except that Parent remains obligated to pay to the Company any amount due and payable pursuant to Section 8.3(e)), whether in equity or at law, in contract, in tort or otherwise.

(h)         In the event that the Company is required to pay the Company Termination Fee:

(i)         The amount payable to Parent in any tax year of Parent shall not exceed the lesser of (A) the Company Termination Fee payable to Parent; and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Parent Qualifying Income”) and Parent has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Parent Qualifying Income (in addition to any known or anticipated income which is not Parent Qualifying Income), in each case, as determined by Parent’s independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described below or (y) an opinion from Parent’s outside counsel as described below, an amount equal to the excess of the Company Termination Fee, less the amount payable under clause (1) above.

(ii)        To secure the Company’s obligation to pay the amounts described in Section 8.3(h)(i), the Company shall deposit into escrow the amount in cash equal to the Company Termination Fee with an escrow agent selected by the Parent on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by Parent, the Company and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee. The escrow agent shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Parent Qualifying Income and Parent has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Parent Qualifying Income (in addition to any known or anticipated income which is not Parent Qualifying Income), in which case the escrow agent shall release such amount to Parent; or (ii) a letter from Parent’s counsel indicating that (A) Parent has received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Parent Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Parent Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(h) at the reasonable request of Parent in order to (1) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(h)(ii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(h)(i).

(i)          In the event that Parent is required to pay the Parent Termination Fee:

(i)          The amount payable to the Company in any tax year of the Company shall not exceed the lesser of (A) Parent Termination Fee payable to the Company; and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Company Qualifying Income”) and the Company has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Company Qualifying Income (in addition to any known or anticipated income which is not Company Qualifying Income), in each case, as determined by the Company’s independent accountants, plus (2) in the event that the Company received either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described below or (y) an opinion from the Company’s outside counsel as described below, an amount equal to the excess of Parent Termination Fee, less the amount payable under clause (1) above.

(ii)         To secure Parent’s obligation to pay the amounts described in Section 8.3(h)(i), Parent shall deposit into escrow the amount in cash equal to the Parent Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by Parent, the Company and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Parent Termination Fee. The escrow agent shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (i) a letter from the Company’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Company Qualifying Income and the Company has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Company Qualifying Income (in addition to any known or anticipated income which is not Company Qualifying Income), in which case the escrow agent shall release such amount to the Company; or (ii) a letter from the Company’s counsel indicating that (A) the Company has received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee would either constitute Company Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Company Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company. Parent agrees to amend this Section 8.3(i) at the reasonable request of the Company in order to (1) maximize that portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(i)(ii). Any amount of the Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(i)(ii).

(j)         Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub, on the one hand, and Parent Manager, on the other hand, shall be severally, not jointly, liable in respect of their respective obligations under this Agreement, and, except as provided in Section 3.4(a), neither the Parent nor Merger Sub shall be responsible for the obligations of Parent Manager hereunder, nor shall Parent Manager be responsible for the obligations of Parent and Merger Sub hereunder (including the obligation to pay the Per Share Parent Consideration).

ARTICLE IX

MISCELLANEOUS

9.1.       Nonsurvival of Representations and Warranties. None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 9.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Closing.

9.2.        Amendment; Waiver. At any time prior to the Partnership Merger Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Company Operating Partnership, Parent, Merger Sub and Parent Manager; provided, however, if such amendment or waiver is proposed after the Company Stockholder Approval or the Parent Stockholder Approval is obtained, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company or Parent under applicable Law unless the required further approval is obtained. After the Partnership Merger Effective Time, this Agreement may not be amended. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.3.        Notice. Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service (providing proof of delivery), (b) on the date of transmission if sent by email by 9:00 p.m. Eastern Time on a Business Day or, otherwise, on the next succeeding Business Day, (c) on the next Business Day if sent by an overnight delivery service marked for overnight delivery (providing proof of delivery), or (d) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Company or the Company Operating Partnership, addressed as follows:

c/o Cherry Hill Mortgage Investment Corporation
4000 Route 66, Suite 310
Tinton Falls, New Jersey 07753
Attn: Jeffrey B. Lown II
Email: jay.lown@chmireit.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: David Freed
E-mail: dfreed@mayerbrown.com

and

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Andrew Noreuil, Ryan Ferris
E-mail: anoreuil@mayerbrown.com; rferris@mayerbrown.com

If to Parent, Merger Sub or Parent Manager, or after the Closing, the Surviving Entity, addressed as follows:

c/o AG REIT Management, LLC
245 Park Avenue, 26th Floor
New York, New York 10167
Attention: Jenny B. Neslin, Legal Department
E-mail: jneslin@tpg.com; legal@angelogordon.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
200 Park Avenue
New York, New York 10166
Attention: Steven M. Haas
E-mail: shaas@hunton.com

and

Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue, NW
Washington, DC 20037
Attention: Robert K. Smith
E-mail: rsmith@hunton.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.4.      Counterparts. This Agreement may be executed in counterparts, and such counterparts may be delivered in electronic format (including by .pdf and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby, and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

9.5.       Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Company Disclosure Letter and the Parent Disclosure Letter are for convenience only and shall not be deemed part of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter or be given any effect in interpreting this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include(s)” shall in all cases herein mean “including, without limitation” or “include(s), without limitation,” respectively. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term in this Agreement the singular. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to days mean calendar days unless otherwise specified. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (x) uploaded to the “Project Piper” data room hosted by Intralinks, Inc. or (y) provided via email or fileshare site or other method by a Representative of the Company to Parent or Representatives of Parent prior to the entry into and execution of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any capitalized term used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented (if permitted under this Agreement) and includes all exhibits, schedules or other attachments thereto. All references to dollars or to “$” shall be references to United States dollars.

9.6.       Specific Performance. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Mergers and effect the Closing. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties hereto (on behalf of themselves or any third-party beneficiary to this Agreement) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity; (b) the provisions set forth in Section 8.3 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement; and (c) the right of specific enforcement is an integral part of the Transactions and without that right the parties would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of a party, on behalf of itself and any third-party beneficiaries to this Agreement, to cause the other parties to consummate the Mergers and the other Transactions on the terms and subject to the conditions set forth in this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at law, other than an assertion that the exercise of specific performance was not effected in accordance with provisions of this Section 9.6. The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.7.        Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)         This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Maryland without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction).

(b)         Each of the parties hereto: (i) agrees that all Litigation in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement (other than the Confidentiality Agreement) or the Transactions shall be heard and determined exclusively in the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, in the United States District Court for the District of Maryland, Northern Division; and (ii) solely in connection with such Litigation, (A) agrees, if applicable, to request or consent to the assignment of any Litigation to the Business and Technology Case Management Program of the Circuit Court for Baltimore City, Maryland, (B) irrevocably and unconditionally submits to the exclusive jurisdiction of such courts; (C) irrevocably waives any objection to the laying of venue in any such Litigation in such courts; (D) irrevocably waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto; (E) agrees that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 9.3 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof; and (F) it shall not assert as a defense any matter or claim waived by the foregoing clauses (B) through (E) of this Section 9.7(b) or that any Order issued by such courts may not be enforced in or by such courts.

(c)         Each of the parties hereto acknowledges and agrees that any controversy that may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions is expected to involve complicated and difficult issues, and therefore each party hereto irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Litigation, directly or indirectly, connected with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions. Each party hereto hereby acknowledges and certifies that (i) no Representative of the other parties hereto has represented, expressly or otherwise, that such other parties hereto would not, in the event of any Litigation, seek to enforce the foregoing waiver; (ii) it understands and has considered the implications of this waiver; (iii) it makes this waiver voluntarily; and (iv) it has been induced to enter into this Agreement and the Transactions by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 9.7(c).

9.8.      Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.9.       Entire Understanding. This Agreement, together with the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Support Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

9.10.     Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment in contravention of this Section 9.10 shall be null and void.

9.11.      Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) if the Closing occurs, the right of the Company’s stockholders and holders of Company Partnership Units to receive the applicable Merger Consideration; (b) if the Closing occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Section 3.1(c); (c) if the Closing occurs, the rights of the Covered Persons set forth in Section 6.11; (d) as provided in Section 8.3(a); and (e) if the Closing occurs, the right of the Company Director Designees to enforce Section 2.7.

9.12.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.13.     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Remainder of page left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

By:	/s/ Jeffery Lown II
Name: Jeffrey Lown II
Title: President and Chief Executive Officer

CHERRY HILL OPERATING PARTNERSHIP, LP

By: Cherry Hill Mortgage Investment Corporation, its General Partner

By:	/s/ Jeffery Lown II
Name: Jeffrey Lown II
Title: President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

TPG MORTGAGE INVESTMENT TRUST, INC.

By:	/s/ Thomas J. Durkin
Name: Thomas J. Durkin
Title: Chief Executive Officer and President

MIT MERGER SUB II, LLC

By:	/s/ Thomas J. Durkin
Name: Thomas J. Durkin
Title: Chief Executive Officer and President

[Signature page to Agreement and Plan of Merger]

AG REIT MANAGEMENT, LLC, solely for the purposes set forth herein

By: Angelo, Gordon & Co., L.P., its sole member

By:	/s/ Christopher D. Moore
Name: Christopher D. Moore
Title: General Counsel

[Signature page to Agreement and Plan of Merger]

ANNEX A

Form of Articles Supplementary
 Classifying Parent Series D Cumulative Redeemable Preferred Stock

See attached.

TPG MORTGAGE INVESTMENT TRUST, INC.

ARTICLES SUPPLEMENTARY

8.20% Series D Cumulative Redeemable Preferred Stock

TPG Mortgage Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof, by duly adopted resolutions, classified and designated 2,781,635 shares of authorized but unissued shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), of the Corporation as shares of 8.20% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

1.          Designation and Number. A series of Preferred Stock, classified as the “8.20% Series D Cumulative  Redeemable Preferred Stock” is hereby established. The par value of the Series D Preferred Stock is $0.01 per share.  The number of authorized shares of the Series D Preferred Stock shall be 2,781,635.

2.          Maturity. The Series D Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series D Preferred Stock or (ii) the Series D Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set apart for payment funds of the Corporation to redeem the Series D Preferred Stock.

3.          Ranking. The Series D Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of common stock, $0.01 par value per share (the “Common Stock”), of the Corporation and to all classes or series of stock of the Corporation other than the stock of the Corporation referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with the Corporation’s 8.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, the 8.00% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, the 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, and all classes or series of stock of the Corporation with terms specifically providing that such stock ranks on parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all classes or series of stock of the Corporation with terms specifically providing that such stock ranks senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term “stock” shall not include convertible or exchangeable debt securities of the Corporation.

4.          Dividends.

(a)          Holders of shares of the Series D Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 8.20% of the $25.00 per share liquidation preference per annum (equivalent to $2.05 per annum per share). Dividends on the Series D Preferred Stock shall accumulate daily and shall be cumulative from, and including, [●], 20261 and shall be payable quarterly in arrears on the 17th day of each March, June, September and December (each, a “Dividend Payment Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on [●], 20262 will be for less than the full quarterly period). Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series D Preferred Stock at the close of business on the applicable record date, which will be the last Business Day of the preceding calendar month in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.  No holder of any shares of Series D Preferred Stock shall be entitled to receive any dividends paid or payable on the Series D Preferred Stock with a Dividend Record Date before the date such shares of Series D Preferred Stock are issued.

(b)          No dividends on shares of Series D Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.

1 Note to draft: This date will be the first day of the current dividend quarterly period under the Cherry Hill Mortgage Investment Corporation 8.20% Series A Cumulative Redeemable Preferred Stock during which the Closing Date for the Company Merger occurs.  Capitalized terms used in the footnotes but not defined in these articles supplementary have the meaning set forth in the Agreement and Plan of Merger, dated as of August 9, 2026, among by and among TPG Mortgage Investment Trust, Inc., MIT Merger Sub II, LLC, Cherry Hill Mortgage Investment Corporation, and Cherry Hill Operating Partnership, LP, and, for limited specified purposes, AG REIT Management, LLC (as may be amended in accordance with its terms, the “Merger Agreement”).
2 Note to draft: This is the date of the first dividend payment after the Closing Date for the Company Merger for this 8.20% Series D Cumulative Redeemable Preferred Stock.

2

(c)          Notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Stock will accumulate whether or not the terms and provisions of any laws or agreements referred to in Section 4(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears, and holders of Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series D Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the Series D Preferred Stock.

(d)          Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any other class or series of stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on parity with the Series D Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on parity with the Series D Preferred Stock as to dividends or upon liquidation, and (iii)  shares of Common Stock and shares of any other class or series of stock of the Corporation ranking junior to or on parity with the Series D Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Common Stock or shares of any other stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock and shares of any other class or series of stock of the Corporation ranking on parity with the Series D Preferred Stock as to dividends or upon liquidation); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of shares of any class or series of its stock pursuant to the provisions of Article VII of the Charter, including in order to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes, or the redemption, purchase or acquisition by the Corporation of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.

(e)          When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and shares of any other classes or series of stock of the Corporation ranking on parity as to dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and all other such shares of stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and all other such shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series D Preferred Stock and all other such shares of stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears.

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(f)          “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(g)          “Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking junior to or on parity with the Series D Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

5.          Liquidation Preference.

(a)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series D Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that it may issue that ranks junior to the Series D Preferred Stock as to liquidation rights; and such holders of Series D Preferred Stock shall not be entitled to any further payment.

(b)          In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on parity with the Series D Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of Series D Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

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(c)          Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, shall be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series D Preferred Stock at the address of such holder as it shall appear on the stock records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(d)          In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series D Preferred Stock shall not be added to the Corporation’s total liabilities.

6.          Redemption.

(a)          As described in this Section 6 and as provided in Article VII of the Charter, the Corporation may purchase or redeem shares of the Series D Preferred Stock, including under circumstances where it is necessary to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes.

(b)          Optional Redemption Right. The Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption.

(c)          Special Optional Redemption Right. Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to this Section 6, the holders of Series D Preferred Stock will not have the Change of Control Conversion Right (as defined below) with respect to the shares of Series D Preferred Stock called for redemption.

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(d)          A “Change of Control” is deemed to occur when, after [●], 20263 (the “Original Issue Date”), the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq.

(e)          In the event the Corporation elects to redeem Series D Preferred Stock, the notice of redemption will be given by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series D Preferred Stock called for redemption at such holder’s address as it appears on the stock records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (vii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series D Preferred Stock being so called for redemption will not be able to tender such shares of Series D Preferred Stock for conversion in connection with the Change of Control and that each share of Series D Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series D Preferred Stock pursuant to Article VII of the Charter, including to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes.

(f)          Holders of shares of Series D Preferred Stock to be redeemed shall surrender the shares of Series D Preferred Stock so called for redemption at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g)          If notice of redemption of any shares of Series D Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

3 Note to draft: This is the Closing Date for the Company Merger.

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(h)          If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i)           If less than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot if the Corporation shall determine that such method of selection will not result in the automatic transfer of any shares of Series D Preferred Stock to a trust pursuant to Article VII of the Charter (as to restrictions on transfer and ownership of shares of the Corporation’s stock).

(j)           Immediately prior to any redemption of Series D Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

(k)          Unless full cumulative dividends on all shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Common Stock or stock ranking junior to the Series D Preferred Stock as to dividends and upon liquidation or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of shares of Series D Preferred Stock pursuant to Article VII of the Charter to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes, among other purposes.

(l)           Subject to applicable law, the Corporation may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock that the Corporation acquires, by redemption or otherwise, shall be reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued as any class or series of Preferred Stock.

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7.          Conversion Rights. Shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(a)          Upon the occurrence of a Change of Control, each holder of Series D Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock held by such holder pursuant to Section 6 hereof, in which case such holder will have the right only with respect to shares of Series D Preferred Stock that are not called for redemption) to convert some or all of the shares of Series D Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series D Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus (subject to Section 7(p) hereof) the amount of any accumulated and unpaid dividends (whether or not earned or declared) thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series D Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) [●]4 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b)          The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series D Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

4 Note to Draft: The original Share Cap of 2.62881 shall be equitably adjusted for the Company Merger, by multiplying the original Share Cap by a fraction equal to (i) Common Stock Merger Consideration (with the Per Share Parent Stock Consideration valued at the price determined under (ii) of this note) per share of Cherry Hill Mortgage Investment Corporation common stock, divided by (ii) the ten consecutive trading days trailing average closing price of TPG Mortgage Investment Trust, Inc. common stock immediately preceding, but not including,  the Closing Date of the merger agreement.

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(c)          The “Change of Control Conversion Date” is the date the Series D Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series D Preferred Stock.

(d)          The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) if Common Stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred.

(e)          In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series D Preferred Stock will receive upon conversion of such shares of Series D Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f)           If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g)          The Corporation will not issue any fractional shares of Common Stock upon the conversion of the Series D Preferred Stock in connection with a Change of Control. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

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(h)          Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all shares of Series D Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series D Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series D Preferred Stock to their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series D Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series D Preferred Stock, holders will not be able to convert the shares of Series D Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series D Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series D Preferred Stock; (ix) the procedures that the holders of Series D Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of Series D Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series D Preferred Stock may withdraw shares of Series D Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.  No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceeding for the conversion of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

(i)           The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website (if any) in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series D Preferred Stock.

(j)           To exercise the Change of Control Conversion Right, the holders of Series D Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series D Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series D Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series D Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series D Preferred Stock to be converted; and (iii) that the shares of Series D Preferred Stock are to be converted pursuant to the applicable provisions of the Series D Preferred Stock.

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(k)          Holders of Series D Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series D Preferred Stock; (ii) if certificated shares of Series D Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series D Preferred Stock; and (iii) the number of shares of Series D Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l)           Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series D Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m)         Shares of Series D Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series D Preferred Stock pursuant to Section 6 hereof, in which case only the shares of Series D Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series D Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series D Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

(n)          The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

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(o)          In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series D Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series D Preferred Stock, no holder of Series D Preferred Stock will be entitled to convert such shares of Series D Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to violate the applicable restrictions on transfer and ownership of shares of the Corporation’s stock contained in Article VII of the Charter, unless the Corporation provides an exemption from such restrictions to such holder pursuant to Article VII of the Charter.

(p)          Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series D Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series D Preferred Stock to be converted.

8.          Voting Rights.

(a)          Holders of Series D Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote, except that when shares any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series D Preferred Stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(b)          Whenever dividends on any shares of Series D Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable) and the holders of Series D Preferred Stock, voting as a single class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock and all other classes or series of Preferred Stock the Corporation may issue and upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after the Corporation’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholder of the Corporation until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid.  In that case, the right of holders of Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of Series D Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of Series D Preferred Stock (voting together as a single class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable) pursuant to the voting rights under this Section 8 exceed two.  The directors elected by the holders of Series D Preferred Stock and the holders of all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series D Preferred Stock when they have the voting rights as set forth in this Section 8(b) and the holders of all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) to serve until the Corporation’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described above, whichever occurs earlier.

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(c)          If, at any time when the voting rights conferred upon the Series D Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding Series D Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable.  Any director elected pursuant to Section 8(b) may be removed at any time, with or without cause, only by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series D Preferred Stock and any class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting as a single class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable).

(d)          So long as any shares of Series D Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series D Preferred Stock outstanding at the time, voting together as a single class with all other classes or series of Preferred Stock ranking on parity with the Series D Preferred Stock upon which like voting rights have been conferred and are exercisable,  (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of Series D Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series D Preferred Stock, taking into account that, upon the occurrence of any such Event, the Corporation may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series D Preferred Stock; and, provided further, that any increase in the amount of the authorized Series D Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any class or series ranking on parity with or junior to the Series D Preferred Stock that the Corporation may issue shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series D Preferred Stock.

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(e)          The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of Series D Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart to effect such redemption pursuant to Section 6 hereof.

(f)           Except as expressly stated in this Section 8, the Series D Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series D Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only the Series D Preferred Stock.

(g)          Notwithstanding the foregoing, holders of any series of Preferred Stock ranking on parity with the Series D Preferred Stock with respect to payment of dividends of distribution of assets upon liquidating dissolution or winding up shall not be entitled to vote together as a class with the holders of Series D Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of Series D Preferred Stock and such other series of Preferred Stock equally.

9.          Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series D Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series D Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) such reports to the holders of Series D Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act and the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

10.        Restrictions on Transfer and Ownership. The Series D Preferred Stock shall be subject to the restrictions on transfer and ownership set forth in Article VII of the Charter.

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11.        Record Holders. The Corporation and the transfer agent for the Series D Preferred Stock may deem and treat the record holder of any Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

12.        No Preemptive Rights. No holders of Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

SECOND: The Series D Preferred Stock has been classified and designated by the Board under the authority contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this ________ of _______, 2026.

ATTEST:	TPG MORTGAGE INVESTMENT TRUST, INC.

By:
Name: Jenny B. Neslin	Name: Anthony Rossiello
Title: Secretary	Title: Chief Financial Officer

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ANNEX B

Form of Articles Supplementary
 Classifying Parent Series E Cumulative Redeemable Preferred Stock

See attached.

TPG MORTGAGE INVESTMENT TRUST, INC.

ARTICLES SUPPLEMENTARY

8.250% Series E Floating Rate Cumulative Redeemable Preferred Stock

TPG Mortgage Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”) and a duly authorized committee thereof, by duly adopted resolutions, classified and designated 1,604,103 authorized but unissued shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), of the Corporation as shares of 8.250% Series E Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

1.          Designation and Number. A series of Preferred Stock, classified as the “8.250% Series E Floating Rate Cumulative Redeemable Preferred Stock” is hereby established. The par value of the Series E Preferred Stock is $0.01 per share.  The number of authorized shares of the Series E Preferred Stock shall be 1,604,103.

2.          Maturity. The Series E Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series E Preferred Stock or (ii) the Series E Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set apart for payment funds of the Corporation to redeem the Series E Preferred Stock.

3.          Ranking. The Series E Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of common stock, $0.01 par value per share (the “Common Stock”), and to all classes or series of stock of the Corporation other than the stock of the Corporation referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with the Corporation’s 8.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, 8.00% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, 8.000% Series C Fixed-to-Floating Rate Preferred Stock, $0.01 par value per share, 8.20% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share, and all other classes or series of stock of the Corporation with terms specifically providing that such stock ranks on parity with the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all classes or series of stock of the Corporation with terms specifically providing that such stock ranks senior to the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation. The term “stock” shall not include convertible or exchangeable debt securities of the Corporation.

4.          Dividends.

(a)          Holders of shares of the Series E Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends from, and including, [●], 20261, at a floating rate equal to Three-Month CME Term SOFR (as defined below) plus a spread of 5.89261% per annum. Dividends on the Series E Preferred Stock shall accumulate daily and shall be cumulative from, and including, [●], 20262 and shall be payable quarterly in arrears on the 17th day of each March, June, September and December (each, as may be modified as provided below, a “Dividend Payment Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable on the Series E Preferred Stock, including dividends for any partial Dividend Period, will be computed based on the actual number of days in a Dividend Period and a 360-day year (it being understood that the dividend payable on [●], 20263 will be for less than the full quarterly period). Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series E Preferred Stock at the close of business on the applicable record date, which will be the last Business Day of the preceding calendar month in which the applicable Dividend Payment Date falls  (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.  No holder of any shares of Series E Preferred Stock shall be entitled to receive any dividends paid or payable on the Series E Preferred Stock with a Dividend Record Date before the date such shares of Series E Preferred Stock are issued.

For each Dividend Period, CME Term SOFR with a Designated Maturity of three months (“Three-Month CME Term SOFR”) will be determined by the Corporation, or a Calculation Agent (as defined below) if a Calculation Agent has been appointed by the Corporation, in either case, as of the applicable Dividend Determination Date, as the rate (expressed as a percentage per year) that appears on Bloomberg Page TSFR3M (or any successor page on such service or successor service) at approximately 6:00 a.m. (New York City time) on the relevant Dividend Determination Date.  Subject to the provisions below, if Three-Month CME Term SOFR is not published by the later of (i) 6:00 a.m., New York City time, on the Dividend Determination Date and (ii) the first day of the applicable Dividend Period, then Three-Month CME Term SOFR for such Dividend Period will be the last provided or published level of Three-Month CME Term SOFR prior to such Dividend Determination Date.

1 Note to draft: This date will be the first day of the current dividend quarterly period under the Cherry Hill Mortgage Investment Corporation 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock during which the Closing Date for the Company Merger occurs. Capitalized terms used in the footnotes but not defined in these articles supplementary have the meaning set forth in the Agreement and Plan of Merger, dated as of August 9, 2026, among by and among TPG Mortgage Investment Trust, Inc., MIT Merger Sub II, LLC, Cherry Hill Mortgage Investment Corporation, and Cherry Hill Operating Partnership, LP, and, for limited specified purposes, AG REIT Management, LLC (as may be amended in accordance with its terms, the “Merger Agreement”).
2 Note to draft: Same date as specified in Note 1.
3 Note to draft: This is the date of the first dividend payment after the Closing Date for the Company Merger for this 8.250% Series E Floating Rate Cumulative Redeemable Preferred Stock.

2

If an Index Cessation Event or an Administrator/Benchmark Event occurs with respect to Three-Month CME Term SOFR, then, from and including the Index Cessation Effective Date or the Administrator/Benchmark Event Date, as applicable, the CME Term SOFR Recommended Rate for a period of the Designated Maturity will apply to the Series E Preferred Stock.

If there is a CME Term SOFR Recommended Rate before the end of the first U.S. Government Securities Business Day following the Index Cessation Effective Date or the Administrator/Benchmark Event Date, but neither the Administrator nor authorized distributors provide or publish the CME Term SOFR Recommended Rate for a period of the Designated Maturity, then, subject to the next paragraph below, in respect of any day for which the CME Term SOFR Recommended Rate is required, references to the CME Term SOFR Recommended Rate for a period of the Designated Maturity will be deemed to be references to the last provided or published CME Term SOFR Recommended Rate for a period of the Designated Maturity.  However, if there is no last provided or published CME Term SOFR Recommended Rate for a period of the Designated Maturity, then in respect of any day for which the CME Term SOFR Recommended Rate is required, references to the CME Term SOFR Recommended Rate for a period of the Designated Maturity will be deemed to be references to the last provided or published CME Term SOFR for a period of the Designated Maturity.

If (a) there is no CME Term SOFR Recommended Rate before the end of the first U.S. Government Securities Business Day following the Index Cessation Effective Date or an Administrator/Benchmark Event Date,; or (b) there is a CME Term SOFR Recommended Rate and an Index Cessation Effective Date or an Administrator/Benchmark Event Date, as applicable, subsequently occurs with respect to it, then the rate for each Dividend Determination Date occurring on or after the Index Cessation Effective Date or Administrator/Benchmark Event Date, as applicable, with respect to CME Term SOFR or the CME Term SOFR Recommended Rate (as applicable) will be determined in accordance with the Calculation Agent Alternative Rate Determination.

“Administrator” means CME Group Benchmark Administration Limited or any successor or other administrator as may be designated by the Corporation.

“Administrator/Benchmark Event” means the delivery of a notice by the Corporation to the holders of the Series E Preferred Stock (which can include posting of such notice through DTC) specifying, and citing Publicly Available Information that reasonably confirms, an event or circumstance which has the effect that the Corporation or the Calculation Agent are not, or will not be, permitted under any applicable law or regulation to use the Applicable Benchmark to perform the respective obligations of the Corporation or the Calculation Agent, as applicable, under the terms of the Series E Preferred Stock.

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“Administrator/Benchmark Event Date” means, in respect of an Administrator/Benchmark Event, the date from which the Applicable Benchmark may no longer be used under any applicable law or regulation by the Corporation or the Calculation Agent.

“Applicable Benchmark” means CME Term SOFR.

“Calculation Agent” means a third party independent financial institution of national standing with experience providing such services, which has been selected by the Corporation in its sole discretion.

“Calculation Agent Alternative Rate Determination” means that the Calculation Agent shall determine a commercially reasonable alternative for the Applicable Benchmark, taking into account all available information that in good faith it considers relevant including a rate implemented by central counterparties and/or futures exchanges (if any), in each case with trading volumes in derivatives or futures referencing the Applicable Benchmark that the Calculation Agent considers sufficient for that rate to be a representative alternative rate.

“CME Term SOFR” means the forward-looking term Secured Overnight Financing Rate administrated by the Administrator (or any successor).

“CME Term SOFR Recommended Rate” means the rate (inclusive of any spreads or adjustments) recommended as the replacement rate for CME Term SOFR by the Administrator or, if the Administrator does not make a recommendation, a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or the supervisor for the Administrator for the purpose of recommending a replacement for CME Term SOFR (which rate may be produced by the Administrator or another administrator) and as provided by the Administrator of that rate or, if that rate is not provided by the Administrator thereof, published by an authorized distributor.

“Designated Maturity” means three months.

“Dividend Determination Date” means, for any Dividend Period, the second U.S. Government Securities Business Day immediately preceding the first date of such Dividend Period.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, [●], 20264 to, but excluding, [●], 20265.

“Index Cessation Effective Date” means, with respect to one or more Index Cessation Events, the first date on which the Applicable Benchmark would ordinarily have been published or provided and is no longer published or provided.

4 Note to draft: Same date as specified in Note 1.
5 Note to draft: Same date as specified in Note 3.

4

“Index Cessation Event” means, with respect to the Applicable Benchmark, (a) a public statement or publication of information by or on behalf of the Administrator announcing that it has ceased or will cease to provide the Applicable Benchmark permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator or provider, as applicable, that will continue to provide the Applicable Benchmark; or (b) a public statement or publication of information by the regulatory supervisor for the Administrator, the central bank for the currency of the Applicable Benchmark, an insolvency official with jurisdiction over the Administrator, a resolution authority with jurisdiction over the Administrator or a court or an entity with similar insolvency or resolution authority over the Administrator, which states that the Administrator has ceased or will cease to provide the Applicable Benchmark permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator or provider that will continue to provide the Applicable Benchmark.

“Publicly Available Information” means, in respect of an Administrator/Benchmark Event, one or both of the following: (a) information received from or published by (i) the Administrator or sponsor of the Applicable Benchmark, if any, or (ii) any national, regional or other supervisory or regulatory authority which is responsible for supervising the Administrator or sponsor of the Applicable Benchmark, if any, or regulating the Applicable Benchmark; provided, however, that where any information of the type described in (i) or (ii) is not publicly available, it shall only constitute Publicly Available Information if it can be made public without violating any law, regulation, agreement, understanding or other restriction regarding the confidentiality of that information; or (b) information published in a Specified Public Source (regardless of whether the reader or user thereof pays a fee to obtain that information).

“Specified Public Source” means each of Bloomberg, Refinitiv, Dow Jones Newswires, The Wall Street Journal, The New York Times, the Financial Times and, in each case, any successor publications, the main source(s) of business news in the country in which the Administrator is incorporated or organized and any other internationally recognized published or electronically displayed news sources.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government Securities.

(b)          No dividends on the Series E Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.

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(c)          Notwithstanding anything to the contrary contained herein, dividends on the Series E Preferred Stock will accumulate whether or not the terms and provisions of any laws or agreements referred to in Section 4(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears, and holders of Series E Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series E Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to the Series E Preferred Stock.

(d)          Except as provided in Section 4(e) hereof, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, (i) no dividends (other than in shares of Common Stock or in shares of any other class or series of stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for payment upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on parity with the Series E Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on parity with the Series E Preferred Stock as to dividends or upon liquidation, and (iii) shares of Common Stock and shares of any other class or series of stock of the Corporation ranking junior to or on parity with the Series E Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Common Stock or shares of any other stock of the Corporation ranking junior to the Series E Preferred Stock as to dividends and upon liquidation or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Stock and shares of any other class or series of stock of the Corporation ranking on parity with the Series E Preferred Stock as to dividends or upon liquidation); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of shares of any class or series of its stock pursuant to the provisions of Article VII of the Charter, including in order to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes, or the redemption, purchase or acquisition by the Corporation of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.

(e)          When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and shares of any other classes or series of stock of the Corporation ranking on parity as to dividends with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and all other such shares of stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and all other such shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series E Preferred Stock and all other such shares of stock (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if any such shares of stock do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

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(f)          “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(g)          “Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock of the Corporation ranking junior to or on parity with the Series E Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series E Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

5.          Liquidation Preference.

(a)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series E Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series E Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that it may issue that ranks junior to the Series E Preferred Stock as to liquidation rights; and such holders of Series E Preferred Stock shall not be entitled to any further payment.

(b)          In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on parity with the Series E Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of Series E Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)          Notice of any such liquidation stating the payment date or dates when, and the place or places where, the amounts distributable in each circumstance shall be payable, shall be given no fewer than 30 days and no more than 60 days prior to the payment date, to each holder of record of Series E Preferred Stock at the address of such holder as it shall appear on the stock records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

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(d)          In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series E Preferred Stock shall not be added to the Corporation’s total liabilities.

6.          Redemption.

(a)          As described in this Section 6 and as provided in Article VII of the Charter, the Corporation may purchase or redeem shares of the Series E Preferred Stock, including under circumstances where it is necessary to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes.

(b)          Optional Redemption Right. The Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption.

(c)          Special Optional Redemption Right. Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ notice, as provided below, redeem the Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus, subject to Section 6(j) hereof, any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock pursuant to this Section 6, the holders of Series E Preferred Stock will not have the Change of Control Conversion Right (as defined below) with respect to the shares of Series E Preferred Stock called for redemption.

(d)          A “Change of Control” is deemed to occur when, after [●], 20266 (the “Original Issue Date”), the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

6 Note to draft: This is the Closing Date for the Company Merger.

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(e)          In the event the Corporation elects to redeem Series E Preferred Stock, the notice of redemption will be given by the Corporation, postage prepaid, not less than 30 nor more than 60 days’ prior to the redemption date, to each holder of record of Series E Preferred Stock called for redemption at such holder’s address as it appears on the stock records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series E Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (vii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series E Preferred Stock being so called for redemption will not be able to tender such shares of Series E Preferred Stock for conversion in connection with the Change of Control and that each share of Series E Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series E Preferred Stock pursuant to Article VII of the Charter, including to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes.

(f)           Holders of shares of Series E Preferred Stock to be redeemed shall surrender the shares of Series E Preferred Stock so called for redemption at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g)          If notice of redemption of any shares of Series E Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of Series E Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series E Preferred Stock, those shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

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(h)          If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i)           If less than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and if, as a result of such redemption, any holder of Series E Preferred Stock would own shares of Series E Preferred Stock in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) or violate any other restriction or limitation on ownership or transfer of Capital Stock (as defined in the Charter) set forth in Section 7.2.1 of Article VII of the Charter, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series E Preferred Stock of that holder such that the holder will not own shares of Series E Preferred Stock in excess of the Aggregate Stock Ownership Limit or violate any other restriction on ownership or transfer of Capital Stock set forth in Section 7.2.1 of Article VII of the Charter subsequent to such redemption.

(j)           Immediately prior to any redemption of Series E Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series E Preferred Stock to be redeemed.

(k)          Unless full cumulative dividends on all shares of Series E Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, Common Stock or stock ranking junior to the Series E Preferred Stock as to dividends and upon liquidation or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock and any other class or series of stock of the Corporation ranking on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of shares of Series E Preferred Stock pursuant to Article VII of the Charter to preserve the Corporation’s qualification as a real estate investment trust for U.S. federal income tax purposes, among other purposes.

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(l)           Subject to applicable law, the Corporation may purchase shares of Series E Preferred Stock in the open market, by tender or by privately negotiated transactions. Any shares of Series E Preferred Stock that the Corporation acquires, by redemption or otherwise, shall be reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be issued as any class or series of Preferred Stock.

7.          Conversion Rights. Shares of Series E Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(a)          Upon the occurrence of a Change of Control, each holder of Series E Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock held by such holder pursuant to Section 6 hereof, in which case such holder will have the right only with respect to shares of Series E Preferred Stock that are not called for redemption) to convert some or all of the shares of Series E Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series E Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series E Preferred Stock plus (subject to Section 7(p) hereof) the amount of any accumulated and unpaid dividends (whether or not authorized or declared) thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series E Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) [●]7 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b)          The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series E Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.

7 Note to Draft: The original Share Cap of 2.68962 shall be equitably adjusted for the Company Merger, by multiplying the original Share Cap by a fraction equal to (i) Common Stock Merger Consideration (with the Per Share Parent Stock Consideration valued at the price determined under (ii) of this note) per share of Cherry Hill Mortgage Investment Corporation common stock, divided by (ii) the ten consecutive trading days trailing average closing price of TPG Mortgage Investment Trust, Inc. common stock immediately preceding, but not including,  the Closing Date of the merger agreement.

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(c)          The “Change of Control Conversion Date” is the date the Series E Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is neither fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series E Preferred Stock.

(d)          The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) if Common Stock is not then listed for trading on a U.S. securities exchange, the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred.

(e)          In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series E Preferred Stock will receive upon conversion of such shares of Series E Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f)           If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

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(g)          The Corporation will not issue any fractional shares of Common Stock upon the conversion of the Series E Preferred Stock in connection with a Change of Control. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(h)          Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not exercised its right to redeem all shares of Series E Preferred Stock pursuant to Section 6 hereof, the Corporation will provide to holders of Series E Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series E Preferred Stock to their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series E Preferred Stock, holders will not be able to convert the shares of Series E Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series E Preferred Stock; (ix) the procedures that the holders of Series E Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares of Series E Preferred Stock for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series E Preferred Stock may withdraw shares of Series E Preferred Stock surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.  No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the proceeding for the conversion of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given.

(i)           The Corporation shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website (if any) in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series E Preferred Stock.

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(j)           To exercise the Change of Control Conversion Right, the holders of Series E Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series E Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series E Preferred Stock held in book-entry form through a Depositary or shares directly registered with the transfer agent therefor, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series E Preferred Stock to be converted through the facilities of such Depositary or through such transfer agent, respectively), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series E Preferred Stock to be converted; and (iii) that the shares of Series E Preferred Stock are to be converted pursuant to the applicable provisions of the Series E Preferred Stock.

(k)          Holders of Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series E Preferred Stock; (ii) if certificated shares of Series E Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series E Preferred Stock; and (iii) the number of shares of Series E Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l)           Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any shares of Series E Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m)         Shares of Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series E Preferred Stock pursuant to Section 6 hereof, in which case only the shares of Series E Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series E Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

(n)          The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

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(o)          In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series E Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series E Preferred Stock, no holder of Series E Preferred Stock will be entitled to convert such shares of Series E Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to violate the applicable restrictions on transfer and ownership of shares of the Corporation’s stock contained in Article VII of the Charter, unless the Corporation provides an exemption from such restrictions to such holder pursuant to Article VII of the Charter.

(p)          Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series E Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series E Preferred Stock to be converted.

8.          Voting Rights.

(a)          Holders of Series E Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series E Preferred Stock are entitled to vote, each share of Series E Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series E Preferred Stock as a single class on any matter, the Series E Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

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(b)          Whenever dividends on any shares of Series E Preferred Stock are in arrears for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable) and the holders of Series E Preferred Stock, voting as a single class with the holders of all other classes or series of Preferred Stock ranking on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series E Preferred Stock and all other classes or series of Preferred Stock the Corporation may issue and upon which like voting rights have been conferred and are exercisable to be held no later than 90 days after the Corporation’s receipt of such request (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation, to the extent permitted by applicable law), and at each subsequent annual meeting of stockholders of the Corporation until all dividends accumulated on the Series E Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid.  In that case, the right of holders of Series E Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of Series E Preferred Stock shall immediately terminate and the number of directors constituting the Board shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of Series E Preferred Stock (voting together as a single class with the holders of all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable) pursuant to the voting rights under this Section 8 exceed two.  The directors elected by the holders of Series E Preferred Stock and the holders of all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable will be elected by a plurality of the votes cast by the holders of the outstanding shares of Series E Preferred Stock when they have the voting rights as set forth in this Section 8(b) and the holders of all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) to serve until the Corporation’s next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described above, whichever occurs earlier.

(c)          If, at any time when the voting rights conferred upon the Series E Preferred Stock pursuant to Section 8(b) hereof are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining director or by vote of the holders of the outstanding Series E Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable.  Any director elected pursuant to Section 8(b) may be removed at any time, with or without cause, only by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series E Preferred Stock and any class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting as a single class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable).

(d)          So long as any shares of Series E Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series E Preferred Stock outstanding at the time, voting together as a single class with the holders of all classes or series of Preferred Stock ranking on parity with the Series E Preferred Stock upon which like voting rights have been conferred and are exercisable, (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create or authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, conversion, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of Series E Preferred Stock receive shares of stock or other equity interests with rights, preferences, privileges and voting powers substantially the same as those of the Series E Preferred Stock, taking into account that, upon the occurrence of any such Event, the Corporation may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series E Preferred Stock; provided further, that any increase in the amount of the authorized Series E Preferred Stock, or the creation or issuance, or any increase in the amounts authorized of any class or series ranking on parity with or junior to the Series E Preferred Stock that the Corporation may issue shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of Series E Preferred Stock.

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(e)          The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of Series E Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably set apart to effect such redemption pursuant to Section 6 hereof.

(f)           Except as expressly stated in this Section 8, the Series E Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series E Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only the Series E Preferred Stock.

(g)          Notwithstanding the foregoing, holders of any series of Preferred Stock ranking on parity with the Series E Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation shall not be entitled to vote together as a class with the holders of Series E Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of Series E Preferred Stock and such other series of Preferred Stock equally.

9.          Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series E Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series E Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) such reports to the holders of Series E Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if the Corporation were subject to Section 13 or 15(d) of the Exchange Act and the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

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10.        Restrictions on Transfer and Ownership. The Series E Preferred Stock shall be subject to the restrictions on transfer and ownership set forth in Article VII of the Charter.

11.        Record Holders. The Corporation and the transfer agent for the Series E Preferred Stock may deem and treat the record holder of any Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

12.        No Preemptive Rights. No holders of Series E Preferred Stock will, as holders of Series E Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

SECOND: The Series E Preferred Stock has been classified and designated by the Board under the authority contained in the Charter. These Articles Supplementary have been approved by the Board in the manner and vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this ________ of _______, 2026.

ATTEST:	TPG MORTGAGE INVESTMENT TRUST, INC.

By:
Name: Jenny B. Neslin	Name: Anthony Rossiello
Title: Secretary	Title: Chief Financial Officer

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ANNEX C

Form of Mayer Brown LLP Opinion to Parent

[INTENTIONALLY OMITTED]

ANNEX D

Form of Hunton Andrews Kurth LLP Opinion to Parent

[INTENTIONALLY OMITTED]

ANNEX E

Form of Hunton Andrews Kurth LLP Opinion to the Company

[INTENTIONALLY OMITTED]

ANNEX F

Form of Mayer Brown LLP Opinion to the Company

[INTENTIONALLY OMITTED]